 Filed pursuant to Rule 424(b)(3)
Registration No. 333-197767
DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
SUPPLEMENT NO. 1 DATED MARCH 7, 2017
TO THE PROSPECTUS DATED MAY 2, 2016
This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Dividend Capital Diversified Property Fund Inc., dated May 2, 2016 (the “Prospectus”). This Supplement supersedes and replaces all prior supplements to the Prospectus. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
The purpose of this Supplement is to disclose:

•	the status of the offering;

•	updated suitability standards for our offering applicable to Iowa investors;

•	information about our borrowing under a mortgage note;

•	information about our repayments of borrowings under mortgage notes;

•	information about our entry into an amendment to our credit facility;

•	the commencement of a self-tender offer for our Class E shares of common stock;

•	an update to our plan of distribution;

•	the entry into the Tenth Amended and Restated Advisory Agreement;

•	clarification of the expense reimbursements under the Tenth Amended and Restated Advisory Agreement;

•	the termination of the property management agreement;

•	an update to our risk factors;

•	clarification of the restrictions in our charter regarding “roll-up transactions”;

•	updated information with respect to our real properties and real estate-related debt and securities;

•	updated selected information regarding our operations;

•	updated information regarding fees and expenses payable to our Advisor, our Dealer Manager and their affiliates;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our Annual Report on Form 10-K for the year ended December 31, 2016;

•	updated certain historical NAV information;

•	updated quantitative and qualitative disclosures about market risk;

•	updated experts information; and

•	our consolidated financial statements and the notes thereto as of and for the year ended December 31, 2016.
Status of the Offering
As of February 28, 2017, we had raised gross proceeds of approximately $114.6 million from the sale of approximately 15.4 million shares in this offering, including proceeds from our distribution reinvestment plan of approximately $8.7 million. As of February 28, 2017, approximately $885.4 million in shares remained available for sale pursuant to this offering, including approximately $241.3 million in shares available for sale through our distribution reinvestment plan.

Suitability Standards

The following disclosure amends the “Suitability Standards” section of the Prospectus and all similar disclosure in the Prospectus.

Iowa-Iowa investors must have either (i) a net worth (excluding the value of an investor’s home, home furnishings and automobiles) of at least $350,000 or (ii) a gross annual income of at least $100,000 and a net worth (excluding the value of an investor’s home, home furnishings and automobiles) of at least $100,000. Additionally, Iowa investors must limit their aggregate investment in this offering and in the securities of other non-publicly traded real estate investment trusts to 10% of such investor’s liquid net worth.  Investors who are accredited investors as defined in 17 C.F.R. § 230.501 of Regulation D under the Securities Act of 1933, as amended, are not subject to the foregoing 10% investment concentration limit.

New Mortgage Note Borrowing

Senior Mortgage Financing

On January 10, 2017, (the "Effective Date") we entered into a senior mortgage floating rate non-amortizing loan with New York Life Insurance Company (the "3 Second Street Mortgage Note"). The $146.6 million 3 Second Street Mortgage Note is secured by one office property, formerly known as Harborside, in our Northern New Jersey market. We received proceeds of $127.0 million on the Effective Date, and we can request the remaining proceeds anytime after the Effective Date but prior to October 10, 2019 as reimbursement for certain approved capital expenditures, tenant improvement costs and leasing commissions. The 3 Second Street Mortgage Note matures in January 2020 and includes two one-year extension options subject to certain provisions. The 3 Second Street Mortgage Note interest rate is based upon LIBOR plus a margin ranging from 2.00% to 2.25%. The 3 Second Street Mortgage Note contains certain restrictions and covenants that are customary for loans of this nature, including certain restrictions regarding change in control of the underlying collateral and/or borrowers.

Repayment

The 3 Second Street Mortgage Note permits voluntary prepayment of the loan on or after August 10, 2017 subject to (i) payment of applicable LIBOR breakage fees and (ii) payment of the applicable prepayment premium if prepaid on or prior to January 10, 2018, which is between 0.0% and 2.25% of the principal amount prepaid depending on the amount of time that has lapsed between August 10, 2017 and the date of the voluntary prepayment.

LIBOR Rate Cap

On January 9, 2017, pursuant to the 3 Second Street Mortgage Note, we entered into an interest rate protection agreement with a notional amount of $146.6 million and a LIBOR strike rate of 3.0% with the Commonwealth Bank of Australia (the "LIBOR Rate Cap"). The LIBOR Rate Cap expires on January 10, 2019.

Use of Proceeds

The initial proceeds of $127.0 million from the 3 Second Street Mortgage Note will be used (i) to repay the Eastern Retail Portfolio Mortgage Note (as defined below) and (ii) for general corporate purposes.

Repayment of Mortgage Loan

On January 10, 2017, we repaid a $110.0 million mortgage note borrowing secured by three retail properties (the "Eastern Retail Portfolio Mortgage Note") in full prior to its scheduled maturity within the open prepayment period using proceeds from the 3 Second Street Mortgage Note. The Eastern Retail Portfolio Mortgage Note had an interest rate of 5.51% and a maturity date of June 11, 2017.

Entry into an Amended Credit Facility

On December 22, 2016, we entered into a First Amendment to Amended and Restated Credit and Term Loan Agreement (the "BofA First Amendment") with a syndicate of lenders (the "BofA Lenders") led by Bank of America, N.A., as Administrative Agent ("BofA"). The BofA First Amendment amends that certain Amended and Restated Credit and Term Loan Agreement (the "BofA Credit Facility") dated as of January 13, 2015 among the Borrower, the BofA Lenders and BofA. The BofA Credit Facility consists of a $400 million revolving credit facility (the "Revolving Credit Facility") and a $150 million senior unsecured term loan (the "Term Loan"). The BofA First Amendment among other things increased the maximum outstanding principal amount under the Term Loan from $150 million to $275 million pursuant to Section 2.15(a) of the BofA Credit Facility.

Use of Proceeds

Borrowings under the Term Loan will be used (i) to repay certain secured loans, (ii) to fund anticipated redemptions of our unclassified shares of common stock, or "Class E" shares and (iii) for general corporate purposes.

Commencement of a Self-Tender Offer for our Class E Shares of Common Stock
On February 10, 2017, we commenced a self-tender offer to purchase for cash up to 5,326,231 of our Class E shares, or approximately $40 million of our Class E shares, subject to our ability to increase the number of shares accepted for payment in the offer by up to but not more than 2% of the Company’s outstanding Class E shares (resulting in a commensurate increase in the number of shares by up to approximately 2.3 million shares) without amending or extending the offer in accordance with rules promulgated by the Commission, at a purchase price of $7.51 per share, net to the seller in cash, less any applicable withholding taxes and without interest. The Company’s offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 10, 2017, and in the related Letter of Transmittal, filed with the Commission on Schedule TO on February 10, 2017 and available at www.sec.gov. Unless extended or withdrawn, the offer will expire at 5:00 p.m. Central Time, on Friday, March 10, 2017.
The purchase of Class E shares pursuant to the offer will have the following effects:

•
Depending on how many shares are purchased, the offer will decrease the amount of cash we have available for other purposes, such as making new investments, and will likely increase our leverage and our borrowing costs as we intend to finance a portion of the offer with borrowings.

•
If the purchase price is lower than our NAV, the purchases of shares pursuant to the offer may have a slightly positive impact to our NAV for remaining stockholders. This positive impact may result in better overall total stockholder returns for remaining stockholders, which may result in a slight increase to the performance-based advisory fee that is paid to our Advisor.

•	Purchases of shares pursuant to the offer will increase the proportionate interest of stockholders that do not tender their shares.

•
Class E stockholders who tender all of their shares will give up the opportunity to participate in any potential future benefits from owning shares, including the right to receive any future dividends or distributions that we may pay.

Because there will be fewer outstanding Class E shares, we anticipate that the base management fees paid to our Advisor will decrease.
Plan of Distribution
General
The following paragraph supplements the section of the Prospectus entitled “Plan of Distribution—General.”
Participating broker-dealers may require customer subscriptions to be submitted on certain closing dates and may impose their own restrictions on who may participate in this offering through minimum purchase amounts, minimum investable funds or other requirements. Prospective investors should discuss their potential eligibility with their participating broker-dealer.
The following paragraph replaces the third paragraph of the section of the Prospectus entitled “Plan of Distribution—General” and all similar disclosure in the Prospectus.
Our Class A shares, Class W shares and Class I shares are available for different categories of investors. Class A shares are available to the general public. Class W shares are available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, (2) through participating broker-dealers that have alternative fee arrangements with their clients, (3) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law or (4) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers. Class I shares are available for purchase in this offering only (1) by institutional accounts as defined by FINRA Rule 4512(c), (2) through bank-sponsored collective trusts and bank-sponsored common trusts, (3) by retirement plans (including a trustee or custodian under any deferred compensation or pension or profit sharing plan or payroll deduction IRA established for the benefit of the employees of any company), foundations or endowments, (4) through certain financial intermediaries that are not otherwise registered with or as a broker-dealer and that direct clients to trade with a broker-dealer that offers Class I shares, (5) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law that are also registered with or as a broker-dealer, but whose broker-dealer is not a participating broker-dealer in this offering and does not receive any compensation from us or the Dealer Manager and whose broker-dealer permits clients to direct trades to a broker-dealer that offers Class I shares, (6) by our executive officers and directors and their immediate family members, as well as officers and employees of the Advisor and the Advisor’s product specialists or other affiliates of the Advisor and their immediate family members, our product specialists and their affiliates and, if approved by our board of directors, joint venture partners, consultants and other service providers, (7) by investors purchasing shares in a transaction that entitles our Dealer Manager to a “primary dealer fee” as described below under “—Underwriting Compensation—Primary Dealer

Fee,” (8) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers and (9) by any other categories of purchasers that we name in an amendment or supplement to this prospectus. In particular, we intend to sell Class I shares to a bank-sponsored collective trust named The Trust Advisors Portfolios Program, Series Seven, Reliance Trust Real Estate Portfolio - Dividend Capital Focus. The trust presently intends to raise capital by selling units of interest in the trust, and to invest a substantial amount of the proceeds in our Class I shares. The trust is under no obligation to purchase any Class I shares. Neither the Dealer Manager nor its affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in Dividend Capital Diversified Property Fund Inc.
Primary Dealer Fee
The following supplements the section of the Prospectus entitled “Plan of Distribution—Underwriting Compensation—Primary Dealer Fee" and all related disclosure throughout the Prospectus.

On September 19, 2016, we notified the Dealer Manager that we would pay a primary dealer fee in the amount of up to 5.0% of the gross proceeds raised from the sale of Class I shares in the primary portion of the offering from September 19, 2016 through November 30, 2016 (the “Managed Offering Term”), but only with respect to sales made by participating broker-dealers that we specifically approved as being eligible (“Primary Dealers”). We approved seven participating broker-dealers as being eligible to participate, generally through selected dealer agreements entered into between the Primary Dealers and the Dealer Manager. In addition, we, the Dealer Manager and the Advisor entered into a new selected dealer agreement (the “Managed Offering Selected Dealer Agreement”) with one of the seven approved Primary Dealers, Raymond James & Associates, Inc. (“Raymond James”), pursuant to which Raymond James will use its best efforts to sell Class I shares in transactions entitling it to primary dealer fees during the Managed Offering Term.

On June 23, 2016, our board of directors increased the maximum amount of total gross proceeds raised with respect to which the primary dealer fee will apply to $150.0 million. Such amount is subject to further increase by our board of directors, in its discretion. The maximum primary dealer fee we will pay our Dealer Manager is now $7.5 million, although in the future we may provide for additional primary dealer fee payments. As of March 3, 2017, in our ongoing public offering, we had raised $69.3 million in gross proceeds with respect to which the primary dealer fee will apply and paid approximately $3.5 million in primary dealer fees.
Entry Into Tenth Amended and Restated Advisory Agreement
The following disclosure supplements the section of the Prospectus entitled “The Advisor and the Advisory Agreement - The Advisory Agreement” and all related disclosure throughout the Prospectus.
On June 23, 2016, we, the Operating Partnership and our Advisor entered into the Tenth Amended and Restated Advisory Agreement effective as of June 30, 2016 for a one-year term expiring June 30, 2017. The Tenth Amended and Restated Advisory Agreement amends and restates the Ninth Amended and Restated Advisory Agreement, the terms of which generally remain unchanged but for the following:

•
The Advisor will no longer receive a development management fee in exchange for providing development management services and any expenses of the Advisor relating to such services will now be reimbursed; and

•
Clarification is provided regarding the expenses paid or incurred by the Advisor that have and will be paid or reimbursed by us or the Operating Partnership in connection with non fee-related services. Such reimbursable expenses expressly include personnel (and related employment) costs and overhead (including, but not limited to, allocated rent paid to both third parties and an affiliate of the Advisor, equipment, utilities, insurance, travel and entertainment, and other costs) incurred by the Advisor or its Affiliates, including, but not limited to, total compensation, benefits and other overhead of all employees involved in the performance of such services.

Subject to limitations in our charter, the fees, compensation, income, expense reimbursements, interests and other payments that we are required to pay to the Advisor and its affiliates may increase or decrease at any time if such change is approved by a majority of our board of directors, including a majority of the independent directors. Therefore, we may, with the agreement of our Advisor and/or its affiliates reinstate the development management fee at any time.
Advisory Agreement Expense Reimbursements
The following disclosure supersedes and replaces the disclosure under the seventh paragraph of the section of the Prospectus entitled “The Advisor and the Advisory Agreement - The Advisory Agreement - Advisory Fee and Expense Reimbursements.”

Subject to certain limitations, we reimburse the Advisor for all of the costs it incurs in connection with the services it provides to us, including, but not limited to:

•
organization and offering expenses (whether public or private offerings), which include legal, accounting and printing fees and expenses attributable to preparation of the registration statement, registration and qualification of our common stock for sale with the Commission and in the various states and filing fees (and not including selling commissions, the dealer manager fee and the distribution fee), in the event that the Advisor incurs any such expenses on our behalf;

•
expenses incurred in connection with the selection and acquisition of properties, real estate-related assets and other investments of ours, whether or not such investments are acquired (“acquisition expenses”);

•
the actual cost of goods and services used by us and obtained from persons unaffiliated with the Advisor, other than acquisition expenses, including brokerage fees paid in connection with the purchase and sale of real estate-related securities or debt investments;

•	interest and other costs for borrowed money, including discounts, points and other similar fees;

•	taxes and assessments on our income or the income of our properties;

•	costs associated with insurance required in connection with our business or by our directors;

•	expenses of managing and operating of our properties;

•	expenses in connection with the compensation of our directors, meetings of our board of directors, and our annual and special stockholder meetings;

•
personnel (and related employment) costs and overhead (including, but not limited to, allocated rent paid to both third parties and an affiliate of the Advisor, equipment, utilities, insurance, travel and entertainment, and other costs) incurred by the Advisor or its affiliates in performing the services under the Advisory Agreement, including, but not limited to, total compensation, benefits and other overhead of all employees involved in the performance of such services, including but not limited to the compensation payable to our principal executive officer and our principal financial officer; provided, that we will not reimburse the Advisor or its affiliates for services for which the Advisor or its affiliates are entitled to compensation in the form of a separate fee;

•
expenses associated with a listing of our shares on a national securities exchange or the receipt by our stockholders of securities that are listed on a national securities exchange in exchange for our shares, if applicable, or with the issuance and distribution of our shares, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registration fees;

•	expenses in connection with our payment of distributions or otherwise to our stockholders;

•	expenses in connection with our organization, redomestication, merger, liquidation or dissolution or of the amendment of our organizational documents;

•	expenses in connection with stockholder communications, including the cost of preparing, printing, and mailing annual reports and other stockholder reports and proxy statements;

•
audit, accounting and legal fees and other fees for professional services relating to our operations and all such fees incurred at the request, or on behalf of, the board of directors, the independent directors or any committee of the board; and

•	any other expenses incurred by the Advisor in performing its duties under the Advisory Agreement.
Termination of Property Management Agreement
The following disclosure supplements the section of the Prospectus entitled “The Advisor and the Advisory Agreement - Companies Affiliated with the Advisor - Property Manager” and all related disclosure throughout the Prospectus.
On June 23, 2016, we and Dividend Capital Property Management LLC (the “Property Manager”) agreed to terminate the property management agreement dated January 9, 2006, with the Property Manager (the “Property Management Agreement”) as no services were being provided by the Property Manager under the Property Management Agreement. The Property Manager waived the notice period for termination so that the Property Management Agreement terminated immediately.

Subject to limitations in our charter, the fees, compensation, income, expense reimbursements, interests and other payments that we are required to pay to the Advisor and its affiliates may increase or decrease at any time if such change is approved by a majority of our board of directors, including a majority of the independent directors. Therefore, we may, with the agreement of the Advisor, the Property Manager and/or their affiliates reenter into a property management agreement at any time.

Risk Factors
The following risk factors supplement the risk factors and/or supersede and replace the similar risk factors contained in the Prospectus and all similar disclosure in the Prospectus:
We may default on our derivative obligations if we default on the indebtedness underlying such obligations.
We have agreements with certain of our derivative counterparties that contain a provision where we could be declared in default on our derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to our default on the indebtedness. We also have agreements with certain other derivative counterparties that contain a provision whereby if we default on any of our indebtedness held by our Operating Partnership, including default where repayment of the indebtedness has not been accelerated by the lender, then we could also be declared in default on our derivative obligations. If we are declared in default under the terms of a derivative contract, the counterparty would have the right to terminate all outstanding derivative transactions between us and that counterparty and settle them based on their net market value or replacement cost. As of December 31, 2016, the fair value of derivatives in a net liability position, which included accrued interest but excluded any credit valuation adjustments related to these agreements, was approximately $2.9 million. If we had breached any of these provisions at December 31, 2016, we could have been required to settle our obligations under the agreements at their termination value of $2.9 million.
A change in U.S. accounting standards regarding operating leases may make the leasing of our properties less attractive to our potential tenants, which could reduce overall demand for our leasing services.
Under current authoritative accounting guidance for leases, a lease is classified by a customer as a capital lease if the significant risks and rewards of ownership are considered to reside with the customer. Under capital lease accounting, both the leased asset and liability are reflected on the customer’s balance sheet. If the terms of the lease do not meet the criteria for a capital lease, the lease is considered an operating lease and no leased asset or contractual lease obligation is recorded on the customer’s balance sheet. Accordingly, under the current accounting standards for leases, the entry into an operating lease with respect to real property can appear to enhance a customer’s reported financial condition or results of operations in comparison to the customer’s direct ownership of the property.
In order to address concerns raised by the Commission regarding the transparency of contractual lease obligations under the existing accounting standards for operating leases, the FASB issued ASU 2016-02 on February 25, 2016, which substantially changes the current lease accounting standards, primarily by eliminating the concept of operating lease accounting. As a result, a lease asset and obligation will be recorded on the customer’s balance sheet for all lease arrangements with terms greater than twelve months. In addition, ASU 2016-02 will impact the method in which contractual lease payments will be recorded. In order to mitigate the effect of the new lease accounting standards, customers may seek to negotiate certain terms within new lease arrangements or modify terms in existing lease arrangements, such as shorter lease terms, which would generally have less impact on their balance sheets. Also, customers may reassess their lease-versus-buy strategies. This could result in a greater renewal risk, a delay in investing our offering proceeds, or shorter lease terms, all of which may negatively impact our operations and our ability to pay distributions to our stockholders. The new leasing standard is effective on January 1, 2019, with early adoption permitted.
We are required to pay substantial compensation to the Advisor and its affiliates, which may be increased or decreased during this offering or future offerings by a majority of our board of directors, including a majority of the independent directors.
Pursuant to our agreements with the Advisor and its affiliates, we are obligated to pay substantial compensation to the Advisor and its affiliates. Subject to limitations in our charter, the fees, compensation, income, expense reimbursements, interests and other payments that we are required to pay to the Advisor and its affiliates may increase or decrease during this offering or future offerings if such change is approved by a majority of our board of directors, including a majority of the independent directors. For example, we previously paid our Advisor a development management fee and we were previously subject to a property management agreement. We may reinstate the development management fee or reenter into a property management agreement at any time with the agreement of our Advisor, our former property manager and/or their affiliates. The compensation that we pay to the Advisor and its affiliates will decrease the amount of cash we have available for operations and new investments and could negatively impact our NAV, our ability to pay distributions and your overall return.

We are exposed to risks arising from a small number of tenants comprising a significant portion of our income.
As of December 31, 2016, a significant portion of our annualized base rent comes from two tenants, Sybase Inc. ("Sybase") which leases 100% of an office property located in East Bay, California ("Park Place", formerly known as Sybase Drive), and Charles Schwab & Co, Inc. ("Schwab") which leases 100% of a 594,000 square foot office property in Northern New Jersey (“3 Second Street", formerly known as Harborside). As a result, we are particularly exposed to their ability and willingness to perform according to the contractual terms of their existing leases and to renew when the leases expire. When the leases expire, we may be forced to lower the rental rates or offer other concessions in order to retain the tenants. Any reduction in the rental rates or other lease terms may have a meaningful impact to our operating results. Further, if our significant tenants choose not to renew at all, we will likely suffer from periods of receiving no rent while we seek replacement tenants, and incur costs related to finding replacement tenants. The Sybase and Schwab leases comprise $18.7 million and $23.5 million, or 11% and 13.8%, respectively, of our total annualized base rent as of December 31, 2016. The Sybase lease was terminated on January 31, 2017, and, as a result, we now expect that the effects described in this risk factor will be experienced. The Schwab lease will expire in September 2017, and we do not expect the Schwab lease to be renewed or extended. The Schwab lease includes nine subleases comprising approximately 7.4% of our annualized base rent as of December 31, 2016, which are scheduled to expire between September 2020 and September 2032. Based on market information as of December 31, 2016, we have obtained third-party estimates that current market rental rates, on a weighted-average basis utilizing annualized base rent as of December 31, 2016, are approximately 8.7% lower than the in-place rents for these two most significant leases. Accordingly, if market rents do not increase significantly, replicating the cash flows from these leases would be very difficult. Furthermore, we expect our rental income to be materially reduced during the periods we are seeking replacement tenants for these properties (or if we are unable to replace the existing tenants at existing rents). These factors could adversely affect our results of operations, financial condition, NAV and ability to pay distributions to our stockholders. For additional information regarding these lease expirations, see our discussion under "Investments in Real Properties and Real Estate-related Debt and Securities—Tenant Leasing" in this Supplement.
Restrictions on Roll-Up Transactions
The following disclosure replaces the section of the Prospectus entitled “Description of Capital Stock - Restrictions on Roll-Up Transactions.”
Under our charter, the term “roll-up transaction” means a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of our company and the issuance of securities of an entity that would be created or would survive after the successful completion of a proposed roll-up transaction to our stockholders. A roll-up transaction does not include (a) a transaction that occurs at least twelve months after our securities have been listed on a national securities exchange, or (b) a transaction involving the conversion to corporate, trust or association form of only us, if, as a consequence of the transaction, there will be no significant adverse change in any of the following: (i) voting rights of our stockholders, (ii) the term of our existence, (iii) the compensation of our Sponsor or the Advisor, or (iv) our investment objectives.
Our charter provides that we must obtain an appraisal of all of our assets from an independent expert in connection with a proposed “roll-up transaction.” In order to qualify as an independent expert for this purpose, the person or entity must have no material current or prior business or personal relationship with our Advisor or directors and must be engaged to a substantial extent in the business of rendering opinions regarding the value of real property and/or other assets of the type held by us. Our charter provides that if the appraisal is included in a prospectus used to offer the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, the appraisal shall be filed with the Commission and the states in which the securities are being registered as an exhibit to the registration statement for the offering. As set forth in our charter, our assets would be appraised on a consistent basis, and the appraisal would be based on the evaluation of all relevant information and would indicate the value of our assets as of a date immediately prior to the announcement of the proposed roll-up transaction. Our charter requires that the appraisal assume an orderly liquidation of assets over a 12-month period and that the terms of the engagement of such independent expert clearly state that the engagement is for our benefit and the benefit of our stockholders. Our charter also requires that we include a summary of the independent appraisal, indicating all material assumptions underlying the appraisal, in a report to the stockholders in connection with a proposed roll-up transaction.
Our charter requires the person sponsoring the roll-up transaction to offer to common stockholders who vote against the proposal a choice of:

•	accepting the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction offered in the proposed roll-up transaction; or

•	one of the following:

•	remaining stockholders and preserving their interests in us on the same terms and conditions as existed previously; or

•	receiving cash in an amount equal to their pro rata share of the appraised value of our net assets.

Our charter prohibits us from participating in any proposed roll-up transaction:

•
that would result in common stockholders having voting rights in the entity that would be created or would survive after the successful completion of the roll-up transaction that are less than those provided in our charter, including rights with respect to the election and removal of directors, annual and special meetings, amendment of the charter and our dissolution;

•
that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the entity that would be created or would survive after the successful completion of the roll-up transaction, except to the minimum extent necessary to preserve the tax status of such entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the entity that would be created or would survive after the successful completion of the roll-up transaction on the basis of the number of shares held by that investor;

•
in which our common stockholders’ rights to access records of the entity that would be created or would survive after the successful completion of the roll-up transaction will be less than those provided in our charter and described in “-Meetings, Special Voting Requirements and Access To Records” above; or

•	in which we would bear any of the costs of the roll-up transaction if our common stockholders reject the roll-up transaction.

INVESTMENTS IN REAL PROPERTIES AND REAL ESTATE-RELATED DEBT AND SECURITIES
Our long-term investment strategy includes diversification across multiple dimensions, including investment type (i.e. real properties and real estate-related debt and securities), property type (e.g. office, industrial, retail, etc.) and geography. We believe that a diversified investment portfolio may potentially offer investors significant benefits for a given level of risk relative to a more concentrated invested portfolio. However, we cannot assure you that we will attain our long-term investment objectives. Over time, we expect our portfolio allocations may become more consistent with our long-term diversification strategy. The following series of charts illustrates our investment portfolio allocations as of December 31, 2016.
Our investment portfolio was comprised of approximately 99% real property investments and approximately 1% debt-related investments, based on fair value, as of December 31, 2016. The chart below describes the diversification of our investment portfolio (including debt-related investments) across real property type. Percentages in the chart correspond to the fair value as of December 31, 2016.

Through our investments in real property and debt-related investments, we also seek diversification across multiple geographic regions primarily located in the United States. The chart below shows the current allocations of our real property investments across geographic regions within the continental United States. Percentages in the chart correspond to our fair value as of December 31, 2016. Any market for which we do not show a corresponding percentage of our total fair value comprises 1% or less of the total fair value of our real property portfolio. As of December 31, 2016, our real property investments were geographically diversified across 20 markets. Our debt-related investments are located in three additional markets resulting in a combined portfolio allocation across 23 markets.

Real Properties
The following table describes our operating properties as of December 31, 2016, by market (dollar amounts and square footage amounts in thousands).

Market	Number of Properties	Gross Investment Amount (1)	% of Gross Investment Amount	Net Rentable Square Feet	% of Total Net Rentable Square Feet	% Leased (2)	Secured Indebtedness (3)
Office Properties:
Northern New Jersey	1	$231,029	10.6%	594	6.6%	100.0%	$—
Austin, TX	3	155,270	7.1%	585	6.5%	97.5%	—
East Bay, CA	1	145,376	6.6%	405	4.5%	100.0%	—
San Francisco, CA	1	121,827	5.5%	263	2.9%	93.5%	—
Denver, CO	1	83,160	3.8%	257	2.9%	79.0%	—
South Florida	2	82,141	3.7%	363	4.0%	83.9%	—
Washington, DC	1	70,485	3.2%	126	1.4%	99.1%	52,500
Princeton, NJ	1	51,324	2.3%	167	1.9%	100.0%	—
Philadelphia, PA	1	46,908	2.1%	174	1.9%	93.2%	—
Silicon Valley, CA	1	42,685	1.9%	143	1.6%	100.0%	—
Dallas, TX	1	37,763	1.7%	155	1.7%	92.3%	33,000
Minneapolis/St Paul, MN	1	29,515	1.3%	107	1.2%	100.0%	—
Fayetteville, AR	1	11,695	0.5%	61	0.7%	100.0%	—
Total/Weighted Average Office: 13 markets with average annual rent of $32.94 per sq. ft.	16	1,109,178	50.3%	3,400	37.8%	95.0%	85,500
Industrial Properties:
Dallas, TX	1	35,928	1.6%	446	5.0%	35.1%	—
Central Kentucky	1	30,840	1.4%	727	8.1%	100.0%	—
Louisville, KY	3	22,360	1.0%	609	6.8%	82.8%	—
Total/Weighted Average Industrial: three markets with average annual rent of $3.64 per sq. ft.	5	89,128	4.0%	1,782	19.9%	77.9%	—
Retail Properties:
Greater Boston	25	540,872	24.5%	2,223	24.8%	95.2%	83,447
South Florida	2	106,629	4.8%	206	2.3%	96.8%	10,523
Philadelphia, PA	1	105,308	4.8%	426	4.8%	90.3%	67,800
Washington, DC	1	62,867	2.9%	233	2.6%	100.0%	70,000
Northern New Jersey	1	58,959	2.7%	223	2.5%	93.8%	—
Raleigh, NC	1	45,714	2.1%	143	1.6%	97.8%	26,200
Tulsa, OK	1	34,038	1.5%	101	1.1%	97.7%	—
San Antonio, TX	1	32,072	1.5%	161	1.8%	89.6%	—
Jacksonville, FL	1	19,557	0.9%	73	0.8%	48.0%	—
Total/Weighted Average Retail: nine markets with average annual rent of $17.58 per sq. ft.	34	1,006,016	45.7%	3,789	42.3%	94.0%	257,970
Grand Total/Weighted Average	55	$2,204,322	100.0%	8,971	100.0%	91.2%	$343,470

(1)
“Gross Investment Amount” as used here and throughout this document represents the allocated gross basis of real property, excluding the effect of gross intangible lease liabilities totaling approximately $91.0 million and before accumulated depreciation and amortization of approximately $492.9 million as of December 31, 2016.

(2)	Based on executed leases as of December 31, 2016.

(3)	Represents the principal balance outstanding and does not include our mark-to-market adjustment or net debt issuance costs.

Net Operating Income
The following table illustrates the historic net operating income derived from our investments in real properties for the year ended December 31, 2016 (amounts in thousands).

	For the Year Ended December 31, 2016
	Office	Industrial	Retail	Total
Rental revenue (1)	$126,782	$6,073	$82,372	$215,227
Rental expenses	(42,482)	(1,750)	(21,355)	(65,587)
Net operating income	$84,300	$4,323	$61,017	$149,640

(1)
Rental revenues include adjustments as defined by accounting principles generally accepted in the United States ("GAAP") such as straight-line rent adjustments and above and below market rent amortization. In addition, rental revenues include percentage rents, operating expense reimbursements and other miscellaneous items.

We consider net operating income, or NOI, to be an appropriate supplemental financial performance measure because NOI reflects the specific operating performance of our real properties and excludes certain items that are not considered to be controllable in connection with the management of each property, such as gains on the disposition of securities, other-than-temporary impairment, losses related to provisions for losses on debt-related investments, gains or losses on derivatives, acquisition related expenses, losses on extinguishment of debt and financing commitments, interest income, depreciation and amortization, general and administrative expenses, asset management fees, interest expense and noncontrolling interests. However, NOI should not be viewed as an alternative measure of our financial performance as a whole, since it does exclude such items that could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance.
The following table is a reconciliation of our reported net income attributable to common stockholders to our NOI for the year ended December 31, 2016 (amounts in thousands).

For the Year Ended December 31, 2016
Net income attributable to common stockholders	$49,976
Debt-related income	(943)
Real estate depreciation and amortization expense	80,105
General and administrative expenses	9,450
Advisory fees, related party	14,857
Acquisition-related expenses	667
Impairment of real estate property	2,677
Interest and other income	(2,207)
Interest expense	40,782
(Gain) loss on extinguishment of debt and financing commitments	(5,136)
Gain on sale of real property	(45,660)
Net income attributable to noncontrolling interests	5,072
Net operating income	$149,640
Tenant Leasing
Our primary source of funding for our property-level operating expenses and debt service payments is rent collected pursuant to our tenant leases. Our properties are generally leased to tenants for the longer term. As of December 31, 2016, the weighted average remaining term of our leases was approximately 4.7 years, based on annualized base rent, and 4.5 years, based on leased square footage.

The following is a schedule of expiring leases for our consolidated operating properties by annualized base rent and square footage as of December 31, 2016 and assuming no exercise of lease renewal options (dollar amounts and square footage in thousands).

	Lease Expirations
Year (1)	Number of Leases Expiring	Annualized Base Rent (2)%		Square Feet	%
2017 (3)	92	$37,199	21.9%	1,112	13.6%
2018	117	13,288	7.8%	591	7.2%
2019	105	24,625	14.5%	1,168	14.3%
2020	114	24,155	14.2%	1,120	13.7%
2021	64	17,214	10.2%	1,552	19.0%
2022	46	10,400	6.1%	612	7.5%
2023	36	16,194	9.5%	647	7.9%
2024	25	5,249	3.1%	336	4.1%
2025	19	4,230	2.5%	210	2.6%
2026	17	3,217	1.9%	182	2.2%
Thereafter	32	14,111	8.3%	643	7.9%
Total	667	$169,882	100.0%	8,173	100.0%

(1)
The lease expiration year does not include the consideration of any renewal or extension options. Also, the lease expiration year is based on noncancellable lease terms and does not extend beyond any early termination rights that the tenant may have under the lease.

(2)	Annualized base rent represents the annualized monthly base rent of leases executed as of December 31, 2016.

(3)	Includes 10 leases with annualized base rent of approximately $330,000 that are on a month-to-month basis.

Our two most significant leases, Sybase which leases 100% of a 405,000 square foot office property located in East Bay, California ("Park Place", formerly known as Sybase Drive), and Schwab which leases 100% of a 594,000 square foot office property in Northern New Jersey (“3 Second Street", formerly known as Harborside), will expire January 2017 and September 2017, respectively. The Sybase lease was terminated on January 31, 2017 and we do not expect the Schwab lease to be renewed or extended. The Sybase and Schwab leases comprise $18.7 million and $23.5 million, or 11% and 13.8%, respectively, of our total annualized base rent as of December 31, 2016 and $13.6 million and $15.8 million, or 9.1% and 10.5%, respectively, of our total NOI for the year ended December 31, 2016. As of December 31, 2016, the Sybase and Schwab leases comprise 4.5% and 6.6%, respectively, of our total portfolio when measured in square feet.

However, 3 Second Street is 100% subleased to 27 tenants through September 2017 and furthermore nine of these subleases comprising 352,000 square feet or 59% of 3 Second Street, have executed leases directly with us that effectively extend their leases beyond the Schwab lease expiration. These direct leases will expire between September 2020 and September 2032. As a result, the above lease expiration table includes these direct leases in the years in which the leases will expire, as opposed to reflecting the full impact of the lease expiration of the current in-place lease with Schwab in 2017.

Based on market information as of December 31, 2016, we have obtained third-party estimates that current market rental rates, on a weighted-average basis utilizing annualized base rent as of December 31, 2016, are approximately 8.7% lower than our two leases with Sybase and Schwab. Accordingly, if market rents do not increase significantly, replicating the cash flows from these leases would be very difficult. When the leases expire we may be forced to lower the rental rates or offer other concessions in order to attract new tenants. In addition, we will be required to expend substantial funds to construct new tenant improvements in the vacated space. As a result, and until these properties are released, we would expect the expiration of these two leases to significantly and negatively impact our operating results and cash flows.

During the year ended December 31, 2016, we signed new leases for approximately 425,000 square feet and renewal leases for approximately 520,000 square feet. Tenant improvements and leasing commissions related to these leases were approximately $10.6 million and $7.4 million, respectively, or $11.20 and $7.80 per square foot, respectively. Of these leases, approximately 538,000 square feet were considered comparable leases, with average straight line rent growth of 21.5%, and tenant improvements and incentives of approximately $7.91 per square foot. Comparable leases comprise leases for which prior leases were in place for the same suite within twelve months of executing a new lease. Comparable leases must have terms of at least six months and the square footage of the suite occupied by the prior tenant cannot be more or less than 50% different from the size of the new lease’s suite.

The following table describes our top ten tenants based on annualized base rent and their industry sectors as of December 31, 2016 (dollar and square footage amounts in thousands).

	Tenant	Locations	Industry Sector	Annualized Base Rent(1)	% of Total Annualized Base Rent	Square Feet	% of Occupied Square Feet
1	Charles Schwab & Co, Inc. (2)	2	Securities, Commodities, Fin. Inv./Rel. Activities	$23,645	13.9%	602	7.4%
2	Sybase (3)	1	Publishing Information (except Internet)	18,692	11.0%	405	5.0%
3	Stop & Shop	14	Food and Beverage Stores	14,125	8.3%	853	10.4%
4	Novo Nordisk	1	Chemical Manufacturing	4,627	2.7%	167	2.0%
5	Seton Health Care	1	Hospitals	4,339	2.6%	156	1.9%
6	Shaw's Supermarket	4	Food and Beverage Stores	3,944	2.3%	240	2.9%
7	I.A.M. National Pension Fund	1	Funds, Trusts and Other Financial Vehicles	3,114	1.8%	63	0.8%
8	TJX Companies	7	Clothing and Clothing Accessories Stores	2,998	1.8%	299	3.7%
9	Home Depot	1	Building Material and Garden Equipment and Supplies Dealers	2,469	1.5%	102	1.3%
10	Alliant Techsystems Inc.	1	Fabricated Metal Product Manufacturing	2,450	1.4%	107	1.3%
	Total	33		$80,403	47.3%	2,994	36.7%

(1)	Annualized base rent represents the annualized monthly base rent of executed leases as of December 31, 2016.

(2)
The amount presented for Schwab reflects the total annualized base rent for our two leases in place with Schwab as of December 31, 2016. One of these leases, which expires in September 2017, entails the lease of all 594,000 square feet of our 3 Second Street (formerly known as Harborside) office property and accounts for $23.5 million or 13.8% of our annualized base rent as of December 31, 2016. We do not expect Schwab to renew this lease. Schwab has subleased 100% of 3 Second Street to 27 sub-tenants through September 2017. We have executed leases directly with nine of these subtenants that comprise 352,000 square feet or 59% of 3 Second Street that effectively extend their leases beyond the Schwab lease expiration. These direct leases will expire between September 2020 and September 2032.

(3)	The Sybase lease was terminated on January 31, 2017.

The top two tenants in the table above comprise 24.9% of annualized base rent as of December 31, 2016. However, due to the expiration of the Sybase lease and the near-term expiration of the Schwab lease at 3 Second Street, these two tenants are no longer in the top three tenants based on future minimum rental revenue, together comprising less than 3% of our total future minimum rental revenue as of December 31, 2016. Alternatively, based on future minimum rental revenue as of December 31, 2016, our top five tenants rank as follows: 1) Stop & Shop, 2) Mizuho Bank Ltd., 3) Shaw's Supermarket, 4) Novo Nordisk, and 5) Schwab.
The following table describes our top ten tenant industry sectors based on annualized base rent as of December 31, 2016 (dollar and square footage amounts in thousands).

Industry Sector	Number of Leases	Annualized Base Rent (1)	% of Annualized Base Rent	Occupied Square Feet	% of Occupied Square Feet
Securities, Commodity Contracts, and Other Financial Investments and Related Activities	26	$26,026	15.3%	677	8.3%
Food and Beverage Stores	40	24,471	14.4%	1,640	20.1%
Publishing Information (except Internet)	3	19,044	11.2%	413	5.1%
Professional, Scientific and Technical Services	102	13,205	7.8%	589	7.2%
Food Services and Drinking Places	86	7,108	4.2%	233	2.9%
Clothing and Clothing Accessories Stores	30	6,248	3.7%	425	5.2%
Ambulatory Health Care Services	57	5,921	3.5%	231	2.8%
Credit Intermediation and Related Activities	34	5,815	3.4%	156	1.9%
Chemical Manufacturing	3	5,509	3.2%	461	5.6%
Hospitals	2	4,887	2.9%	170	2.1%
Other (2)	284	51,648	30.4%	3,178	38.8%
Total	667	$169,882	100.0%	8,173	100.0%

(1)	Annualized base rent represents the annualized monthly base rent of executed leases as of December 31, 2016.

(2)	Other industry sectors include 41 additional sectors.

Debt-Related Investments
As of December 31, 2016, we had invested in three debt-related investments structured as mortgage notes. As of December 31, 2016, the carrying value of our debt-related investments was approximately $15.2 million, which includes (i) unpaid principal balances and (ii) unamortized discounts, premiums and deferred charges. The weighted average yield of our debt-related investments as of December 31, 2016 was 6.1%, which is calculated on an unlevered basis using the amount invested, current interest rates and accretion of premiums or discounts realized upon the initial investment. The weighted average remaining contractual loan term of our debt-related investments as of December 31, 2016 was 2.2 years.
Borrowings
The following table describes our borrowings as of December 31, 2016 (dollar amounts in thousands).

	Principal Balance	Weighted Average Stated Interest Rate	Gross Investment Amount Securing Borrowings
Fixed-rate mortgages (1)	$290,970	4.9%	$462,954
Floating-rate mortgages (2)	52,500	2.3%	70,485
Total secured borrowings	343,470	4.5%	533,439
Line of credit (3)	236,000	2.3%	N/A
Term loans (4)	475,000	3.2%	N/A
Total unsecured borrowings	711,000	2.9%	N/A
Total borrowings	1,054,470	3.4%	N/A
Less: net debt issuance costs (5)	(6,295)
Add: mark-to-market adjustment on assumed debt	626
Total borrowings (net basis)	$1,048,801

(1)
Amount as of December 31, 2016 includes a floating-rate mortgage note that was subject to an interest rate spread of 1.60% over one-month LIBOR, which we have effectively fixed using an interest rate swap at 3.051% for the term of the borrowing.

(2)	As of December 31, 2016, our floating-rate mortgage note was subject to an interest rate spread of 1.65% over one-month LIBOR.

(3)
As of December 31, 2016, borrowings under our line of credit were subject to interest at a floating rate of 1.55% over one-month LIBOR. However, as of December 31, 2016, we had effectively fixed the interest rate of approximately $12.1 million of the total of $236.0 million in borrowings using interest rate swaps, resulting in a weighted average interest rate on the total line of credit of 2.28%.

(4)
As of December 31, 2016, borrowings under our term loans were subject to interest at weighted average floating rates of 1.60% over one-month LIBOR. However, we had effectively fixed the interest rates of the borrowings using interest rate swaps at 3.17% as of December 31, 2016.

(5)	See Note 2 to our financial statements beginning on page F-1 of this Supplement for information related to the reclassification of net debt issuance costs in accordance with ASU 2015-03.

The following table reflects our contractual debt maturities as of December 31, 2016, specifically our obligations under our mortgage notes and unsecured borrowings (dollar amounts in thousands).

	As of December 31, 2016
	Mortgage Notes		Unsecured Borrowings		Total
Year Ending December 31,	Number of Borrowings Maturing	Outstanding Principal Balance	Number of Borrowings Maturing	Outstanding Principal Balance (1)	Outstanding Principal Balance
2017	4	$162,460	—	$—	$162,460
2018	—	2,698	1	275,000	277,698
2019	—	3,698	1	236,000	239,698
2020	—	3,860	—	—	3,860
2021	1	12,764	—	—	12,764
2022	1	3,660	1	200,000	203,660
2023	2	77,899	—	—	77,899
2024	—	1,034	—	—	1,034
2025	1	71,094	—	—	71,094
2026	—	1,157	—	—	1,157
Thereafter	2	3,146	—	—	3,146
Total	11	$343,470	3	$711,000	$1,054,470
Less: net debt issuance costs (2)		(1,849)		(4,446)
Add: mark-to-market adjustment on assumed debt		626		—
Total borrowings (net basis)		$342,247		$706,554

(1)
Unsecured borrowings presented include (i) borrowings under the Term Loan of $275.0 million, which were scheduled to mature in 2018, subject to two one-year extension options, (ii) borrowings under the Revolving Credit Facility of $236.0 million, which were scheduled to mature in 2019, subject to a one-year extension option, and (iii) borrowings under the $200 million Term Loan (as defined in Note 5 to our financial statements beginning on page F-1 of this Supplement) of $200.0 million which are scheduled to mature in 2022 with no extension options.

(2)	See Note 2 to our financial statements beginning on page F-1 of this Supplement for information related to the reclassification of net debt issuance costs in accordance with ASU 2015-03.

SELECTED INFORMATION REGARDING OUR OPERATIONS
Selected Financial Data
The following table presents selected financial data relating to our historical financial condition and results of operations for each of the five years ended December 31, 2016. The selected historical consolidated financial information presented below has been derived from our consolidated financial statements. Because the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes thereto, you should read it in conjunction with our historical financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the year ended December 31, 2016, which is included in this Supplement. The amounts in the table are in thousands except per share data.

	As of or For the Year Ended December 31,
	2016	2015	2014	2013	2012
Statement of Operations Data:
Total revenue	$216,170	$225,200	$231,597	$217,777	$216,325
Total operating expenses, excluding acquisition-related expenses and impairment of real property	(169,999)	(170,507)	(167,018)	(155,740)	(156,550)
Acquisition-related expenses net of other gains	(667)	(2,644)	(1,205)	(536)	(325)
Impairment of real property (1)	(2,677)	(8,124)	(9,500)	(2,600)	—
Gain on sale of real property (2)	45,660	134,218	10,914	—	—
Interest expense	(40,782)	(47,508)	(61,903)	(65,325)	(69,844)
Income (loss) from continuing operations (3)	55,048	131,659	3,990	(9,084)	(14,961)
Discontinued operations (4)	—	—	30,004	65,554	(7,410)
Net income (loss)	55,048	131,659	33,994	56,470	(22,371)
Net (income) loss attributable to noncontrolling interests	(5,072)	(7,404)	(4,802)	(4,002)	110
Net income (loss) attributable to common stockholders	49,976	124,255	29,192	52,468	(22,261)
Comprehensive Income (Loss) Data:
Net income (loss)	$55,048	$131,659	$33,994	$56,470	$(22,371)
Net unrealized change from available-for-sale securities	—	—	(211)	—	(1,426)
Net unrealized change from cash flow hedging derivatives	4,416	(977)	721	4,975	3,963
Total other comprehensive (loss) income	4,416	(977)	510	4,975	2,537
Comprehensive income (loss)	59,464	130,682	34,504	61,445	(19,834)
Per Share Data:
Net income (loss) per basic and diluted common share:
Continuing operations	$0.31	$0.70	$0.02	$(0.05)	$(0.08)
Discontinued operations	$—	$—	$0.14	$0.34	$(0.04)
Common Stock Distributions
Common stock distributions declared	$57,040	$62,900	$62,236	$62,330	$84,259
Weighted average common stock distributions declared per share	$0.3571	$0.3582	$0.3492	$0.3499	$0.4625
Other Information:
Weighted average number of common shares outstanding:
Basic	159,648	175,938	178,273	178,196	181,982
Diluted	172,046	188,789	190,991	191,932	197,244
Number of common shares outstanding at end of period	150,636	164,124	178,400	176,007	178,128
Number of diluted shares outstanding at end of period	162,684	176,932	190,547	189,278	192,303
Balance Sheet Data:
Real estate, before accumulated depreciation (5)	$2,204,322	$2,380,174	$2,472,926	$2,570,480	$2,819,550
Total assets	$1,783,728	$1,960,891	$2,140,628	$2,294,724	$2,646,162
Total debt obligations (6)	$1,048,801	$1,097,769	$1,191,675	$1,313,822	$1,607,517
Total liabilities	$1,175,637	$1,234,940	$1,376,648	$1,489,713	$1,804,635
Cash Flow Data:
Net cash provided by operating activities	$90,296	$105,530	$87,229	$86,589	$94,487
Net cash (used in) provided by investing activities	$122,530	$74,421	$(15,102)	$72,847	$(39,465)
Net cash used in financing activities	$(214,731)	$(178,643)	$(82,444)	$(171,530)	$(146,597)
Supplemental Information
FFO attributable to common stockholders (3)(7)	$84,296	$82,170	$85,246	$85,216	$82,851
Company-defined FFO attributable to common stockholders (7)	$81,108	$85,722	$86,430	$88,044	$88,383

(1)	Real property impairment losses of $5.7 million recorded during the year ended December 31, 2012 relate to properties that we have disposed of and are included within discontinued operations.

(2)
Beginning with the year ended December 31, 2014, as the result of adopting new accounting guidance, we present the aggregate net gains related to disposals of properties that are not classified as discontinued operations within continuing operations. See “Discontinued Operations” in Note 3 to our financial statements beginning on page F-1 of this Supplement for information regarding the adoption of new accounting guidance related to discontinued operations.

(3)
Income (loss) from continuing operations and FFO attributable to common stockholders includes gains (losses) on extinguishment of debt of $5.1 million, $(1.2) million, $(2.5) million, and $(5.7) million in 2016, 2015, 2013, and 2012, respectively.

(4)
After December 31, 2013, a discontinued operation is a component (or group of components) of the entity, the disposal of which would represent a strategic shift that has (or will have) a major effect on the entity’s operations and financial results, when such component (or group of components) have been disposed of or classified as held for sale. Through December 31, 2013, discontinued operations represent properties that we have either disposed of or have classified as held for sale if both the operations and cash flows of the property have been or will be eliminated from our ongoing operations as a result of the disposal transaction and if we will not have any significant continuing involvement in the operations of the property after the disposal transaction. Discontinued operations includes the results of (i) 12 properties classified as held for sale as of December 31, 2013, (ii) 13 properties disposed of during 2013 and (iii) three properties disposed of during 2012.

(5)	Real estate, before accumulated depreciation includes approximately $30.4 million and $193.6 million that we classified within assets held for sale as of December 31, 2014 and 2013, respectively.

(6)
Total debt obligations includes approximately $80.4 million that we classified within liabilities related to assets held for sale as of December 31, 2013. Net debt issuance costs, in accordance with ASU 2015-03, are included within this caption for all periods presented.

(7)
FFO and Company-Defined FFO are defined, reconciled to GAAP net income, and discussed below in “Selected Information Regarding Our Operations – How We Measure Our Operating Performance – Funds From Operations.”

Share Redemptions and Repurchases
Below is a summary of Class E common stock repurchases pursuant to our self-tender offers and redemptions pursuant to the Class E share redemption program for each quarter during 2016 (number of shares in thousands).

For the Quarter Ended:	Number of Class E Shares Requested for Redemption or Purchase	Number of Class E Shares Redeemed or Purchased	Percentage of Class E Shares Requested for Redemption Redeemed or for Purchase Purchased	Price Paid per Share
March 31, 2016
Class E SRP – Death or Disability Redemptions	460	460	100.0%	$7.43
Self-Tender Offer Purchases (1)	13,660	4,058	29.7%	$7.39
Total / Average	14,120	4,518	32.0%	$7.39
June 30, 2016
Class E SRP – Death or Disability Redemptions	537	537	100.0%	$7.37
Self-Tender Offer Purchases (1)	13,896	6,770	48.7%	$7.31
Total / Average	14,433	7,307	50.6%	$7.31
September 30, 2016
Class E SRP – Death or Disability Redemptions	466	466	100.0%	$7.40
Self-Tender Offer Purchases (1)	10,897	6,606	60.6%	$7.35
Total / Average	11,363	7,072	62.2%	$7.35
December 31, 2016
Class E SRP – Death or Disability Redemptions	360	360	100.0%	$7.48
Self-Tender Offer Purchases (1)	7,697	7,697	100.0%	$7.44
Total / Average	8,057	8,057	100.0%	$7.44
Average 2016	11,993	6,739	56.2%	$7.38

(1)	Amounts represent Class E shares purchased pursuant to self-tender offers, which we completed on March 14, 2016, June 14, 2016, and September 13, 2016 and December 9, 2016.
Additionally, during 2016, we satisfied 100% of redemption requests received pursuant to our Class A, Class W and Class I share redemption program. Below is a summary of common stock redemptions pursuant to the Class A, Class W and Class I share redemption program for each quarter during 2016 (amounts in thousands except per share and percentage data).

For the Quarter Ended:	Aggregate Number of A, W, and I Shares Requested for Redemption	Aggregate Number of A, W, and I Shares Redeemed	Percentage of A, W, and I Shares Requested for Redemption Redeemed	Average Price Paid per Share
March 31, 2016	182	182	100.0%	7.42
June 30, 2016	570	570	100.0%	7.35
September 30, 2016	464	464	100.0%	7.42
December 31, 2016	301	301	100.0%	7.47
Average 2016	379	379	100.0%	$7.40

Share redemptions during 2016 for both our Class E share redemption program and our Class A, Class W and Class I share redemption program were funded through borrowings from our revolving line of credit. We generally repay funds borrowed from our revolving line of credit from a variety of sources including (i) operating cash flows in excess of our distributions, (ii) proceeds from our equity offerings, (iii) proceeds from the disposition of real properties and (iv) other longer-term borrowings.
Distribution Information
On December 14, 2016, the Company’s board of directors authorized a quarterly distribution of $0.09 per share of common stock, subject to adjustment for class-specific fees, for the first quarter of 2017. The Company’s board of directors reserves the right to revisit this distribution level during the quarter with respect to record dates that have not yet passed. The distribution will be payable to stockholders of record as of the close of business on each day during the period, from January 1, 2017 through and including March 31, 2017, prorated for the period of ownership. Distributions on our shares accrue daily.
Our board of directors authorized quarterly distributions for our stockholders equal to $0.09 per share for each quarter during 2016, subject to adjustment for class-specific fees. We paid these distributions on April 18, 2016, July 18, 2016, October 18, 2016 and January 17, 2017.

The following table sets forth relationships between the amounts of total distributions, including distributions to noncontrolling interests, declared for such period, the amount reported as cash flow from operations in accordance with GAAP, and the amount reported as NAREIT-defined FFO for each quarter during 2016. All authorized distributions reduce our NAV, including those funded with borrowings.

Three Months Ended:	Paid in Cash	% Paid in Cash	Reinvested in Shares	% Reinvested in Shares	Total	Cash Flow from Operations (1)	% Funded with Cash Flows from Operations (1) (3)	Borrowings (2) (3)	% Funded with Borrowings (3)
March 31, 2016	$10,870	68%	$5,099	32%	$15,969	$15,214	95%	$755	5%
June 30, 2016	10,551	67%	5,120	33%	15,671	28,147	100%	—	—%
September 30, 2016	10,164	66%	5,264	34%	15,428	24,477	100%	—	—%
December 31, 2016	9,968	66%	5,139	34%	15,107	22,458	100%	—	—%
Total 2016	$41,553	67%	$20,622	33%	$62,175	$90,296	100%	$—	—%

(1)
Commencing on January 1, 2009, expenses associated with the acquisition of real property are recorded to earnings and as a deduction to our cash from operations. See “Selected Information Regarding Our Operations—How We Measure Our Operating Performance” for a discussion of acquisition-related expenses, net of other gains, and its impact on our cash flow from operations.

(2)
Our long-term strategy is to fund the payment of quarterly distributions to investors entirely from our operations. There can be no assurance that we will achieve this strategy. In periods where cash flows from operations are not sufficient to fund distributions, we fund any shortfall with proceeds from cash on hand or borrowings.

(3)	The year-to-date amount does equal the sum of the individual amounts per quarter, as our year-to-date cash flow from operations was in excess of our year-to-date total distributions.
For the year ended December 31, 2016, our NAREIT-defined FFO was $90.8 million, or 146% of our total distributions. NAREIT-defined FFO is a non-GAAP operating metric and should not be used as a liquidity measure. However, management believes the relationship between NAREIT-defined FFO and distributions may be meaningful for investors to better understand the sustainability of our operating performance compared to distributions made. The definition of NAREIT-defined FFO, a reconciliation to GAAP net income, and a discussion of NAREIT-defined FFO’s inherent limitations are provided below in “ – How We Measure Our Operating Performance.”
How We Measure Our Operating Performance
Funds From Operations
FFO Definition (“FFO”)
We believe that FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expense. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that consists of net income (loss), calculated in accordance with GAAP, plus real estate-related depreciation and amortization and impairment of depreciable real estate, less gains (or losses) from dispositions of real estate held for investment purposes.

The following unaudited table presents a reconciliation of net income (loss) attributable to common stockholders to FFO for the five years ended December 31, 2016 (amounts in thousands, except per share information).

	For the Year Ended December 31,
	2016	2015	2014	2013	2012
Reconciliation of net earnings to FFO:
Net income (loss) attributable to common stockholders	$49,976	$124,255	$29,192	$52,468	$(22,261)
Add (deduct) NAREIT-defined adjustments:
Depreciation and amortization expense	80,105	83,114	88,994	108,191	129,116
Gain on disposition of real property (1)	(45,660)	(134,218)	(40,592)	(74,306)	(21,108)
Impairment of real estate property	2,677	8,124	9,500	2,600	5,700
Noncontrolling interests’ share of net income (loss)	5,072	7,404	4,802	4,002	(110)
Noncontrolling interests’ share of FFO	(7,874)	(6,509)	(6,650)	(7,739)	(8,486)
FFO attributable to common shares-basic	84,296	82,170	85,246	85,216	82,851
FFO attributable to dilutive OP Units	6,546	6,001	6,077	6,575	6,947
FFO attributable to common shares-diluted	$90,842	$88,171	$91,323	$91,791	$89,798
FFO per share-basic and diluted	$0.53	$0.47	$0.48	$0.48	$0.46
Weighted average number of shares outstanding
Basic	159,648	175,938	178,273	178,196	181,982
Diluted	172,046	188,789	190,991	191,932	197,244

(1)	Include amounts attributable to discontinued operations for periods presented of 2014 and 2013.
Company-Defined FFO
As part of its guidance concerning FFO, NAREIT has stated that the “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.” As a result, modifications to FFO are common among REITs as companies seek to provide financial measures that meaningfully reflect the specific characteristics of their businesses. In addition to the NAREIT definition of FFO and other GAAP measures, we provide a Company-Defined FFO measure that we believe is helpful in assisting management and investors assess the sustainability of our operating performance. As described further below, our Company-Defined FFO presents a performance metric that adjusts for items that we do not believe to be related to our ongoing operations. In addition, these adjustments are made in connection with calculating certain of the Company’s financial covenants including its interest coverage ratio and fixed charge coverage ratio and therefore we believe this metric will help our investors better understand how certain of our lenders view and measure the financial performance of the Company and ultimately its compliance with these financial covenants. However, no single measure can provide users of financial information with sufficient information and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity and results of operations.
Our Company-Defined FFO is derived by adjusting FFO for the following items: acquisition-related expenses and gains and losses associated with extinguishment of debt and financing commitments. Management’s evaluation of our future operating performance excludes these items based on the following economic considerations:
Acquisition-related expenses — For GAAP purposes, expenses associated with efforts to acquire real properties, including efforts related to acquisition opportunities that are not ultimately completed, are recorded to earnings. We believe by excluding acquisition-related expenses, Company-Defined FFO provides useful supplemental information for management and investors when evaluating the sustainability of our operating performance, because these types of expenses are directly correlated to our investment activity rather than our ongoing operating activity.
Gains and losses on extinguishment of debt and financing commitments — Gains and losses on extinguishment of debt and financing commitments represent gains and losses incurred as a result of the early retirement of debt obligations and breakage costs and fees incurred related to rate lock agreements with prospective lenders. Such gains and losses may be due to dispositions of assets, the repayment of debt prior to its contractual maturity or the nonoccurence of forecasted financings. Our management believes that any such gains and losses are not related to our ongoing operations. Accordingly, we believe by excluding gains and losses on extinguishment of debt and financing commitments, Company-Defined FFO provides useful supplemental information for management and investors when evaluating the sustainability of our operating performance.

We also believe that Company-Defined FFO allows investors and analysts to compare the performance of our portfolio with other REITs that are not currently affected by the adjusted items. In addition, as many other REITs adjust FFO to exclude the items described above, we believe that our calculation and reporting of Company-Defined FFO may assist investors and analysts in comparing our performance with that of other REITs. However, because Company-Defined FFO excludes items that are an important component in an analysis of our historical performance, such supplemental measure should not be construed as a complete historical performance measure and may exclude items that have a material effect on the value of our common stock.
The following unaudited table presents a reconciliation of Company-Defined FFO to FFO for the five years ended December 31, 2016 (amounts in thousands, except per share information).

	For the Year Ended December 31,
	2016	2015	2014	2013	2012
Reconciliation of FFO to Company-Defined FFO:
FFO attributable to common shares-basic	$84,296	$82,170	$85,246	$85,216	$82,851
Add (deduct) our adjustments:
Acquisition-related expenses	667	2,644	1,205	536	325
(Gain) loss on extinguishment of debt and financing commitments	(5,136)	1,168	63	2,507	5,675
Noncontrolling interests’ share of NAREIT-defined FFO	7,874	6,509	6,650	7,739	8,486
Noncontrolling interests’ share of Company-Defined FFO	(6,593)	(6,769)	(6,734)	(7,954)	(8,954)
Company-Defined FFO attributable to common shares-basic	81,108	85,722	86,430	88,044	88,383
Company-Defined FFO attributable to dilutive OP Units	6,299	6,261	6,161	6,790	7,414
Company-Defined FFO attributable to common shares-diluted	$87,407	$91,983	$92,591	$94,834	$95,797
Company-Defined FFO per share-basic and diluted	$0.51	$0.49	$0.48	$0.49	$0.49
Weighted average number of shares outstanding
Basic	159,648	175,938	178,273	178,196	181,982
Diluted	172,046	188,789	190,991	191,932	197,244
Limitations of FFO and Company-Defined FFO
FFO (both NAREIT-defined and Company-Defined) is presented herein as a supplemental financial measure and has inherent limitations. We do not use FFO or Company-Defined FFO as, nor should they be considered to be, an alternative to net income (loss) computed under GAAP as an indicator of our operating performance, or as an alternative to cash from operating activities computed under GAAP, or as an indicator of liquidity or our ability to fund our short or long-term cash requirements, including distributions to stockholders. Management uses FFO and Company-Defined FFO as indications of our future operating performance and as a guide to making decisions about future investments. Our FFO and Company-Defined FFO calculations do not present, nor do we intend them to present, a complete picture of our financial condition and operating performance. In addition, other REITs may define FFO and an adjusted FFO metric differently and choose to treat acquisition-related expenses and potentially other accounting line items in a manner different from us due to specific differences in investment strategy or for other reasons; therefore, comparisons with other REITs may not be meaningful.
Our Company-Defined FFO calculation is limited by its exclusion of certain items previously discussed, but we continuously evaluate our investment portfolio and the usefulness of our Company-Defined FFO measure in relation thereto. We believe that net income (loss) computed under GAAP remains the primary measure of performance and that FFO or Company-Defined FFO are only meaningful when they are used in conjunction with net income (loss) computed under GAAP. Further, we believe that our consolidated financial statements, prepared in accordance with GAAP, provide the most meaningful picture of our financial condition and operating performance.
Specifically with respect to fees and expenses associated with the acquisition of real property, which are excluded from Company-Defined FFO, such fees and expenses are characterized as operational expenses under GAAP and included in the determination of net income (loss) and income (loss) from operations, both of which are performance measures under GAAP. The purchase of operating properties is a key strategic objective of our business plan focused on generating operating income and cash flow in order to fund our obligations and to make distributions to investors. However, as the corresponding acquisition-related costs are paid in cash, these acquisition-related costs negatively impact our GAAP operating performance and our GAAP cash flows from operating activities during the period in which efforts are undertaken to acquire properties. In addition, if we acquire a property after all offering proceeds from our public offerings have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, such costs will then be paid from other sources of cash such as additional debt proceeds, operational earnings or cash flow, net proceeds from the sale of properties, or other ancillary cash flows. Among other reasons as previously discussed, the treatment of acquisition-related costs is a reason why Company-Defined FFO is not a complete indicator of our overall financial performance, especially during periods in which efforts are undertaken to acquire properties. Note that, pursuant to our valuation procedures, acquisition-related expenses result in an immediate decrease to our NAV.
FFO and Company-Defined FFO may not be useful performance measures as a result of the various adjustments made to net income for the charges described above to derive such performance measures. Specifically, we intend to operate as a perpetual-life vehicle and, as such, it is likely for our operating results to be negatively affected by certain of these charges in the future, specifically acquisition-related expenses, as it is currently contemplated as part of our business plan to acquire additional investment properties which would result in additional-acquisition related expenses. Any change in our operational structure would cause the non-GAAP measure to be re-evaluated as to the relevance of any adjustments included in the non-GAAP measure. As a result, we caution investors against using FFO or Company-Defined FFO to determine a price to earnings ratio or yield relative to our NAV.
Further, FFO or Company-Defined FFO is not comparable to the performance measure established by the Investment Program Association (the “IPA”), referred to as “modified funds from operations,” or “MFFO,” as MFFO makes further adjustments including certain mark-to-market items and adjustments for the effects of straight-line rent. As such, FFO and Company-Defined FFO may not be comparable to the MFFO of non-listed REITs that disclose MFFO in accordance with the IPA standard. More specifically, Company-Defined FFO has limited comparability to the MFFO and other adjusted FFO metrics of those REITs that do not intend to operate as perpetual-life vehicles as such REITs have a defined acquisition stage. Because we do not have a defined acquisition stage, we may continue to acquire real estate and real estate-related investments for an indefinite period of time. Therefore, Company-Defined FFO may not reflect our future operating performance in the same manner that the MFFO or other adjusted FFO metrics of a REIT with a defined acquisition stage may reflect its operating performance after the REIT had completed its acquisition stage.
Neither the Commission nor any other regulatory body, nor NAREIT, has adopted a set of standardized adjustments that includes the adjustments that we use to calculate Company-Defined FFO. In the future, the Commission or another regulatory body, or NAREIT, may decide to standardize the allowable adjustments across the non-listed REIT industry at which point we may adjust our calculation and characterization of Company-Defined FFO.

FEES AND EXPENSES PAYABLE TO OUR ADVISOR, OUR DEALER MANAGER AND THEIR AFFILIATES
The table below provides information regarding fees and expenses paid or payable to our Advisor, our Dealer Manager, and their affiliates in connection with their services provided to us. The table includes amounts incurred and payable for the year ended December 31, 2016 (amounts in thousands). Please refer to the section of the Prospectus entitled “The Advisor and the Advisory Agreement—Summary of Fees, Commissions and Reimbursements” for more information with respect to the year ended December 31, 2016.

	Incurred For the Year Ended December 31, 2016	Payable as of December 31, 2016
Advisory fees (1)	$14,857	$1,236
Other reimbursements paid to our Advisor (2)	8,368	2,357
Other reimbursements paid to our Dealer Manager	396	—
Advisory fees related to the disposition of real properties	2,140	—
Development management fee (3)	31	—
Primary dealer fee (4)	3,465	—
Selling commissions	100	44
Dealer manager fees (5)	381	—
Distribution fees (5)	70	—
Total	$29,808	$3,637

(1)
Amounts reported for the year ended December 31, 2016 include approximately $1.1 million that we were not obligated to pay in consideration of the issuance of Company RSUs (as defined below) to our Advisor. The Restricted Stock Unit Agreements with our Advisor are discussed further in Note 11 to our financial statements beginning on page F-1 of this Supplement.

(2)
Other reimbursements paid to our Advisor for the years ended December 31, 2016 include approximately $312,000 to reimburse a portion of the salary, bonus and benefits for our principal executive officer, Jeffrey L. Johnson and approximately $424,000 to reimburse a portion of the salary, bonus and benefits for our principal financial officer, M. Kirk Scott, for services provided to us for which our Advisor does not otherwise receive a separate fee. The balance of such reimbursements are made up primarily of other general overhead and administrative expenses, including, but not limited to, allocated rent paid to both third parties and affiliates of our Advisor, equipment, utilities, insurance, travel and entertainment, and other costs.

(3)	Pursuant to our amended Advisory Agreement effective as of June 23, 2016, our Advisor will no longer receive a development management fee in exchange for providing development management services.

(4)
Amounts reported include primary dealer fees we paid to our Dealer Manager based on the gross proceeds raised by participating broker-dealers pursuant to certain selected dealer agreements. Of the primary dealer fee earned during the year ended December 31, 2016, our Dealer Manager reallowed approximately $3.1 million to participating third-party broker-dealers and retained approximately $347,000.

(5)
The amounts presented include only dealer manager and distribution fees incurred and payable pursuant to the terms of our Dealer Manager Agreement as of December 31, 2016. In addition, we separately recorded a liability of approximately $3.9 million for dealer manager and distribution fees that we estimate that we may become obligated to pay to our Dealer Manager in future periods for shares of our common stock sold in our Follow-On Offering as of December 31, 2016. We anticipate that our Dealer Manager will reallow a significant portion of such fees to third-party broker dealers.

Please also see Note 11 to our financial statements beginning on page F-1 of this Supplement for information regarding restricted stock grants to certain employees of our Advisor and its affiliates, none of which are our named executive officers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Dividend Capital Diversified Property Fund Inc. is a Maryland corporation formed on April 11, 2005 to invest in a diverse portfolio of real property and real estate related investments. As used herein, “the Company,” “we,” “our” and “us” refer to Dividend Capital Diversified Property Fund Inc. and its consolidated subsidiaries and partnerships except where the context otherwise requires.

We believe we have operated in such a manner as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes, commencing with the taxable year ended December 31, 2006, when we first elected REIT status. We utilize an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) organizational structure to hold all or substantially all of our assets through our operating partnership, Dividend Capital Total Realty Operating Partnership LP (our “Operating Partnership”). Furthermore, our Operating Partnership wholly owns a taxable REIT subsidiary, DCTRT Leasing Corp. (the “TRS”), through which we execute certain business transactions that might otherwise have an adverse impact on our status as a REIT if such business transactions were to occur directly or indirectly through our Operating Partnership. We are an externally managed REIT and have no employees. Our day-to-day activities are managed by Dividend Capital Total Advisors LLC (our “Advisor”), a related party, under the terms and conditions of an advisory agreement (the “Advisory Agreement”).

On July 12, 2012, the Commission declared effective our Registration Statement on Form S-11 (the “Prior Registration Statement”). The Prior Registration Statement applied to the offer and sale (the “Prior Offering”) of up to $3,000,000,000 of our shares of common stock, of which $2,250,000,000 of shares were expected to be offered to the public in a primary offering and $750,000,000 of shares were expected to be offered to our stockholders pursuant to an amended and restated distribution reinvestment plan (subject to our right to reallocate such amounts). In the Prior Offering, we offered to the public three classes of shares: Class A shares, Class W shares and Class I shares with net asset value (“NAV”) based pricing. See the section of the Prospectus entitled "Net Asset Value Calculation and Valuation Procedures" for a description of our valuation procedures and valuation components, including important disclosure regarding real property valuations provided by Altus Group U.S., Inc., an independent valuation firm (“the Independent Valuation Firm”). Our NAV is not audited by our independent registered public accounting firm. On September 15, 2015, we terminated the Prior Offering. Through September 15, 2015, the date our Prior Offering terminated, we had raised gross proceeds of approximately $183.0 million from the sale of approximately 25.8 million shares in the Prior Offering, including approximately $3.4 million through our distribution reinvestment plan.

On September 16, 2015, the Commission declared effective our Registration Statement on Form S-11 (the “Follow-On Registration Statement”). The Follow-On Registration Statement applies to the Company’s follow-on “best efforts” offering of up to $1,000,000,000 of the Company’s Class A, Class I and Class W shares of common stock, of which $750,000,000 of shares are expected to be offered to the public in a primary offering and $250,000,000 of shares are expected to be offered to stockholders of the Company pursuant to its distribution reinvestment plan (subject to the Company’s right to reallocate such amounts) (the “Follow-On Offering”). See Note 10 to our financial statements beginning on page F-1 of this Supplement for more information about changes in our common stock during the year ended December 31, 2016.

We will also continue to sell shares of our unclassified common stock, which we refer to as “Class E” shares, pursuant to our distribution reinvestment plan offering registered on our Registration Statement on Form S-3 (Registration Number 333-162636) (the “Class E DRIP Offering”).

In addition to our Follow-On Offering, in March 2016, we, through the Operating Partnership, initiated a program to raise capital in private placements exempt from registration under the Securities Act of 1933, as amended (“Private Placements”) through the sale of beneficial interests (“Interests”) in specific Delaware statutory trusts holding real properties, including properties currently indirectly owned by the Operating Partnership (the “DST Program”). We anticipate that these Interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Internal Revenue Code of 1986, as amended. See "Private Placements of Delaware Statutory Trust Interests" in Note 11 to our financial statements beginning on page F-1 of this Supplement for more information about the DST Program.

The primary sources of our revenue and earnings include rent received from customers under longer-term operating leases at our properties, including reimbursements from customers for certain operating costs. Our primary expenses include rental expenses, depreciation and amortization expenses, general and administrative expenses, advisory fees and interest expenses.

We currently have three business segments, consisting of investments in (i) office property, (ii) industrial property, and (iii) retail property. We may have additional segments in the future to the extent we enter into additional real property sectors, such as multifamily, hospitality, and other real property types. For a discussion of our business segments and the associated revenue and net operating income by segment, see Note 13 to our financial statements beginning on page F-1 of this Supplement.

The following table summarizes our investments in real properties, by segment, using our estimated fair value of these investments as of December 31, 2016 (amounts in thousands):

	Geographic Markets	Number of Properties	Net Rentable Square Feet	% Leased (1)	Aggregate Fair Value
Office properties	13	16	3,400	95.0%	$1,187,600
Industrial properties	3	5	1,782	77.9%	81,750
Retail properties	9	34	3,789	94.0%	1,012,850
Total real properties	20 (2)	55	8,971	91.2%	$2,282,200

(1)	Percentage leased is based on executed leases as of December 31, 2016.

(2)	The total number of our geographic markets does not equal the sum of the number of geographic markets by segment, as we have more than one segment in certain geographic markets.

Any future and near-term obligations are expected to be funded primarily through the use of cash on hand, cash generated from operations, proceeds from our public offerings and other equity offerings, proceeds from the sale of existing investments, and the issuance and assumption of debt obligations.

•	Cash on hand — As of December 31, 2016, we had approximately $13.9 million of cash and cash equivalents.

•	Cash available under our credit facility — As of December 31, 2016, the unused portion of our line of credit was approximately $164.0 million, all of which was available to us.

•	Cash generated from operations — During the year ended December 31, 2016, we generated approximately $90.3 million from operations of our real properties and income from debt-related investments.

•
Proceeds from offerings of equity securities — We currently maintain a public offering of our shares of common stock. During the year ended December 31, 2016, we raised approximately $96.3 million in proceeds from the primary sale of Class A, W and I shares in our Follow-On Offering, including approximately $5.7 million under the distribution reinvestment plan. Approximately $69.3 million of the proceeds from the sale of Class A, W and I shares was raised pursuant to a selected dealer agreement, which we refer to as our “Managed Offering.” Additionally, during the year ended December 31, 2016, we received approximately $14.9 million in proceeds from the Class E DRIP Offering. Additionally, during the year ended December 31, 2016, we had sold approximately $2.5 million in Interests as part of our DST Program, which we include in "other liabilities" in our accompanying balance sheets.

•
Proceeds from sales and repayments of existing investments — During the year ended December 31, 2016, we sold seven operating properties for approximately $220.1 million. After buyer credits, closing costs, the assumption of a related mortgage note, and the reclassification of certain proceeds to restricted cash, we received net proceeds of $208.6 million.

We believe that our existing cash balance, cash generated from operations, proceeds from our public offerings and our ability to sell investments and to issue debt obligations remains adequate to meet our expected capital obligations for the next twelve months.

Current Business Environment

The US economy continued to produce strong enough gains across several factors in 2016 to convince the Federal Reserve to raise interest rates in December 2016. During 2016, gross domestic product (“GDP”) grew at an estimated annualized rate of 1.6%, which is less than the 2.6% growth in 2015. The deceleration in GDP from 2015 to 2016 reflected a downturn in private inventory investment and nonresidential fixed investment and a deceleration in consumer spending, residential fixed investment and state and local government spending. In terms of inflation, the consumer price index increased 2.1% in 2016 which compares to an increase of 0.7% in 2015. Excluding food and energy items, the consumer price index increased 2.2% in 2016, compared to 2.1% in 2015. The unemployment rate decreased to 4.7% at the end of 2016 compared to 5.0% at the end of 2015 and the economy on average created over 180,000 new jobs per month in 2016, with real earnings increasing 0.8% in 2016 compared to 1.8% in 2015. Looking toward 2017, the Federal Reserve estimates GDP growth for 2017 between 1.9% and 2.3%, along with a positive outlook for other macroeconomic factors. Finally, the stock market responded favorably to the outcome of the presidential election and continues to set record highs in 2017 based on expectations that the new president’s policies will focus on significant fiscal stimulus, tax reform and deregulation. At the same time interest rates increased significantly from their historical lows seen during the middle of 2016.

Globally, growth in 2016 GDP declined to an estimated 2.3% from 2.7% in 2015. The World Bank expects global GDP to improve in 2017 to 2.7% amid heightened geopolitical uncertainty. Global trade growth slowed in 2016 due to structural factors and increased protectionism. Commodity prices stabilized during 2016 and may further recover, as planned production cuts from OPEC may lead oil prices higher. Financial market conditions for developing countries tightened significantly following the U.S. elections as concerns over protectionism sank currencies and increased bond yields globally. Heightened policy uncertainty in the United States and Europe will likely weigh on global trade and capital flows.

In 2016, even with modest GDP growth, US real estate fundamentals continued to perform well with rental rates and occupancy increasing resulting in 4.3% estimated growth in net operating income ("NOI") which is the highest post-crisis growth rate. Although development pipelines are returning to normalized levels, longer term growth is still expected to outpace inflation over the next several years. New development activity is most notable in the multifamily sector which is contributing to this property type having one of the lowest growth expectations over the next several years while the office sector is projected to be one of the highest growing sectors.

The capital market outlook for commercial real estate is less clear. The recent rise in interest rates and overall global uncertainty has resulted in flat to a slight increase in capitalization rates for real estate over the past several months and transaction volumes were about 10% lower than they were in 2015. Overall, while there seems to potentially be several years’ worth of runway for real estate fundamentals to continue improving, there are uncertainties as to how real estate investors will price real estate investments in a rising interest rate environment.

We have witnessed these trends in our daily activities. We are generally encountering more opportunities to increase rental rates across many of our markets and believe these opportunities should continue in 2017. In 2016, our same store average percentage leased improved to 92.1% from 90.9% in 2015 and our same store base rent increased 3% in 2016 when compared to 2015. Looking forward to 2017, we anticipate a reversal in this trend due to the near term lease expirations of our two largest leases with Schwab and Sybase. See our discussion of these lease expirations and their contribution to our annualized base rent and NOI in 2016 under “—Investments in Real Properties and Real Estate-Related Debt and Securities—Tenant Leasing.”

In our transactions, we frequently find ourselves competing with many investors for properties that we find attractive and we believe the investor demand for high quality real estate currently exceeds the amount of supply. There remain opportunities to invest capital into commercial real estate but we believe being selective and disciplined is paramount to making successful investments. We have taken advantage of the capital competition by securing accretive financing in line with our leverage targets, which has significantly lowered our cost of capital. During 2016, we lowered our weighted average interest rate from 4.1% to 3.4% by continuing to repay higher interest senior mortgage borrowings with proceeds from lower interest senior mortgage and unsecured borrowings while maintaining a consistent leverage ratio.

Tenant Credit Quality

Our leasing strategy seeks to secure creditworthy tenants that meet our underwriting criteria for a respective property. The majority of our customers do not have a public corporate credit rating. Creditworthiness does not necessarily mean investment grade, and non-investment grade customers comprise the majority of our portfolio. We evaluate creditworthiness and financial strength of prospective tenants based on financial, operating and business plan information that such prospective tenants provide to us, as well as other market, industry, and economic information that is generally publicly available. As a result of this assessment, we may require that the tenant enhance their credit by providing us with security deposits, letters of credit from established financial institutions, or personal or corporate guarantees. Tenant creditworthiness often influences the amount of upfront tenant improvements, lease incentives, concessions or other leasing costs we may invest in a tenant lease.

Following the execution of a lease, we generally monitor tenant credit quality, particularly for our larger tenants, in several ways, including (i) ensuring the timeliness of payments from the tenant pursuant to the terms of the lease agreement, (ii) monitoring national and local media outlets for information regarding the tenant and their industry and (iii) obtaining, whenever reasonably possible, information from the tenant about the tenant’s financial condition (financial statements, tax returns, sales information or discussion with management).

Significant Transactions During the Year Ended December 31, 2016

Investment Activity

Dispositions of Real Properties

During the year ended December 31, 2016, we completed (i) the disposition of seven wholly owned properties aggregating approximately 1.2 million net rentable square feet for an aggregate sales price of approximately $220.1 million. Of these sales, the most significant is the sale of an office property in our Washington D.C. market comprising approximately 574,000 net rentable square feet to the property's tenant, pursuant to a purchase option acquired by the tenant for a contract sales price of approximately $158.4 million on February 18, 2016. For additional information on these dispositions, see Note 3 to our financial statements beginning on page F-1 of this Supplement.

Acquisition of Real Property

We acquired one property during the year ended December 31, 2016. The following table summarizes this acquisition. For additional information on this acquisition, see Note 3 to our financial statements beginning on page F-1 of this Supplement (dollar amounts and square footage in thousands):

Real Property	Property Type	Market	Number of Properties	Date of Acquisition	Acquired Ownership	Contract Price	Net Rentable Square Feet	Percent Leased at Acquisition
Suniland Shopping Center	Retail	South Florida	1	May 27, 2016	100%	$66,500	82	93%

Financing Activity

Share Redemption Programs and Other Redemptions and Repurchases

Self-Tender Offers — During the year ended December 31, 2016, we completed four self-tender offers pursuant to which we accepted for purchase approximately 25.1 million unclassified shares of common stock, which we refer to as “Class E” shares, at a weighted average purchase price of $7.37 per share for an aggregate cost of approximately $185.3 million. We funded the purchases with draws on our revolving credit facility.

Amended Credit Facility

On December 22, 2016 we entered into a First Amendment to Amended and Restated Credit and Term Loan Agreement (the "BofA First Amendment") with a syndicate of lenders (the "BofA Lenders") led by Bank of America, N.A., as Administrative Agent ("BofA"). The BofA First Amendment amends that certain Amended and Restated Credit and Term Loan Agreement (the "BofA Credit Facility") dated as of January 13, 2015 among us, the BofA Lenders and BofA. The BofA Credit Facility consists of a $400 million revolving credit facility and a $150 million senior unsecured term loan. The BofA First Amendment among other things increased the maximum outstanding principal amount under the term loan from $150 million to $275 million pursuant to Section 2.15(a) of the BofA Credit Facility. As of December 31, 2016, we had outstanding borrowings of $275.0 million the term loan. For additional discussion of the Amended Credit Facility, see Note 5 to our financial statements beginning on page F-1 of this Supplement.

Notable Mortgage Note Borrowings and Other Secured Borrowings

Repayment of Mortgage Notes and Other Secured Borrowings — During the year ended December 31, 2016, we repaid nine mortgage note borrowings in full with an aggregate balance of approximately $326.2 million at the time of the payoffs and a weighted average interest rate of 5.82%. We funded the repayments with proceeds from our revolving credit facility and proceeds from real property dispositions. For additional information on these repayments, see Note 5 to our financial statements beginning on page F-1 of this Supplement.

Borrowing Under Mortgage Notes — During the year ended December 31, 2016, we received proceeds of $85.5 million from two mortgage note borrowings with a weighted average interest rate of 2.51%. For additional information on these borrowings, see Note 5 to our financial statements beginning on page F-1 of this Supplement.

Our Operating Results

Set forth below is a discussion of our operating results, followed by a discussion of FFO (as defined below) and Company-defined FFO (as defined below), which we consider to be meaningful supplemental measures of our operating performance. We also use NOI as a supplemental financial performance measure because NOI reflects the specific operating performance of our real properties and debt-related investments and excludes certain items that are not considered to be controllable in connection with the management of each property, such as other-than-temporary impairment, losses related to provisions for losses on debt-related investments, gains or losses on derivatives, acquisition-related expenses, losses on extinguishment of debt and financing commitments, interest income, depreciation and amortization, general and administrative expenses, advisory fees, interest expense and noncontrolling interests. However, NOI should not be viewed as an alternative measure of our operating financial performance as a whole, since it does exclude such items that could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance. We present NOI in the tables below, and include a reconciliation to net income, as defined by GAAP, in Note 13 to our financial statements beginning on page F-1 of this Supplement.

Net Income Attributable to Common Stockholders

Our net income attributable to common stockholders decreased to approximately $50.0 million for the year ended December 31, 2016 from approximately $124.3 million for the year ended December 31, 2015. The decrease was primarily a result of (i) a decrease in gain on sale of real property, largely driven by the disposition of a portfolio of 12 office and industrial properties during the year ended December 31, 2015, and (ii) a decrease in real property NOI from continuing operations as a result of the disposition activity, partially offset by (i) a decrease in interest expense, (ii) an increase in gain on extinguishment of debt and financing and (iii) lower impairments of real estate property.
Our net income attributable to common stockholders increased to approximately $124.3 million for the year ended December 31, 2015 from approximately $29.2 million for the year ended December 31, 2014. The increase was primarily a result of (i) an increase in gain on sale of real property, largely driven by the disposition of a portfolio of 12 office and industrial properties during the year ended December 31, 2015, and (ii) a decrease in interest expense, partially offset by a decrease in real property NOI from continuing operations as a result of the disposition activity.
The following series of tables and discussions describe in more detail our results of operations, including those items specifically mentioned above, for the year ended December 31, 2016 compared to the year ended December 31, 2015 and for the year ended December 31, 2015 compared to the year ended December 31, 2014.

Three-Year Comparison
Our results of rental activities are presented in two groups: (i) all operating properties that we acquired prior to January 1, 2014 and owned through December 31, 2016 (the “Same Store Portfolio”), providing meaningful comparisons for 2016, 2015 and 2014, and (ii) all other operating properties, which were acquired or disposed during the same period, excluding dispositions classified as discontinued operations (the “Non-Same Store Portfolio”). The Same Store Portfolio includes 43 properties, comprising approximately 6.9 million square feet or 77.2% of our total portfolio when measured by square feet.

The following table illustrates the changes in rental revenues, rental expenses, and net operating income for the year ended December 31, 2016 compared to the year ended December 31, 2015 and for the year ended December 31, 2015 compared to the year ended December 31, 2014 (dollar amounts in thousands).

	For the Year Ended December 31,		Amount Changed	% Change	For the Year Ended December 31,		Amount Changed	% Change
	2016	2015			2015	2014
Revenue
Base rental revenue - Same Store Portfolio (1)	$131,591	$127,656	$3,935	3%	$127,656	$123,371	$4,285	3%
Average % leased	92.1%	90.9%	N/A	1%	90.9%	86.8%	N/A	5%
Other rental revenue - Same Store Portfolio	21,947	26,284	(4,337)	-17%	26,284	26,783	(499)	-2%
Total rental revenue - Same Store Portfolio	153,538	153,940	(402)	—%	153,940	150,154	3,786	3%
Rental revenue - Non-Same Store Portfolio (2)	61,689	64,338	(2,649)	-4%	64,338	74,047	(9,709)	-13%
Total continuing rental revenue	$215,227	$218,278	$(3,051)	-1%	$218,278	$224,201	$(5,923)	-3%
Rental Expenses
Same Store Portfolio	$43,356	$42,669	$687	2%	$42,669	$40,623	$2,046	5%
Non-Same Store Portfolio	22,231	16,921	5,310	31%	16,921	10,374	6,547	63%
Total rental expenses	$65,587	$59,590	$5,997	10%	$59,590	$50,997	$8,593	17%
Net Operating Income
Real property - Same Store Portfolio (3)	$110,182	$111,271	$(1,089)	-1%	$111,271	$109,531	$1,740	2%
Real property - Non-Same Store Portfolio (2)	39,458	47,417	(7,959)	-17%	47,417	63,673	(16,256)	-26%
Total net operating income (4)	$149,640	$158,688	$(9,048)	-6%	$158,688	$173,204	$(14,516)	-8%
_______________________________

(1)
Base rental revenue represents contractual base rental revenue earned by us from our tenants and does not include the impact of certain GAAP adjustments to rental revenue, such as straight-line rent adjustments, amortization of above-market intangible lease assets or the amortization of below-market lease intangible liabilities. Such GAAP adjustments and other rental revenue such as expense recovery revenue are included in the line item referred to as “other rental revenue.”

(2)	Excludes results from properties classified as discontinued operations in our financial statements.

(3)
Our same store NOI includes certain non-cash GAAP adjustments for rental revenue for straight line rent and amortization of above market lease assets and below market lease liabilities that caused an (decrease) increase to GAAP NOI of approximately $(5.6) million, $(3.9) million and $(173,000) for the years ended December 31, 2016, 2015 and 2014, respectively.

(4)
For a discussion as to why we view net operating income to be an appropriate supplemental performance measure, refer to “Net Operating Income (“NOI”)” included above in “—Investments in Real Properties and Real Estate-Related Debt and Securities—Net Operating Income.” For a reconciliation to GAAP, refer to Note 13 to our financial statements beginning on page F-1 of this Supplement.

Net Operating Income

Base Rental Revenue - Same Store
The table below presents the factors contributing to the increase in our same store base rental revenue for the year ended December 31, 2016 and 2015 (dollar amounts other than annualized base rent per square foot in thousands):

Same Store Portfolio	Base Rent for the Year Ended December 31,		$ Change	Average Percentage Leased for the Year Ended December 31,		Annualized Base Rent per Square Foot for the Year Ended December 31(1),
	2016	2015		2016	2015	2016	2015
Office	$80,938	$78,329	$2,609	97.4%	96.4%	$35.36	$34.58
Industrial	5,087	4,743	344	81.3%	78.8%	3.51	3.38
Retail	45,566	44,584	982	94.6%	94.0%	17.24	16.97
Total base rental revenue - same store	$131,591	$127,656	$3,935	92.1%	90.9%	$20.62	$20.27

_______________________________

(1)	Represents contractual base rent and does not include the impact of tenant concessions, such as free rent and tenant reimbursements.

Base rental revenue in our same store office and retail portfolios increased for the year ended December 31, 2016, compared to the year ended December 31, 2015, primarily due to (i) an increase in average base rent per square foot, resulting from scheduled rent escalations for existing leases and improving rental rates for new and renewal leases, partially offset by rent concessions that we granted since December 31, 2015, and (ii) an increase in average percentage leased across our same store portfolio for the year ended December 31, 2016, compared to the same period in 2015.

The table below presents the factors contributing to the increase in our same store base rental revenue for the year ended December 31, 2015 and 2014 (dollar amounts other than annualized base rent per square foot in thousands):

Same Store Portfolio	Base Rent for the Year Ended December 31,		$ Change	Average Percentage Leased for the Year Ended December 31,		Annualized Base Rent per Square Foot for the Year Ended December 31(1),
	2015	2014		2015	2014	2015	2014
Office	$78,329	$75,160	$3,169	96.4%	94.8%	$34.58	$33.74
Industrial	4,743	4,355	388	78.8%	71.7%	3.38	3.41
Retail	44,584	43,856	728	94.0%	89.6%	16.97	17.50
Total base rental revenue - same store	$127,656	$123,371	$4,285	90.9%	86.8%	$20.27	$20.52
_______________________________

(1)	Represents contractual base rent and does not include the impact of tenant concessions, such as free rent and tenant reimbursements.

Base rental revenue in our same store office portfolio increased for the year ended December 31, 2015, compared to the year ended December 31, 2014, primarily due to (i) an increase in average base rent per square foot for the year ended December 31, 2015, compared to the same period in 2014 and (ii) and increase in the average percentage leased for the same period.

Base rental revenue in our same store retail portfolio increased for the year ended December 31, 2015, compared to the year ended December 31, 2014, primarily due to an increase in the average percentage leased for the year ended December 31, 2015, compared to the same period in 2014, partially offset by a decrease in the average base rent per square feet.

Other Rental Revenue - Same Store

Same store other rental revenue decreased for the year ended December 31, 2016, compared to the same period in 2015, primarily due to (i) a increase in our straight line rent adjustment within our same store portfolio due to rent increases and the expiration of rental concessions, and (ii) lease termination payments of approximately $1.5 million related to tenants in our retail and office portfolios that we received during the year ended December 31, 2015 and (iii) a decrease in recoverable revenue due to a decrease in snow removal costs incurred by properties in our Greater Boston market due to the unusually harsh winter in 2015.

Same store other rental revenue decreased for the year ended December 31, 2015, compared to the same period in 2014, primarily due to (i) a decrease in our straight line rent adjustment within our same store portfolio due to rent increases and the expiration of rental concessions, and (ii) a decrease in below market rent adjustment due to lease expirations during the year ended December 31, 2015, partially offset by (i) lease termination payments of approximately $1.5 million related to tenants in our retail and office portfolios that we received during the year ended December 31, 2015 and (ii) an increase in recoverable revenue due to an increase in snow removal costs incurred by properties in our Greater Boston market due to the unusually harsh winter in 2015.

Rental Expenses - Same Store

The table below presents the factors contributing to an increase in our Same Store rental expense for the years ended December 31, 2016 and 2015 and the factors contributing to an increase in our Same Store rental expense for the years ended December 31, 2015 and 2014 (dollar amounts in thousands):

	For the Year Ended December 31,		$ Change	% Change	For the Year Ended December 31,		$ Change	% Change
	2016	2015			2015	2014
Real estate taxes	$16,927	$15,908	$1,019	6.4%	15,908	$15,574	$334	2.1%
Repairs and maintenance	12,634	13,086	(452)	(3.5)%	13,086	11,213	1,873	16.7%
Utilities	5,522	5,571	(49)	(0.9)%	5,571	6,096	(525)	(8.6)%
Property management fees	3,284	3,168	116	3.7%	3,168	3,005	163	5.4%
Insurance	983	1,021	(38)	(3.7)%	1,021	1,081	(60)	(5.6)%
Other	4,006	3,915	91	2.3%	3,915	3,654	261	7.1%
Total same store rental expense	$43,356	$42,669	$687	1.6%	42,669	$40,623	$2,046	5.0%

Real estate taxes increased for the year ended December 31, 2016 from the year ended December 31, 2015, primarily driven by an increase in property values and scheduled increases in tax payments at certain properties within our same store office portfolio.

Repairs and maintenance expenses decreased for the year ended December 31, 2016, compared to the year ended December 31, 2015, primarily attributable to a decrease in snow removal costs incurred by properties in our Greater Boston market due to the unusually harsh winter in 2015 partially offset by an increase in seasonal parking lot maintenance expenses during the year ended December 31, 2016.

The majority of the increase in repairs and maintenance expenses of the Same Store Portfolio for the year ended December 31, 2015, compared to the year ended December 31, 2014, is attributable to snow removal costs incurred by properties in our Greater Boston market due to the unusually harsh winter in 2015.

Utilities decreased for the year ended December 31, 2015 from the year ended December 31, 2014, primarily driven by high electricity rates and usage during January 2014 as a result of unusually cold temperatures in our Northern New Jersey market.

Real Property – Non-Same Store Portfolio

The decrease in rental revenue and NOI in our Non-Same Store Portfolio for the year ended December 31, 2016, compared to the year ended December 31, 2015 primarily resulted from dispositions in our office portfolio during 2016 partially offset by acquisitions in our retail portfolio during 2015. We disposed of seven real properties in 2016 and 17 real properties in 2015 that we included in continuing operations. We acquired one and eight real properties in 2016 and 2015, respectively. See our discussion under “—Significant Transactions During the Year Ended December 31, 2016—Investment Activity” for further discussion of acquisition and disposition activity.

The decrease in rental revenue and NOI in our Non-Same Store Portfolio for the year ended December 31, 2015, compared to the year ended December 31, 2014, resulted from disposition of 17 real properties in 2015 and five real properties in 2014 that we included in continuing operations. Our acquisition of eight and three real properties in 2015 and 2014, respectively, partially offset the impact of these dispositions to our Non-Same Store Portfolio rental revenue and NOI. Furthermore, we reported the 2014 operating results of 12 industrial properties that we classified as held for sale as of December 31, 2013 as discontinued operations in 2014. Other than this industrial portfolio, we included the operating results of all dispositions in 2014 and 2015 in our continuing operations. Had we included the 12 industrial properties in continuing operations, we would have included total additional rental revenue of $969,000 for 2014.

Debt-Related Income

Debt-related income decreased for the year ended December 31, 2016 compared to the same period in 2015 and decreased for the year ended December 31, 2015 compared to the same period in 2014. The decrease is primarily attributable to the repayments of debt-related investments during 2015 and 2014. We received approximately $81.5 million and $29.7 million in cash proceeds from principal repayments in 2015 and 2014, respectively, and approximately $2.6 million and $244,000 of early repayment fees in 2015 and 2014, respectively.

Other Operating Expenses

Real Estate Depreciation and Amortization Expense

Depreciation and amortization expense decreased for the year ended December 31, 2016 compared to the same period in 2015 and decreased for the year ended December 31, 2015 compared to the same period in 2014 primarily due to our disposition of real properties during 2016, 2015 and 2014.

General and Administrative Expenses

General and administrative expenses decreased for the year ended December 31, 2016 compared to the same period in 2015 by approximately $1.3 million, or 12%, primarily due to a decrease in reimbursements paid by us to our Advisor for salaries and overhead related to fewer acquisition activities in the year ended December 31, 2016.

General and administrative expenses stayed relatively stable for the year ended December 31, 2015, compared to the same period in 2014.

Advisory Fees

In connection with the commencement of the Prior Offering in 2012, we amended our Advisory Agreement with our Advisor to eliminate acquisition fees and tie the advisory fee earned by our Advisor to our NAV. In addition, our current advisory fees paid to our Advisor include a performance-based component for which our Advisor receives an additional fee equal to 25% of the total investment return to our Class A, W and I stockholders in a given year in excess of 6% as an incentive to reward sustainable total investment return performance to our stockholders. However, our Advisor does not currently receive a performance fee based on Class E shares until their NAV exceeds $10 per share.

Advisory fees decreased $2.2 million, or 13%, during the year ended December 31, 2016 compared to the same period in 2015, primarily due to (i) a $1.2 million decrease in the performance-based fee component of advisory fees as a result of a lower total weighted average return in 2016 of 6.3% compared to 9.4% in 2015 and (ii) a net decrease in our outstanding common stock as a result of four tender offers in 2016, which reduced our total NAV.

Advisory fees increased $1.2 million during the year ended December 31, 2015 compared to the same period in 2014, primarily due to an increase in performance-based component of advisory fees of approximately $855,000 as a result of our total weighted average return of 9.4% in 2015 compared to 8.6% in 2014. In addition, an increase in our overall NAV resulting from our NAV per share increasing from $7.16 to $7.47 from December 31, 2014 through December 31, 2015, partially offset by net redemptions of our common stock reducing our total NAV, also contributed to the increase in our advisory fees.

See Note 11 to our financial statements beginning on page F-1 of this Supplement for further discussion of all fees and reimbursements that we pay to our Advisor.

Acquisition-Related Expenses

Acquisition-related expenses decreased for the year ended December 31, 2016 compared to the same period in 2015 by approximately $2.0 million, or 75%, primarily due to a decrease in acquisition activity in 2016. We acquired one property in 2016 and eight properties in 2015. See Note 3 to our financial statements beginning on page F-1 of this Supplement for further discussion of our 2016 acquisition activity.

Acquisition-related expenses increased for the year ended December 31, 2015 compared to the same period in 2014 by approximately $1.4 million, or 119%, primarily due to an increase in acquisition activity in 2015. We acquired eight properties in 2015 and three properties in 2014.

Impairment of Real Estate Property

We recorded $2.7 million in impairment charges during the year ended December 31, 2016 primarily due to the net book value of certain properties exceeding the contract sales price less cost prior to disposition. During the years ended December 31, 2015 and 2014, we recorded real property impairment charges of $8.1 million and $9.5 million, respectively. These impairment charges resulted from our decision to consider various disposition strategies for two properties that we no longer considered strategic to our overall investment objectives. We later sold these properties. The shortened hold period for future cash flows from these properties triggered the impairment losses. See Note 3 to our financial statements beginning on page F-1 of this Supplement for further discussion of these impairment charges.

In the calculation of our NAV, our real estate assets are carried at fair value using valuation methodologies consistent with ASC Topic 820, Fair Value Measurements and Disclosures. As a result, the timing of valuation changes recorded in our NAV will not necessarily be the same as for impairment charges recorded to our financial statements prepared pursuant to GAAP.

Other Income (Expenses)

Interest and Other Income

Interest and other income remained relatively stable for the year ended December 31, 2016 compared to the same period in 2015 and increased $1.0 million for the year ended December 31, 2015, compared to the same period in 2014 primarily due to an increase in interest income received from our CDO securities portfolio.

Interest Expense

Interest expense decreased for the year ended December 31, 2016, compared to the same period in 2015, and decreased for the year ended December 31, 2015, compared to the same period in 2014, due to lower average interest rates and lower average borrowings.

The following table further describes our interest expense by debt obligation, and includes amortization of deferred financing costs, amortization related to our derivatives, and amortization of discounts and premiums (amounts in thousands):

	For the Year Ended December 31,
	2016	2015	2014
Debt Obligation
Mortgage notes (1)	$23,292	$35,529	$50,772
Line of credit and other unsecured borrowings	17,448	11,258	8,843
Other secured borrowings	—	477	1,375
Financing obligations	42	244	1,210
Total interest expense	$40,782	$47,508	$62,200
_______________________________

(1)	Includes interest expense attributable to discontinued operations of $296,000 for the year ended December 31, 2014.

Gain (Loss)on Extinguishment of Debt and Financing Commitments

During the year ended December 31, 2016, we had a gain of approximately $5.1 million on extinguishment of debt and financing commitments, resulting from the extinguishment of a $5.1 million contingently payable mortgage note that was not ultimately required to be repaid upon the disposition of the related property.

During the year ended December 31, 2015, we recorded approximately $1.2 million of loss on extinguishment of debt and financing commitments, primarily resulting from (i) deferred financing costs written off due to the amendment and restatement of our senior secured term loan and revolving line of credit on January 13, 2015, and (ii) accelerated amortization of deferred financing costs upon the repayment of borrowings under our repurchase facilities earlier than we had originally expected.

Gain on Sale of Real Property

During the years ended December 31, 2016, 2015 and 2014, we recorded gain on sale of real property of approximately $45.7 million, $134.2 million and $40.5 million, respectively. For a detailed discussion of the real properties we disposed of during the three years, see Note 3 to our financial statements beginning on page F-1 of this Supplement.

Liquidity Outlook

We believe our existing cash balance, our available credit under the Amended Facility, cash from operations, additional proceeds from our public offerings, proceeds from the sale of existing investments, and prospective debt or equity issuances will be sufficient to meet our liquidity and capital needs for the foreseeable future, including the next 12 months. Our capital requirements over the next 12 months are anticipated to include, but are not limited to, operating expenses, distribution payments, debt service payments, including debt maturities of approximately $162.5 million, redemption payments, potential issuer tender offers and acquisitions of real properties. Subsequent to December 31, 2016, we repaid approximately $110.0 million of debt that was scheduled to mature over the next 12 months.

In order to maintain a reasonable level of liquidity for redemptions of Class A, Class W and Class I shares pursuant to our Second Amended and Restated Class A, W and I Share Redemption Program (the “Class AWI SRP”), we intend to generally maintain under normal circumstances the following aggregate allocation to sources of liquidity, which include liquid assets and capacity under our borrowing facilities: (1) 10% of the aggregate NAV of our outstanding Class A, Class W and Class I shares up to $1 billion of collective Class A, Class W and Class I share NAV, and (2) 5% of the aggregate NAV of our outstanding Class A, Class W and Class I shares in excess of $1 billion of collective Class A, Class W and Class I share NAV. However, as set forth in the Class AWI SRP, no assurance can be given that we will maintain this allocation to liquid assets. Our board of directors has the right to modify, suspend or terminate our Class AWI SRP if it deems such action to be in the best interest of our stockholders. As of December 31, 2016, the aggregate NAV of our outstanding Class A, Class W and Class I shares was approximately $287.8 million.

As of December 31, 2016, we had approximately $13.9 million of cash compared to $15.8 million as of December 31, 2015. The following discussion summarizes the sources and uses of our cash during the year ended December 31, 2016, which resulted in the net cash decrease of approximately $1.9 million.

Operating Activities

Net cash provided by operating activities decreased by approximately $15.2 million to $90.3 million for the year ended December 31, 2016, compared to net cash provided by operating activities of approximately $105.5 million for the same period in 2015. The decrease is primarily due to (i) a decrease in NOI as discussed previously under “Net Operating Income”, (ii) unfavorable changes in other assets and liabilities due to annual property tax payments and (iii) a decrease in interest payments received from our debt-related investments, partially offset by (i) a decrease in asset management fees primarily resulting from the common stock redemptions pursuant to our self-tender offers during 2015 and 2016 and (ii) a decrease in interest payments on borrowings.

Investing Activities

Net cash provided by investing activities increased approximately $48.1 million to approximately $122.5 million for the year ended December 31, 2016 from approximately $74.4 million for the year ended December 31, 2015. The increase is primarily due to a decrease in cash paid to acquire operating properties partially offset by (i) decrease in proceeds from disposition of real properties, and (ii) a decrease in principal collections on debt-related investments.

Financing Activities

Net cash used in financing activities increased approximately $36.1 million to approximately $214.7 million for the year ended December 31, 2016 from $178.6 million for the year ended December 31, 2015. The increase is primarily due to an increase in cash paid for net borrowing activities as discussed previously in "- Significant Transactions During the Year Ended December 31, 2016" partially offset by (i) a decrease in cash paid for redemption of common shares, (ii) an increase in cash received from the sale of our common shares and (ii) a decrease in distributions paid.

During the year ended December 31, 2016 and 2015, we raised approximately $96.3 million and $86.5 million in proceeds from the sale of Class A, W, and I shares, respectively, including approximately $5.7 million and $3.5 million under the distribution reinvestment plan, respectively. We have offered and will continue to offer Class E shares of common stock through the Class E DRIP Offering. The amount raised under the Class E DRIP Offering decreased by approximately $3.0 million to approximately $14.9 million for the year ended December 31, 2016, from approximately $17.9 million for the year ended December 31, 2015.

Distributions

To obtain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to our stockholders at least 90% of our real estate investment trust taxable income, determined without regard to the deduction for distributions paid and by excluding net capital gains. The payment of distributions is determined by our board of directors and may be adjusted at its discretion at any time. Distribution levels are set by our board of directors at a level it believes to be appropriate and sustainable based upon a review of a variety of factors including the current and anticipated market conditions, current and anticipated future performance and make-up of our investments, our overall financial projections and expected future cash needs.

Distributions declared payable to common stockholders decreased approximately $5.9 million to approximately $57.0 million for the year ended December 31, 2016 from approximately $62.9 million for the same period in 2015. Such distributions were paid following the respective quarters for which they were declared. Approximately $36.4 million and $41.7 million, respectively, were paid in cash and approximately $20.6 million and $21.3 million, respectively, were reinvested in shares of our common stock pursuant to our distribution reinvestment plan during the years ended December 31, 2016 and 2015.

On December 14, 2016, our board of directors authorized for each class of common stock a dividend of $0.09 per share, subject to adjustment for class-specific expenses, for the quarter ending March 31, 2017. The dividend will be payable to stockholders of record as of the close of business on each day during the period from January 1, 2017 to March 31, 2017, pro-rated for the period of ownership. The dividend will accrue daily and be paid no later than April 30, 2017.

Redemptions and Repurchases

During the years ended December 31, 2016 and 2015, we redeemed or repurchased approximately 28.5 million and 29.2 million shares of common stock for approximately $210.0 million and approximately $212.9 million, respectively. The decrease in cash used for redemptions is primarily due to a decrease in the cash used for redemptions pursuant to our Class E SRP partially offset by cash used for self-tenders. See Note 10 to our financial statements beginning on page F-1 of this Supplement for further discussion of redemptions and repurchases during the years ended December 31, 2016 and 2015. See the section the Prospectus entitled "Description of Capital Stock—Class A, Class W and Class I Share Redemption Program" and "—Class E Share Redemption Program and Tender Offers" for a description of our share redemption programs.

In addition to the above-mentioned redemptions, during the years ended December 31, 2016 and 2015, we redeemed approximately 760,000 and 360,000 OP Units, respectively, from our OP Unit holders for approximately $5.6 million and $2.7 million, respectively.

Off-Balance Sheet Arrangements

As of December 31, 2016, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, revenues, or expenses, results of operations, liquidity, capital expenditures or capital resources. There are no lines of credit, side agreements, or any other derivative financial instruments related to or between our unconsolidated joint venture and us, and we believe we have no material exposure to financial guarantees.

Contractual Obligations

The following table reflects our contractual obligations as of December 31, 2016 (amounts in thousands).

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Borrowings (1)	$1,165,931	$191,904	$554,601	$44,287	$375,139
Other obligations (2)	15,349	446	932	941	13,030
Total Contractual Obligations	$1,181,280	$192,350	$555,533	$45,228	$388,169
_______________________________

(1)
Includes principal and interest payments due for our mortgage notes and other unsecured borrowing obligations as well as payments due for our interest rate swaps. We estimated the interest payments on our floating-rate borrowings using interest rates derived from the benchmark LIBOR curve.

(2)	Includes a ground lease at an office property in our San Fransisco market and lease payments pursuant to the DST Program.

Subsequent Events

The following financing transactions occurred subsequent to December 31, 2016.

Self-Tender Offer

On February 10, 2017, we commenced a self-tender offer to purchase for cash up to $40 million of our Class E shares, subject to our ability to increase the number of shares accepted for payment in the offer by up to but not more than 2% of our outstanding Class E shares (resulting in a commensurate increase in the dollar volume by up to approximately $16.9 million, without amending or extending the offer in accordance with rules promulgated by the Commission, at a purchase price of $7.51 per share, net to the seller in cash, less any applicable withholding taxes and without interest. The offer was made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 10, 2017, and in the related Letter of Transmittal, filed with the Commission on Schedule TO on February 10, 2017. The offer will expire at 5:00 p.m. Central Time, on Friday, March 10, 2017.

For information regarding other financing transactions that occurred subsequent to December 31, 2016, see Note 17 to our financial statements beginning on page F-1 of this Supplement.

Inflation

Substantially all of our leases provide for separate real estate tax and operating expense escalations over a base amount. In addition, many of our leases provide for fixed base rent increases or indexed rent increases. We believe that inflationary increases in costs may be at least partially offset by the contractual rent increases and operating expense escalations in our leases. To date, we believe that inflation has not had a material impact to our operations or overall liquidity.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the financial statements and disclosures. Some of these estimates and assumptions require application of difficult, subjective, and/or complex judgment, often about the effect of matters that are inherently uncertain and that may change in subsequent periods. We are required to make such estimates and assumptions when applying the following accounting policies.

Investments in Real Property

Costs associated with the acquisition of real property, including acquisition fees paid to our Advisor, are expensed as incurred. In addition, we estimate the fair value of contingent consideration and contingencies related to acquisitions of real property in determining the total cost of the property acquired. Subsequent changes in the fair value of such contingent consideration are recorded either as a gain or loss in our consolidated statements of income. Contingencies are subsequently adjusted through the consolidated statements of income when new information becomes available indicating that settlement of a contingent liability is probable and can be estimated at an amount greater than the acquisition date fair value, or the contingency is resolved, in which case the contingent asset or liability is derecognized.

Costs associated with the development and improvement of our real property assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred. During the land development and construction periods, we capitalize interest costs, insurance, real estate taxes and certain general and administrative costs if such costs are incremental and identifiable to a specific activity to get the asset ready for its intended use. The results of operations for acquired real property are included in our accompanying statements of income from their respective acquisition dates.

Upon acquisition, the total cost of a property is allocated to land, building, building and land improvements, tenant improvements and intangible lease assets and liabilities. The purchase price allocation of the total cost to land, building, building improvements, tenant improvements, intangible lease assets and intangible lease liabilities is based on our estimate of the property’s as-if vacant fair value. The as-if vacant fair value is calculated by using all available information such as the replacement cost of such asset, appraisals, property condition reports, market data and other related information. The difference between the fair value and the face value of debt assumed in an acquisition is recorded as an adjustment to the purchase price allocation. The allocation of the total cost of a property to an intangible lease asset includes the value associated with the in-place leases, which may include lost rent, leasing commissions, tenant improvements, legal and other costs.

We record acquired “above-market” and “below-market” leases at their fair value equal to the difference between the contractual amounts to be paid pursuant to each in-place lease and our estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the remaining term of the lease plus the term of any below-market fixed-rate renewal option periods for below-market leases. In addition, we allocate a portion of the purchase price of an acquired property to the estimated value of customer relationships, if any. As of December 31, 2016, we had not recognized any estimated value to customer relationships.

The following table summarizes the amounts that we have incurred in amortization expense for intangible lease assets and adjustments to rental revenue for above-market lease assets and below-market lease liabilities for the years ended December 31, 2016, 2015 and 2014 (amounts in thousands).

	For the Year Ended December 31,
	2016	2015	2014
Above-market lease assets	$(5,515)	$(5,216)	$(6,708)
Below-market lease liabilities	6,050	6,029	7,324
Net increase to rental revenue	$535	$813	$616
Intangible lease asset amortization	$(40,797)	$(44,260)	$(48,937)

We expense any unamortized intangible lease asset or record an adjustment to rental revenue for any unamortized above-market lease asset or below-market lease liability when a tenant terminates a lease before the stated lease expiration date. We recorded an insignificant amount of adjustments related to write-offs of unamortized intangible lease assets and liabilities due to early lease terminations during the years ended December 31, 2016, 2015 and 2014.

Real property assets, including land, building, building and land improvements, tenant improvements, lease commissions, and intangible lease assets and liabilities are stated at historical cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over their estimated useful lives as described in the following table.

Description	Depreciable Life
Land	Not depreciated
Building	40 years
Building and land improvements	10-40 years
Tenant improvements	Lesser of useful life or lease term
Lease commissions	Over lease term
Intangible in-place lease assets	Over lease term
Above-market lease assets	Over lease term
Below-market lease liabilities	Over lease term, including below-market fixed-rate renewal options

The following table presents expected amortization during the next five years and thereafter related to the acquired above-market lease assets, below-market lease liabilities and acquired in-place lease intangibles, for properties owned as of December 31, 2016 (amounts in thousands).

	For the Year Ended December 31,
	2017	2018	2019	2020	2021	Thereafter	Total
Acquired above-market lease assets	$(2,379)	$(727)	$(633)	$(213)	$(201)	$(456)	$(4,609)
Acquired below-market lease liabilities	5,307	4,695	3,977	3,272	2,847	39,447	59,545
Net rental revenue increase	$2,928	$3,968	$3,344	$3,059	$2,646	$38,991	$54,936
Acquired in-place lease intangibles	$27,158	$16,909	$11,863	$6,898	$5,412	$15,572	$83,812

Impairment — Real Property

We review our investments in real property that are classified as held and used individually on a quarterly basis, and more frequently when such an evaluation is warranted, to determine their appropriate classification, as well as whether there are indicators of impairment.

As of December 31, 2016, all of our properties were classified as held and used. These held and used assets are reviewed for indicators of impairment, which may include, among others, vacancy, each tenant’s inability to make rent payments, operating losses or negative operating trends at the property level, notification by a tenant that it will not renew its lease, a decision to dispose of a property, including a change in estimated holding periods, or adverse changes in the fair value of any of our properties. If indicators of impairment exist on a held and used asset, we compare the future estimated undiscounted cash flows from the expected use of the property to its net book value to determine if impairment exists. If the sum of the future estimated undiscounted cash flows is greater than the current net book value, we conclude no impairment exists. If the sum of the future estimated undiscounted cash flows is less than its current net book value, we recognize an impairment loss for the difference between the net book value of the property and its estimated fair value. If our assumptions, projections or estimates regarding a property change in the future, we may have to record an impairment charge to reduce or further reduce the net book value of the property.

During the year ended December 31, 2016, we recorded a $2.1 million impairment charge related to a consolidated office property located in the Washington, DC market, which we acquired in June 2010. Additionally, we recorded a $587,000 impairment charge related to a consolidated office property located in the Chicago, IL market ("40 Boulevard"), which we acquired in January 2007 and we held through a joint venture in which we were not the managing partner. We held an 80% ownership interest in 40 Boulevard.

During the year ended December 31, 2015, we recorded approximately $1.6 million of impairment charges related to a wholly owned retail property (“Mt. Nebo”), which we later sold during 2015, and a $6.5 million impairment charge related to a consolidated office property located in the Chicago, IL market, which we acquired in February 2007 and we hold through a joint venture in which we are not the managing partner. We have an 80% ownership interest in the office property. During the year ended December 31, 2014, we recorded a $9.5 million impairment related to Mt. Nebo.

New Accounting Pronouncements

For our consideration of new accounting pronouncements, see Note 2 to our financial statements beginning on page F-1 of this Supplement.

CERTAIN HISTORICAL NAV INFORMATION

Net Asset Value Calculation

Our board of directors, including a majority of our independent directors, has adopted valuation procedures that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV on a daily basis. One fundamental element of the valuation process, the valuation of our real property portfolio, is managed by Altus Group U.S., Inc., an independent valuation firm (“the Independent Valuation Firm”) approved by our board of directors, including a majority of our independent directors. All parties engaged by us in the calculation of our NAV, including the Advisor, are subject to the oversight of our board of directors. As part of this process, our Advisor reviews the estimates of the values of our real property portfolio and real estate-related assets for consistency with our valuation guidelines and the overall reasonableness of the valuation conclusions, and informs our board of directors of its conclusions (as needed, but at least once per year as part of their annual review, described below). Although our Independent Valuation Firm or other pricing sources may consider any comments received from us or our Advisor to their individual valuations, the final estimated values of our real properties or certain other assets and liabilities are determined by the Independent Valuation Firm or other pricing source. Our Independent Valuation Firm is available to meet with our board of directors to review valuation information, as well as our valuation guidelines and the operation and results of the valuation process generally. Our board of directors has the right to engage additional valuation firms and pricing sources to review the valuation process or valuations, if deemed appropriate. Every month our senior management team and Altus hold an NAV committee meeting to review the prior month’s adjustments to NAV and discuss any possible changes to the NAV policies and procedures which may be recommended to the board of directors.  The information reviewed by this committee is summarized for the audit committee.  At least once each calendar year our board of directors, including a majority of our independent directors, reviews the appropriateness of our valuation procedures. With respect to the valuation of our properties, the Independent Valuation Firm provides the board of directors with periodic valuation reports. From time to time our board of directors, including a majority of our independent directors, may adopt changes to the valuation procedures if it (1) determines that such changes are likely to result in a more accurate reflection of NAV or a more efficient or less costly procedure for the determination of NAV without having a material adverse effect on the accuracy of such determination or (2) otherwise reasonably believes a change is appropriate for the determination of NAV. We will publicly announce material changes to our valuation procedures or the identity or role of the Independent Valuation Firm. See the section of the Prospectus entitled "Net Asset Value Calculation and Valuation Procedures" for a more detailed description of our valuation procedures, including important disclosure regarding real property valuations provided by the Independent Valuation Firm.

The following table sets forth the components of NAV for the Company as of December 31, 2016 and September 30, 2016 (amounts in thousands except per share information). As used below, “Fund Interests” means our Class E shares, Class A shares, Class W shares, and Class I shares, along with the OP Units held by third parties, and “Aggregate Fund NAV” means the NAV of all of the Fund Interests.

	As of December 31, 2016	As of September 30, 2016
Office properties	$1,187,600	$1,185,850
Industrial properties	81,750	80,850
Retail properties	1,012,850	1,020,750
Real properties	$2,282,200	$2,287,450
Debt-related investments	15,209	15,340
Total Investments	$2,297,409	$2,302,790
Cash and other assets, net of other liabilities	(10,051)	(10,109)
Debt obligations	(1,054,470)	(1,056,070)
Outside investors’ interests	(3,588)	(3,626)
Aggregate Fund NAV	$1,229,300	$1,232,985
Total Fund Interests outstanding	162,396	164,930
NAV per Fund Interest	$7.57	$7.48

When the fair value of our real estate assets is calculated for the purposes of determining our NAV per share, the calculation is done using the fair value methodologies detailed within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification under Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). However, our valuation procedures and our NAV are not subject to GAAP and will not be subject to independent audit. In the determination of our NAV, the value of certain of our assets and liabilities are generally determined based on their carrying amounts under GAAP; however, those principles are generally based upon historic cost and therefore may not be determined in accordance with ASC Topic 820. Readers should refer to our audited financial statements for our net book value determined in accordance with GAAP from which one can derive our net book value per share by dividing our stockholders’ equity by shares of our common stock outstanding as of the date of measurement.

Our valuation procedures, which address specifically each category of our assets and liabilities and are applied separately from the preparation of our financial statements in accordance with GAAP, involve adjustments from historical cost. There are certain factors which cause NAV to be different from net book value on a GAAP basis. Most significantly, the valuation of our real estate assets, which is the largest component of our NAV calculation, will be provided to us by the Independent Valuation Firm on a daily basis. For GAAP purposes, these assets are generally recorded at depreciated or amortized cost. We generally do not undertake to mark-to-market our debt investments or real estate-related liabilities, but rather these assets and liabilities are usually included in our determination of NAV at amounts determined in accordance with GAAP, which amounts have been and could in the future be materially different from the amount of these assets and liabilities if we were to undertake to mark-to-market our debt. Also for NAV purposes, we mark-to-market our hedging instruments on a frequency that management determines to be practicable under the circumstances and currently we seek to mark-to-market our hedging instruments on a weekly basis. However, our NAV policies and procedures allow for that frequency to change to be more or less frequent. Other examples that will cause our NAV to differ from our GAAP net book value include the straight-lining of rent, which results in a receivable for GAAP purposes that is not included in the determination of our NAV, and, for purposes of determining our NAV, the assumption of a value of zero in certain instances where the balance of a loan exceeds the value of the underlying real estate properties, where GAAP net book value would reflect a negative equity value for such real estate properties, even if such loans are non-recourse. Third party appraisers may value our individual real estate assets using appraisal standards that deviate from fair value standards under GAAP. The use of such appraisal standards may cause our NAV to deviate from GAAP fair value principles. We did not develop our valuation procedures with the intention of complying with fair value concepts under GAAP and, therefore, there could be differences between our fair values and the fair values derived from the principal market or most advantageous market concepts of establishing fair value under GAAP.

Under GAAP, we record liabilities for dealer manager and distribution fees that we (i) currently owe our dealer manager under the terms of our dealer manager agreement and (ii) for an estimate that we may pay to our Dealer Manager in future periods for shares of our common stock sold pursuant to the Prior Offering and the Follow-On Offering. As of December 31, 2016, we recorded a total liability for dealer manager and distribution fees of approximately $3.9 million, comprised of a $44,000 current payable to our dealer manager and a $3.9 million estimated liability for dealer manager and distributions fees that we may pay to our dealer manager in future periods. We do not deduct the $3.9 million liability for estimated future dealer manager and distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time should not include consideration of any estimated future dealer manager and distribution fees that may become payable after such date.

We include no discounts to our NAV for the illiquid nature of our shares, including the limitations on your ability to redeem shares under our share redemption programs or self-tender offers and our ability to suspend or terminate our share redemption programs or self-tender offers at any time. Our NAV generally does not consider exit costs (e.g. selling costs and commissions related to the sale of a property) that would likely be incurred if our assets and liabilities were liquidated or sold. While we may use market pricing concepts to value individual components of our NAV, our per share NAV is not derived from the market pricing information of open-end real estate funds listed on stock exchanges.

Please note that our NAV is not a representation, warranty or guarantee that: (1) we would fully realize our NAV upon a sale of our assets; (2) shares of our common stock would trade at our per share NAV on a national securities exchange; and (3) a stockholder would be able to realize the per share NAV if such stockholder attempted to sell his or her shares to a third party.

The December 31, 2016 valuation for our real properties was provided by the Independent Valuation Firm in accordance with our valuation procedures and determined starting with the appraised value. The aggregate real property valuation of $2.28 billion compares to a GAAP basis of real properties (before accumulated amortization and depreciation and the impact of intangible lease liabilities) of $2.11 billion, representing an increase of approximately $168.9 million or 8.0%. Certain key assumptions that were used by our Independent Valuation Firm in the discounted cash flow analysis are set forth in the following table based on weighted averages by property type.

	Office	Industrial	Retail	Weighted Average Basis
Exit capitalization rate	6.65%	7.68%	6.44%	6.59%
Discount rate / internal rate of return (“IRR”)	7.29%	8.26%	6.96%	7.18%
Annual market rent growth rate	3.20%	3.00%	2.91%	3.06%
Average holding period (years)	10.3	10.9	10.1	10.2

A change in the rates used would impact the calculation of the value of our real properties. For example, assuming all other factors remain constant, an increase in the weighted-average annual discount rate/IRR and the exit capitalization rate of 0.25% would reduce the value of our real properties by approximately 1.94% and 2.26%, respectively.

The following table sets forth the quarterly changes to the components of NAV for the Company and the reconciliation of NAV changes for each class of shares (amounts in thousands, except per share information):

	Total	Class E Common Stock	Class A Common Stock	Class W Common Stock	Class I Common Stock	Class E OP Units
NAV as of September 30, 2016	$1,232,985	$896,349	$14,145	$16,802	$214,866	$90,823
Fund level changes to NAV
Realized/unrealized gains on net assets	12,163	8,564	143	161	2,421	874
Income accrual	22,407	15,953	259	302	4,266	1,627
Dividend accrual	(14,901)	(10,692)	(134)	(177)	(2,806)	(1,092)
Advisory fee	(3,624)	(2,581)	(42)	(49)	(689)	(263)
Performance based fee	(94)	(66)	(1)	(1)	(19)	(7)
Class specific changes to NAV
Dealer Manager fee	(107)	—	(22)	(25)	(60)	—
Distribution fee	(18)	—	(18)	—	—	—
NAV as of December 31, 2016 before share/unit sale/redemption activity	$1,248,811	$907,527	$14,330	$17,013	$217,979	$91,962
Share/unit sale/redemption activity
Shares/units sold	44,371	3,613	949	402	39,407	—
Shares/units redeemed	(63,882)	(60,862)	(137)	(221)	(1,897)	(765)
NAV as of December 31, 2016	$1,229,300	$850,278	$15,142	$17,194	$255,489	$91,197
Shares/units outstanding as of September 30, 2016 (1)	164,930	119,899	1,892	2,248	28,742	12,149
Shares/units sold	5,925	483	127	53	5,262	—
Shares/units redeemed	(8,459)	(8,057)	(18)	(30)	(253)	(101)
Shares/units outstanding as of December 31, 2016 (1)	162,396	112,325	2,001	2,271	33,751	12,048
NAV per share/unit as of September 30, 2016		$7.48	$7.48	$7.48	$7.48	$7.48
Change in NAV per share		0.09	0.09	0.09	0.09	0.09
NAV per share/unit as of December 31, 2016		$7.57	$7.57	$7.57	$7.57	$7.57
_______________________________

(1)	Amounts reported do not include approximately 288,000 restricted stock units granted to our Advisor that remain unvested as of both September 30, 2016 and December 31, 2016.

Certain Historical NAV Information
The following table shows our NAV per share at the end of each quarter since we commenced calculating our daily NAV on July 12, 2012.

Date	Class E	Class A	Class W	Class I
September 30, 2012	$6.64	$6.64	$6.64	$6.64
December 31, 2012	$6.70	$6.70	$6.70	$6.70
March 31, 2013	$6.79	$6.79	$6.79	$6.79
June 30, 2013	$6.83	$6.83	$6.83	$6.83
September 30, 2013	$6.87	$6.87	$6.87	$6.87
December 31, 2013	$6.93	$6.93	$6.93	$6.93
March 31, 2014	$6.96	$6.96	$6.96	$6.96
June 30, 2014	$7.00	$7.00	$7.00	$7.00
September 30, 2014	$7.09	$7.09	$7.09	$7.09
December 31, 2014	$7.16	$7.16	$7.16	$7.16
March 31, 2015	$7.31	$7.31	$7.31	$7.31
June 30, 2015	$7.38	$7.38	$7.38	$7.38
September 30, 2015	$7.42	$7.42	$7.42	$7.42
December 31, 2015	$7.47	$7.47	$7.47	$7.47
March 31, 2016	$7.36	$7.36	$7.36	$7.36
June 30, 2016	$7.37	$7.37	$7.37	$7.37
September 30, 2016	$7.48	$7.48	$7.48	$7.48
December 31, 2016	$7.57	$7.57	$7.57	$7.57

Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from January 1 through February 28, 2017:

Date	Class E	Class A	Class W	Class I
January 3, 2017	$7.56	$7.56	$7.56	$7.56
January 4, 2017	$7.55	$7.55	$7.55	$7.55
January 5, 2017	$7.55	$7.55	$7.55	$7.55
January 6, 2017	$7.55	$7.55	$7.55	$7.55
January 9, 2017	$7.55	$7.55	$7.55	$7.55
January 10, 2017	$7.55	$7.55	$7.55	$7.55
January 11, 2017	$7.55	$7.55	$7.55	$7.55
January 12, 2017	$7.55	$7.55	$7.55	$7.55
January 13, 2017	$7.55	$7.55	$7.55	$7.55
January 17, 2017	$7.55	$7.55	$7.55	$7.55
January 18, 2017	$7.55	$7.55	$7.55	$7.55
January 19, 2017	$7.55	$7.55	$7.55	$7.55
January 20, 2017	$7.55	$7.55	$7.55	$7.55
January 23, 2017	$7.55	$7.55	$7.55	$7.55
January 24, 2017	$7.55	$7.55	$7.55	$7.55
January 25, 2017	$7.56	$7.56	$7.56	$7.56
January 26, 2017	$7.56	$7.56	$7.56	$7.56
January 27, 2017	$7.57	$7.57	$7.57	$7.57
January 30, 2017	$7.56	$7.56	$7.56	$7.56
January 31, 2017	$7.56	$7.56	$7.56	$7.56
February 1, 2017	$7.57	$7.57	$7.57	$7.57
February 2, 2017	$7.56	$7.56	$7.56	$7.56
February 3, 2017	$7.56	$7.56	$7.56	$7.56
February 6, 2017	$7.56	$7.56	$7.56	$7.56
February 7, 2017	$7.56	$7.56	$7.56	$7.56
February 8, 2017	$7.55	$7.55	$7.55	$7.55
February 9, 2017	$7.55	$7.55	$7.55	$7.55
February 10, 2017	$7.55	$7.55	$7.55	$7.55
February 13, 2017	$7.55	$7.55	$7.55	$7.55
February 14, 2017	$7.55	$7.55	$7.55	$7.55
February 15, 2017	$7.55	$7.55	$7.55	$7.55
February 16, 2017	$7.55	$7.55	$7.55	$7.55
February 17, 2017	$7.55	$7.55	$7.55	$7.55
February 21, 2017	$7.55	$7.55	$7.55	$7.55
February 22, 2017	$7.55	$7.55	$7.55	$7.55
February 23, 2017	$7.55	$7.55	$7.55	$7.55
February 24, 2017	$7.55	$7.55	$7.55	$7.55
February 27, 2017	$7.55	$7.55	$7.55	$7.55
February 28, 2017	$7.55	$7.55	$7.55	$7.55
On any day, our share sales and redemptions are made based on the day’s applicable per share NAV carried out to four decimal places. On each business day, our NAV per share for each class is (1) posted on our website, www.dividendcapitaldiversified.com, and (2) made available on our toll-free, automated telephone line, (888) 310-9352.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Market risk is the adverse effect on the value of assets and liabilities that results from a change in the applicable market resulting from a variety of factors such as perceived risk, interest rate changes, inflation and overall general economic changes. Accordingly, we manage our market risk by matching projected cash inflows from operating, investing and financing activities with projected cash outflows for debt service, acquisitions, capital expenditures, distributions to stockholders and unit holders, and other cash requirements. Our outstanding borrowings are directly impacted by changes in market conditions. This impact is largely mitigated by the fact that the majority of our outstanding borrowings have fixed interest rates, which minimize our exposure to the risk that fluctuating interest rates may pose to our operating results and liquidity.
As of December 31, 2016, the fair value of our fixed-rate mortgage debt was $291.6 million and the carrying value of our fixed-rate mortgage debt was $290.3 million. The fair value estimate of our fixed-rate mortgage debt was estimated using a discounted cash flow analysis utilizing rates we would expect to pay for debt of a similar type and remaining maturity if the loans were originated as of December 31, 2016. As we expect to hold our fixed-rate instruments to maturity and the amounts due under such instruments would be limited to the outstanding principal balance and any accrued and unpaid interest, we do not expect that fluctuations in interest rates, and the resulting change in fair value of our fixed-rate instruments, would have a significant impact on our operations.
As of December 31, 2016, we had approximately $401.4 million of unhedged variable-rate borrowings outstanding indexed to LIBOR rates. If the LIBOR rates relevant to our remaining variable-rate borrowings were to increase 10%, we estimate that our annual interest expense would increase by approximately $310,000 based on our outstanding floating-rate debt as of December 31, 2016.
 We may seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs by selectively utilizing derivative instruments to hedge exposures to changes in interest rates on loans secured by our assets. We maintain risk management control systems to monitor interest rate cash flow risk attributable to both our outstanding and forecasted debt obligations as well as our potential offsetting hedge positions. While this hedging strategy is designed to minimize the impact on our net income (loss) and funds from operations from changes in interest rates, the overall returns on our investments may be reduced. Our board of directors has established policies and procedures regarding our use of derivative instruments for hedging or other purposes. During the year ended December 31, 2016, we recorded an increase in our net liability value of approximately $204,000 as a result of changes in the value of our derivatives. Changes in the interest rate yield curve directly impact the value of our derivatives and, as capital market expectations of future interest rates have declined, so have the value of our derivatives.
EXPERTS
The consolidated financial statements and related financial statement schedule of Dividend Capital Diversified Property Fund Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, have been included in this Supplement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The statements included in this Supplement under the caption "Certain Historical NAV Information—Net Asset Value Calculation," relating to the role of Altus Group U.S., Inc. as the Independent Valuation Firm, and the valuation of the real properties and related assumptions, have been reviewed by Altus Group U.S., Inc., an independent valuation firm, and are included in this Supplement given the authority of such firm as experts in property valuations.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Dividend Capital Diversified Property Fund Inc.:
We have audited the accompanying consolidated balance sheets of Dividend Capital Diversified Property Fund Inc. and subsidiaries (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three‑year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dividend Capital Diversified Property Fund Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three‑year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/KPMG LLP

Denver, Colorado

March 3, 2017

PART I. FINANCIAL INFORMATION

ITEM 1.    FINANCIAL STATEMENTS

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and footnoted information)

	As of December 31,
	2016	2015
ASSETS
Investments in real property	$2,204,322	$2,380,174
Accumulated depreciation and amortization	(492,911)	(505,957)
Total net investments in real property	1,711,411	1,874,217
Debt-related investments, net	15,209	15,722
Total net investments	1,726,620	1,889,939
Cash and cash equivalents	13,864	15,769
Restricted cash	7,282	18,394
Other assets, net	35,962	36,789
Total Assets	$1,783,728	$1,960,891
LIABILITIES AND EQUITY
Liabilities:
Accounts payable and accrued expenses (1)	$34,085	$39,645
Mortgage notes	342,247	585,864
Unsecured borrowings	706,554	511,905
Intangible lease liabilities, net	59,545	63,874
Other liabilities	33,206	33,652
Total Liabilities	1,175,637	1,234,940
Equity:
Stockholders’ equity:
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 150,636,393 and 164,124,057 shares issued and outstanding, as of December 31, 2016 and December 31, 2015, respectively (2)	1,506	1,641
Additional paid-in capital	1,361,638	1,470,859
Distributions in excess of earnings	(839,896)	(832,681)
Accumulated other comprehensive loss	(6,905)	(11,014)
Total stockholders’ equity	516,343	628,805
Noncontrolling interests	91,748	97,146
Total Equity	608,091	725,951
Total Liabilities and Equity	$1,783,728	$1,960,891
_______________________________

(1)
Includes approximately $3.6 million and $5.1 million that we owed to our Advisor and affiliates of our Advisor for services and reimbursement of certain expenses as of December 31, 2016 and December 31, 2015, respectively.

(2)
Includes 112,325,127 shares of Class E common stock, 2,001,359 shares of Class A common stock, 2,271,361 shares of Class W common stock, and 34,038,546 shares of Class I common stock issued and outstanding as of December 31, 2016, and 137,275,396 shares of Class E common stock, 1,703,109 shares of Class A common stock, 1,812,277 shares of Class W common stock, and 23,334,275 shares of Class I common stock issued and outstanding as of December 31, 2015.

The accompanying notes are an integral part of these condensed consolidated financial statements.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and footnoted information)

	For the Year Ended December 31,
	2016	2015	2014
REVENUE:
Rental revenue	$215,227	$218,278	$224,201
Debt-related income	943	6,922	7,396
Total Revenue	216,170	225,200	231,597
EXPENSES:
Rental expense	65,587	59,590	50,997
Real estate depreciation and amortization expense	80,105	83,114	88,994
General and administrative expenses (1)	9,450	10,720	11,108
Advisory fees, related party	14,857	17,083	15,919
Acquisition-related expenses	667	2,644	1,205
Impairment of real estate property (2)	2,677	8,124	9,500
Total Operating Expenses	173,343	181,275	177,723
Other Income (Expenses):
Interest and other income	2,207	2,192	1,168
Interest expense	(40,782)	(47,508)	(61,903)
Gain (loss) on extinguishment of debt and financing commitments	5,136	(1,168)	(63)
Gain on sale of real property (3)	45,660	134,218	10,914
Income from continuing operations	55,048	131,659	3,990
Discontinued operations (4)	—	—	30,004
Net income	55,048	131,659	33,994
Net income attributable to noncontrolling interests	(5,072)	(7,404)	(4,802)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$49,976	$124,255	$29,192
Net income per basic and diluted common share:
Continuing operations	$0.31	$0.70	$0.02
Discontinued operations	$—	$—	$0.14
NET INCOME PER BASIC AND DILUTED COMMON SHARE	$0.31	$0.70	$0.16
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	159,648	175,938	178,273
Diluted	172,046	188,789	190,991
_______________________________

(1)
Includes approximately $6.4 million, $7.1 million and $6.8 million incurred by our Advisor and its affiliates for reimbursable expenses during the years ended December 31, 2016, 2015, and 2014, respectively.

(2)	Includes approximately $265,000 and $125,000 paid to our Advisor for advisory fees associated with the disposition of real properties during the years ended December 31, 2016 and 2015, respectively.

(3)
Includes approximately $1.9 million, $4.8 million, and $419,000 paid to our Advisor for advisory fees associated with the disposition of real properties during the years ended December 31, 2016, 2015 and 2014, respectively.

(4)	Includes approximately $1.6 million paid to our Advisor for fees associated with the disposition of real properties during the year ended December 31, 2014.

The accompanying notes are an integral part of these condensed consolidated financial statements.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	For the Year Ended December 31,
	2016	2015	2014
Net Income	$55,048	$131,659	$33,994
Other Comprehensive (Loss) Income:
Net unrealized change from available-for-sale securities	—	—	(211)
Change from cash flow hedging derivatives	4,416	(977)	721
Total Other Comprehensive (Loss) Income	4,416	(977)	510
Comprehensive income	59,464	130,682	34,504
Comprehensive income attributable to noncontrolling interests	(5,379)	(7,321)	(4,637)
COMPREHENSIVE INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$54,085	$123,361	$29,867

The accompanying notes are an integral part of these condensed consolidated financial statements.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands)

	Stockholders’ Equity
	Common Stock		Additional Paid-in Capital	Distributions in Excess of Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total Equity
	Shares	Amount
Balances, December 31, 2013	176,007	$1,760	$1,582,886	$(860,747)	$(10,794)	$91,906	$805,011
Comprehensive income (loss):
Net income	—	—	—	29,192	—	4,802	33,994
Net unrealized change in available-for-sale securities	—	—	—	—	(196)	(15)	(211)
Unrealized change from cash flow hedging derivatives	—	—	—	—	671	50	721
Common stock:
Issuance of common stock, net of offering costs	13,923	140	86,961	—	—	—	87,101
Issuance of common stock, stock-based compensation plans	136	1	776	—	—	—	777
Redemptions of common stock	(11,666)	(117)	(82,119)	—	—	—	(82,236)
Amortization of stock-based compensation	—	—	30	—	—	—	30
Distributions declared on common stock	—	—	—	(62,236)	—	—	(62,236)
Noncontrolling interests:
Contributions of noncontrolling interests	—	—	—	—	—	104	104
Distributions declared to noncontrolling interests	—	—	—	—	—	(9,390)	(9,390)
Redemptions of noncontrolling interests	—	—	(1,121)	—	199	(6,978)	(7,900)
Buyout of noncontrolling interest	—	—	(969)	—	—	(816)	(1,785)
Balances, December 31, 2014	178,400	$1,784	$1,586,444	$(893,791)	$(10,120)	$79,663	$763,980
Comprehensive income (loss):
Net income	—	—	—	124,255	—	7,404	131,659
Unrealized change from cash flow hedging derivatives	—	—	—	—	(922)	(55)	(977)
Common stock:
Issuance of common stock, net of offering costs	14,262	142	96,807	—	—	—	96,949
Issuance of common stock, stock-based compensation plans	618	6	1,257	—	—	—	1,263
Redemptions of common stock	(29,156)	(291)	(213,505)	—	—	—	(213,796)
Amortization of stock-based compensation	—	—	32	—	—	—	32
Distributions declared on common stock	—	—	—	(62,900)	—	—	(62,900)
Distributions on Unvested Advisor RSUs	—	—	—	(245)	—	—	(245)
Noncontrolling interests:
Contributions of noncontrolling interests	—	—	—	—	—	17,337	17,337
Distributions declared to noncontrolling interests	—	—	—	—	—	(4,689)	(4,689)
Redemptions of noncontrolling interests	—	—	(176)	—	28	(2,514)	(2,662)
Balances, December 31, 2015	164,124	$1,641	$1,470,859	$(832,681)	$(11,014)	$97,146	$725,951
Comprehensive income (loss):
Net income	—	—	—	49,976	—	5,072	55,048
Unrealized change from cash flow hedging derivatives	—	—	—	—	4,109	307	4,416
Common stock:
Issuance of common stock, net of offering costs	14,952	150	100,297	—	—	—	100,447
Issuance of common stock, stock-based compensation plans	32	—	306	—	—	—	306
Redemptions of common stock	(28,472)	(285)	(210,287)	—	—	—	(210,572)
Amortization of stock-based compensation	—	—	1,109	—	—	—	1,109
Distributions declared on common stock	—	—	—	(57,040)	—	—	(57,040)
Distributions on Unvested Advisor RSUs	—	—	—	(151)	—	—	(151)
Noncontrolling interests:
Contributions of noncontrolling interests	—	—	—	—	—	3,225	3,225
Distributions declared to noncontrolling interests	—	—	—	—	—	(9,006)	(9,006)
Redemptions of noncontrolling interests	—	—	(646)	—	—	(4,996)	(5,642)
Balances, December 31, 2016	150,636	$1,506	$1,361,638	$(839,896)	$(6,905)	$91,748	$608,091
The accompanying notes are an integral part of these consolidated financial statements.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year Ended December 31,
	2016	2015	2014
OPERATING ACTIVITIES:
Net income	$55,048	$131,659	$33,994
Adjustments to reconcile net income to net cash provided by operating activities:
Real estate depreciation and amortization expense	80,105	83,114	88,994
Gain on disposition of real property	(45,660)	(134,218)	(40,592)
Impairment loss on real estate property	2,677	8,124	9,500
Collection of accrued interest from debt investment	—	6,421	—
(Gain) loss on extinguishment of debt and financing commitments	(5,136)	1,168	63
Other adjustments to reconcile net income to net cash provided by operating activities	8,120	4,660	8,565
Changes in operating assets and liabilities	(4,858)	4,602	(13,295)
Net cash provided by operating activities	90,296	105,530	87,229
INVESTING ACTIVITIES:
Acquisition of real property	(65,861)	(319,577)	(125,509)
Capital expenditures in real property	(28,951)	(26,204)	(14,944)
Proceeds from disposition of real properties	208,604	359,817	105,322
Principal collections on debt-related investments	469	64,769	24,052
Other investing activities	8,269	(4,384)	(4,023)
Net cash provided by (used in) investing activities	122,530	74,421	(15,102)
FINANCING ACTIVITIES:
Mortgage note proceeds	84,045	70,626	—
Mortgage note principal repayments	(314,816)	(136,658)	(52,977)
Defeasance of mortgage note borrowings	—	(53,267)	—
Net proceeds from revolving line of credit borrowings	69,000	92,000	45,000
Net proceeds from term loan borrowings	124,411	80,000	—
Other secured borrowings repayments	—	(25,796)	(1,122)
Redemption of common shares	(212,878)	(225,720)	(81,990)
Distributions on common stock	(37,647)	(42,439)	(41,239)
Proceeds from sale of common stock	88,206	80,609	74,916
Offering costs for issuance of common stock	(5,417)	(4,602)	(4,568)
Distributions to noncontrolling interest holders	(6,641)	(4,591)	(9,501)
Redemption of OP Unit holder interests	(5,309)	(2,750)	(8,219)
Other financing activities	2,315	(6,055)	(2,744)
Net cash used in financing activities	(214,731)	(178,643)	(82,444)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,905)	1,308	(10,317)
CASH AND CASH EQUIVALENTS, beginning of period	15,769	14,461	24,778
CASH AND CASH EQUIVALENTS, end of period	$13,864	$15,769	$14,461
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$38,161	$45,321	$58,330
Supplemental Disclosure of Noncash Investing and Financing Activities:
Assumed mortgage	$—	$11,869	$—
Common stock issued pursuant to the distribution reinvestment plan	$20,576	$21,347	$20,831
Issuances of OP Units for beneficial interests	$—	$7,324	$—
Non-cash repayment of mortgage note and other secured borrowings*	$—	$139,236	$115,387
Non-cash disposition of real property*	$7,830	$128,008	$107,075
Non-cash principal collection on debt-related investments*	$—	$11,228	$7,125
Non-cash investment in real property	$—	$11,869	$12,232
_______________________________

*
Represents the amount of sales proceeds and debt repayments from the disposition of real property or the repayment of borrowings that we did not receive or pay in cash, primarily due to the repayment or assumption of related borrowings by the purchaser or borrower at closing.

The accompanying notes are an integral part of these consolidated financial statements.

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2016

1.     ORGANIZATION

Dividend Capital Diversified Property Fund Inc. is a Maryland corporation formed on April 11, 2005 to invest in a diverse portfolio of real property and real estate related investments. As used herein, “the Company,” “we,” “our” and “us” refer to Dividend Capital Diversified Property Fund Inc. and its consolidated subsidiaries and partnerships except where the context otherwise requires.

We believe we have operated in such a manner as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes, and we utilize an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) organizational structure to hold all or substantially all of our assets through our operating partnership, Dividend Capital Total Realty Operating Partnership, L.P. (our “Operating Partnership”). Furthermore, our Operating Partnership wholly owns a taxable REIT subsidiary, DCTRT Leasing Corp. (the “TRS”), through which we have executed certain business transactions that might otherwise have an adverse impact on our status as a REIT if such business transactions were to occur directly or indirectly through our Operating Partnership.

We are the sole general partner of our Operating Partnership. In addition, we have contributed 100% of the proceeds received from our offerings of common stock to our Operating Partnership in exchange for partnership units (“OP Units”) representing our interest as a limited partner of the Operating Partnership.

Dividend Capital Total Advisors LLC (our “Advisor”), a related party, manages our day-to-day activities under the terms and conditions of an advisory agreement (as amended from time to time, the “Advisory Agreement”). Our Advisor and its affiliates receive various forms of compensation, reimbursements and fees for services relating to the investment and management of our real estate assets.

On July 12, 2012, the Securities and Exchange Commission (the “Commission”) declared effective our Registration Statement on Form S-11 (Registration Number 333-175989) (as amended, the “Prior Registration Statement”). The Prior Registration Statement applied to the offer and sale (the “Prior Offering”) of up to $3,000,000,000 of our shares of common stock, of which $2,250,000,000 of shares were expected to be offered to the public in a primary offering and $750,000,000 of shares were expected to be offered to our stockholders pursuant to an amended and restated distribution reinvestment plan (subject to our right to reallocate such amounts). In the Prior Offering, we offered to the public three classes of shares: Class A shares, Class W shares and Class I shares with net asset value (“NAV”) based pricing. See the section of the Prospectus entitled "Net Asset Value Calculation and Valuation Procedures" for a description of our valuation procedures and valuation components, including important disclosure regarding real property valuations provided by Altus Group U.S., Inc., an independent valuation firm. Our independent registered public accounting firm does not audit our NAV. Selling commissions, dealer manager fees, and distribution fees are allocated to Class A shares, Class W shares, and Class I shares on a class-specific basis and differ for each class, even when the NAV of each class is the same. On September 15, 2015, we terminated the Prior Offering. Through September 15, 2015, the date our Prior Offering terminated, we had raised gross proceeds of approximately $183.0 million from the sale of approximately 25.8 million shares in the Prior Offering, including approximately $3.4 million through our distribution reinvestment plan.

On September 16, 2015, the Commission declared effective our Registration Statement on Form S-11 (Registration Number 333-197767) (the “Follow-On Registration Statement”). The Follow-On Registration Statement applies to the Company’s follow-on “best efforts” offering of up to $1,000,000,000 of the Company’s Class A, Class I and Class W shares of common stock, of which $750,000,000 of shares are expected to be offered to the public in a primary offering and $250,000,000 of shares are expected to be offered to stockholders of the Company pursuant to its distribution reinvestment plan (subject to the Company’s right to reallocate such amounts) (the “Follow-On Offering”). As of December 31, 2016, we had raised gross proceeds of approximately $110.0 million from the sale of approximately 14.8 million shares in the Follow-On Offering.

As of December 31, 2016, we had raised aggregate gross proceeds of approximately $293.0 million from the sale of approximately 40.6 million shares, including approximately $10.4 million raised through our distribution reinvestment plan. As of December 31, 2016, approximately $890.0 million in shares remained available for sale pursuant to the Follow-on Offering, including approximately $243.1 million in shares available for sale through our distribution reinvestment plan.

We are offering to sell any combination of Class A shares, Class W shares and Class I shares with a dollar value up to the maximum offering amount pursuant to the Follow-On Offering. We also sell shares of our unclassified common stock, which we refer to as “Class E” shares, pursuant to our distribution reinvestment plan offering registered on our Registration Statement on Form S-3 (Registration Number 333-162636). In the event of a liquidation event, such assets, or the proceeds therefrom, will be distributed ratably in proportion to the respective NAV for each class until the NAV for each class has been paid. Other than differing allocable fees and liquidation rights, Class E shares, Class A shares, Class W shares, and Class I shares have identical rights and privileges.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

Due to our control of our Operating Partnership through our sole general partnership interest and the limited rights of the limited partners, we consolidate our Operating Partnership, and limited partner interests not held by us are reflected as noncontrolling interests in the accompanying consolidated financial statements (herein referred to as “financial statements”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Our financial statements also include the accounts of our consolidated subsidiaries and joint ventures through which we are the primary beneficiary, when such subsidiaries and joint ventures are variable interest entities, or through which we have a controlling interest. In determining whether we have a controlling interest in a joint venture and the requirement to consolidate the accounts of that entity, we consider factors such as ownership interest, board representation, management representation, authority to make decisions, and contractual and substantive participating rights of the partners/members as well as whether the entity is a variable interest entity in which we have the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses that could potentially be significant to the entity or the right to receive benefits that could potentially be significant to the entity.

Our Operating Partnership qualifies as a variable interest entity for accounting purposes and substantially all of the assets of the Company are held by our Operating Partnership, which, subject to certain Operating Partnership and subsidiary level financing restrictions, can be used to settle its obligations. Creditors of certain liabilities of our Operating Partnership have recourse to the Company. All joint ventures in which we have investments are variable interest entities. All of our investments in joint ventures represent our interests in real estate partnerships, formed for the purpose of acquiring, leasing, managing, holding for investment, selling and otherwise dealing with real property investments. Our involvement with our joint ventures affects our financial position, financial performance and cash flows in ways similar to direct ownership of real property investment. We own a significantly disproportionate majority of the ownership interests of our joint ventures. In each of our joint ventures, our joint venture partner performs the day-to-day management of the real properties owned by the respective joint ventures. However, in each of our joint ventures, we approve the activities that most significantly impact the joint venture’s economic performance. Due to our substantive approval rights and our exposure to the economic returns and losses of each of the joint ventures, we are the primary beneficiary of each of our joint ventures. Based on these considerations, we consolidate all of our investments in joint ventures. The accompanying consolidated balance sheets include approximately $48.2 million and $76.9 million, after accumulated depreciation and amortization, in consolidated real property variable interest entity investments as of December 31, 2016 and 2015, respectively. The accompanying consolidated balance sheets include approximately $50.1 million in consolidated mortgage notes in variable interest entity investments as of December 31, 2015. There were no mortgage notes related to variable interest entities as of December 31, 2016.

Judgments made by us with respect to our level of influence or control of an entity and whether we are the primary beneficiary of a variable interest entity involve consideration of various factors, including the form of our ownership interest, the size of our investment (including loans), our ability to direct the activities of the entity, and our obligation to absorb the losses of, or, our right to receive benefits from the entity. Our ability to correctly assess our influence or control over an entity affects the presentation of these investments in our financial statements and, consequently, our financial position and specific items in our results of operations that are used by our stockholders, lenders and others in their evaluation of us. The maximum risk of loss related to our investment in these consolidated variable interest entities is limited to our recorded investments in such entities. The creditors of the consolidated variable interest entities do not have recourse to our general credit.

Generally, we consolidate real estate partnerships and other entities that are not variable interest entities when we own, directly or indirectly, a majority voting interest in the entity.

Reclassifications

Certain previously reported amounts have been reclassified to conform to the current period financial statement presentation. In April 2015, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update 2015-03 (“ASU 2015-03”), which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The guidance is effective for all reporting periods beginning after December 15, 2015 and requires retrospective application. As a result of adopting this guidance, we reclassified approximately $5.1 million and $1.2 million of net debt issuance costs to “unsecured borrowings” and “mortgage notes”, respectively, in the accompanying consolidated balance sheet as of December 31, 2015. We recorded approximately $4.4 million and $1.8 million of net debt issuance costs into “unsecured borrowings” and “mortgage notes”, respectively, in the accompanying consolidated balance sheet as of December 31, 2016.

Investments

Real Property

Costs associated with the acquisition of real property, including acquisition fees paid to our Advisor, are expensed as incurred. In addition, we estimate the fair value of contingent consideration and contingencies related to acquisitions of real property in determining the total cost of the property acquired. Subsequent changes in the fair value of such contingent consideration are recorded either as a gain or loss in our consolidated statements of income. Contingencies are subsequently adjusted through the consolidated statements of income when new information becomes available indicating that settlement of a contingent liability is probable and can be estimated at an amount greater than the acquisition date fair value, or the contingency is resolved, in which case the contingent asset or liability is derecognized.

Costs associated with the development and improvement of our real property assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred. During the land development and construction periods, we capitalize interest costs, insurance, real estate taxes and certain general and administrative costs if such costs are incremental and identifiable to a specific activity to get the asset ready for its intended use. The results of operations for acquired real property are included in our accompanying statements of income from their respective acquisition dates.

Upon acquisition, the total cost of a property is allocated to land, building, building and land improvements, tenant improvements and intangible lease assets and liabilities. The purchase price allocation of the total cost to land, building, building improvements, tenant improvements, intangible lease assets and intangible lease liabilities is based on our estimate of the property’s as-if vacant fair value. The as-if vacant fair value is calculated by using all available information such as the replacement cost of such asset, appraisals, property condition reports, market data and other related information. The difference between the fair value and the face value of debt assumed in an acquisition is recorded as an adjustment to the purchase price allocation. The allocation of the total cost of a property to an intangible lease asset includes the value associated with the in-place leases, which may include lost rent, leasing commissions, tenant improvements, legal and other costs.

We record acquired “above-market” and “below-market” leases at their fair value equal to the difference between the contractual amounts to be paid pursuant to each in-place lease and our estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the remaining term of the lease plus the term of any below-market fixed-rate renewal option periods for below-market leases. In addition, we allocate a portion of the purchase price of an acquired property to the estimated value of customer relationships, if any. As of December 31, 2016, we had not recognized any estimated value to customer relationships.

The following table summarizes the amounts that we have incurred in amortization expense for intangible lease assets and adjustments to rental revenue for above-market lease assets and below-market lease liabilities for the years ended December 31, 2016, 2015 and 2014 (amounts in thousands).

	For the Year Ended December 31,
	2016	2015	2014
Above-market lease assets	$(5,515)	$(5,216)	$(6,708)
Below-market lease liabilities	6,050	6,029	7,324
Net increase to rental revenue	$535	$813	$616
Intangible lease asset amortization	$(40,797)	$(44,260)	$(48,937)

We expense any unamortized intangible lease asset or record an adjustment to rental revenue for any unamortized above-market lease asset or below-market lease liability when a tenant terminates a lease before the stated lease expiration date. During the year ended December 31, 2016, we recorded $1.7 million related to write-offs of unamortized intangible lease assets and liabilities due to early lease terminations. We recorded an insignificant amount of adjustments related to write-offs of unamortized intangible lease assets and liabilities due to early lease terminations during the years ended December 31, 2015 and 2014.

Real property assets, including land, building, building and land improvements, tenant improvements, lease commissions, and intangible lease assets and liabilities are stated at historical cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over their estimated useful lives as described in the following table.

Description	Depreciable Life
Land	Not depreciated
Building	40 years
Building and land improvements	10-40 years
Tenant improvements	Lesser of useful life or lease term
Lease commissions	Over lease term
Intangible in-place lease assets	Over lease term
Above-market lease assets	Over lease term
Below-market lease liabilities	Over lease term, including below-market fixed-rate renewal options

The following table presents expected amortization during the next five years and thereafter related to the acquired above-market lease assets, below-market lease liabilities and acquired in-place lease intangibles, for properties owned as of December 31, 2016 (amounts in thousands).

	For the Year Ended December 31,
	2017	2018	2019	2020	2021	Thereafter	Total
Acquired above-market lease assets	$(2,379)	$(727)	$(633)	$(213)	$(201)	$(456)	$(4,609)
Acquired below-market lease liabilities	5,307	4,695	3,977	3,272	2,847	39,447	59,545
Net rental revenue increase	$2,928	$3,968	$3,344	$3,059	$2,646	$38,991	$54,936
Acquired in-place lease intangibles	$27,158	$16,909	$11,863	$6,898	$5,412	$15,572	$83,812

Discontinued Operations and Held for Sale

Beginning with the year ended December 31, 2014, a discontinued operation is defined as a component (or group of components) of the entity, the disposal of which would represent a strategic shift that has (or will have) a major effect on the entity’s operations and financial results, when such a component (or group of components) has been disposed of or classified as held for sale. Interest expense is included in discontinued operations only if it is directly attributable to these operations or properties. The results of operations of properties that have been classified as discontinued operations are reported as discontinued operations for all periods presented. We classify real property as held for sale when our management commits to a plan to sell the property, the plan has appropriate approvals, the sale of the property is probable, and certain other criteria are met. At such time, the respective assets and liabilities are presented separately on our balance sheets and depreciation is no longer recognized. Assets held for sale are reported at the lower of their carrying amount or their estimated fair value less the costs to sell the assets. We recognize an impairment loss for assets held for sale if the current net book value of the property exceeds its fair value less selling costs. As of December 31, 2014, one of our properties was classified as held for sale.

Debt-Related Investments

Debt-related investments are considered to be held for investment, as we have both the intent and ability to hold these investments until maturity. Accordingly, these assets are carried at cost, net of unamortized loan origination costs and fees, discounts, repayments and unfunded commitments unless such loans or investments are deemed to be impaired.

Revenue Recognition

Revenue Recognition — Real Property

We record rental revenue for the full term of each lease on a straight-line basis. Certain properties have leases that offer the tenant a period of time where no rent is due or where rent payments increase during the term of the lease. Accordingly, we record a receivable from tenants for rent that we expect to collect over the remaining lease term rather than currently, which is recorded as straight-line rents receivable. When we acquire a property, the term of existing leases is considered to commence as of the acquisition date for purposes of this calculation. Tenant recovery income includes payments from tenants for real estate taxes, insurance and other property operating expenses and is recognized as rental revenue.

The following table summarizes straight-line rental adjustments and tenant recovery income received from tenants for real estate taxes, insurance and other property operating expenses and recognized as rental revenue for the years ended December 31, 2016, 2015, and 2014 (amounts in thousands):

	For the Year Ended December 31,
	2016	2015	2014
Straight-line rent adjustments	$(1,263)	$(976)	$3,037
Tenant recovery income (1)	$41,707	$37,526	$31,092
_______________________________

(1)
Tenant recovery income excludes real estate taxes that were paid directly by our tenants that are subject to triple net lease contracts. Such payments totaled approximately $4.3 million, $7.0 million and $12.4 million during the years ended December 31, 2016, 2015, and 2014, respectively.

Impairment

Impairment — Real Property

We review our investments in real property individually on a quarterly basis, and more frequently when such an evaluation is warranted, to determine their appropriate classification, as well as whether there are indicators of impairment. The investments in real property are either classified as held and used or held for sale.

As of December 31, 2016, all of our properties were classified as held and used. The held and used assets are reviewed for indicators of impairment, which may include, among others, vacancy, each tenant’s inability to make rent payments, operating losses or negative operating trends at the property level, notification by a tenant that it will not renew its lease, a decision to dispose of a property, including a change in estimated holding periods, or adverse changes in the fair value of any of our properties. If indicators of impairment exist on a held and used asset, we compare the future estimated undiscounted cash flows from the expected use of the property to its net book value to determine if impairment exists. If the sum of the future estimated undiscounted cash flows is greater than the current net book value, we conclude no impairment exists. If the sum of the future estimated undiscounted cash flows is less than its current net book value, we recognize an impairment loss for the difference between the net book value of the property and its estimated fair value. If a property is classified as held for sale, we recognize an impairment loss if the current net book value of the property exceeds its fair value less selling costs. If our assumptions, projections or estimates regarding a property change in the future, we may have to record an impairment charge to reduce or further reduce the net book value of the property. See Note 3 for a discussion of impairment charges relating to our real properties recorded during the years ended December 31, 2016, 2015, and 2014.

Impairment — Debt-Related Investments

We review our debt-related investments on a quarterly basis, and more frequently when such an evaluation is warranted, to determine if impairment exists. Accordingly, we do not group our debt-related investments into classes by credit quality indicator. A debt-related investment is impaired when, based on current information and events (including economic, industry and geographical factors), it is probable that we will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the agreement. When an investment is deemed impaired, the impairment is measured based on the expected future cash flows discounted at the investment’s effective interest rate. As a practical expedient, the FASB issued ASC Topic 310, Receivables, which permits a creditor to measure impairment based on the fair value of the collateral of an impaired collateral-dependent debt-related investment or to measure impairment based on an observable market price for the impaired debt-related investment as an alternative to discounting expected future cash flows. Regardless of the measurement method, a creditor should measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable. A debt-related investment is also considered impaired if its terms are modified in a troubled debt restructuring (“TDR”). A TDR occurs when we grant a concession to a borrower in financial difficulty by modifying the original terms of the loan. Impairments on TDR loans are generally measured based on the present value of expected future cash flows discounted at the effective interest rate of the original loan. See Note 4 for a discussion of impairment charges relating to our debt-related investments recorded during the years ended December 31, 2016, 2015, and 2014.

Derivative Instruments and Hedging Activities

We record all derivative instruments in the accompanying balance sheets at fair value. Accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative instrument and the designation of the derivative instrument. Derivative instruments used to hedge exposure to changes in the fair value of an asset, liability, or firm commitments attributable to a particular risk, such as interest rate risk, are considered “fair value” hedges. Derivative instruments used to hedge exposure to variability in expected future cash flows, such as future interest payments, or other types of forecasted transactions, are considered “cash flow” hedges. We do not have any fair value hedges.

For derivative instruments designated as cash flow hedges, the changes in the fair value of the derivative instrument that represent changes in expected future cash flows, which are effectively hedged by the derivative instrument, are initially reported as other comprehensive income (loss) in the statement of equity until the derivative instrument is settled. Upon settlement, the effective portion of the hedge is recognized as other comprehensive income (loss) and amortized over the term of the designated cash flow or transaction the derivative instrument was intended to hedge. The change in value of any derivative instrument that is deemed to be ineffective is charged directly to earnings when the determination of hedge ineffectiveness is made. We assess the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative instrument with the changes in fair value or cash flows of the designated hedged item or transaction. For purposes of determining hedge ineffectiveness, management estimates the timing and potential amount of future fixed-rate debt issuances each quarter in order to estimate the cash flows of the designated hedged item or transaction. Management considers the likelihood of the timing and amount of entering into such forecasted transactions when determining the expected future fixed-rate debt issuances. We do not use derivative instruments for trading or speculative purposes. We classify cash paid to settle our forward starting swaps as financing activities in our statements of cash flows.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less such as money market mutual funds or certificates of deposits. As of both December 31, 2016 and 2015, we have not realized any losses in such cash accounts or investments and believe that we are not exposed to any significant credit risk.

Restricted Cash

Restricted cash consists primarily of lender and property-related escrow accounts. As of both December 31, 2016 and 2015, we had not realized any losses in such restricted cash accounts or investments related to, and believe that we are not exposed to, any significant credit risk.

Collectability of Receivables

We evaluate the collectability of our rent and other receivables on a regular basis based on factors including, among others, the age of the receivable, payment history, the financial strength of the tenant or borrower and any guarantors. Specifically with regards to our debt-related investments, we evaluate the collectability of our receivables based on factors including, among others, the value of the underlying collateral, the operations and operating trends of the underlying collateral, if any, the asset type and current economic conditions. If our evaluation of these factors indicates we may not recover the full amount of the receivable, we provide a reserve against the portion of the receivable that we estimate may not be recovered. This analysis requires us to determine whether there are factors indicating a receivable may not be fully collectible and to estimate the amount of the receivable that may not be collected. As of December 31, 2016 and 2015, we had rent and other receivables of approximately $29.9 million and $34.1 million included in the caption other assets in our accompanying balance sheets, respectively, related to which we recorded allowances of approximately $1.0 million and $628,000 included in the caption "other assets, net" respectively. If our assumptions or estimates regarding the collectability of a receivable change in the future, we may have to record allowances to reduce or further reduce the carrying value of the receivable.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss as reported in the accompanying consolidated statements of equity as of December 31, 2016 primarily consists of the cumulative loss related to our derivatives of $5.9 million, before attribution to noncontrolling interests of $1.2 million, and cumulative gain related to our real estate securities of approximately $1.1 million, before attribution of a cumulative loss to noncontrolling interests of $1.3 million.

Basic and Diluted Net Income (Loss) per Common Share

Basic net income (loss) per common share is determined by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share includes the effects of potentially issuable common stock, but only if dilutive, including the presumed exchange of OP Units.

Stock-Based Compensation

Independent Director RSU Awards

On December 5, 2013, our board of directors approved revised compensation for our independent directors. In connection with the revised compensation plan, at each annual meeting of stockholders the independent directors will automatically, upon election, receive an award of restricted stock units (“RSUs”) with respect to Class I shares of our common stock, with the number of RSUs based on the NAV per Class I share as of the end of the day of the annual meeting. RSUs granted under this plan are measured at fair value on the grant date and amortized to compensation expense on a straight-line basis over the service period after which the awards fully vest. Such expense is included in “general and administrative expenses” in the accompanying consolidated statements of income. The fair value of these awards is measured at our NAV per share. RSUs awarded to our independent directors vest no later than one year from the date of grant.

Advisor RSU Agreements

We have entered into Restricted Stock Unit Agreements (the “Advisor RSU Agreements”) with our Advisor. The purposes of the Advisor RSU Agreements are to promote an alignment of interests among our stockholders, our Advisor and the personnel of our Advisor and its affiliates, and to promote retention of the personnel of our Advisor and its affiliates. Each restricted stock unit granted pursuant to the Advisor RSU Agreements (the “Company RSU”) will, upon vesting, entitle our Advisor to one Class I share of our common stock. The Advisor is expected to redistribute a significant portion of the Company RSUs and/or shares to senior level employees of our Advisor and its affiliates that provide services to us, although the terms of such redistributions (including the timing, amount and recipients) remain solely in the discretion of our Advisor. The Company RSUs are subject to specified vesting and settlement provisions and, upon settlement in Class I shares of Company common stock, require offsets of advisory fees and expenses otherwise payable from the Company to our Advisor. Each offset amount equals the number of Company RSUs vesting on such date multiplied by the NAV per Class I share publicly disclosed by us as of the end of the grant date. Each offset amount is always calculated based on the grant date NAV per Class I share, even beyond the initial vesting date. At the end of each 12-month period following each vesting date, if the offset amount has not been fully realized by offsets from the cash payments otherwise due and payable to our Advisor under the Advisory Agreement, our Advisor shall promptly pay any shortfall to us.

If our board of directors declares and we pay a cash dividend on Class I shares for any period in which the Company RSUs are outstanding (regardless of whether such Company RSUs are then vested), our Advisor will be entitled to dividend equivalents (“Dividend Equivalents”) with respect to that cash dividend equal to the cash dividends that would have been payable on the same number of Class I shares as the number of Company RSUs subject to the Advisor RSU Agreements had such Class I shares been outstanding during the same portion of such period as the Company RSUs were outstanding. Any such Dividend Equivalents may be paid in cash or Class I shares, at our Advisor’s election. Accordingly, we classify Company RSUs as participating securities because participants receive dividends on unvested shares.

Restricted Stock Grants

We granted restricted shares of Class I common stock, respectively, to certain employees of our Advisor and its affiliates, none of which are our named executive officers. Restricted stock grants are measured at fair value during the service period and recorded to compensation expense over the service period after which the grants fully vest. Such expense is included in “general and administrative expenses” in the accompanying consolidated statements of income. The fair value of these awards is measured at our NAV per share as of the date the shares vest.

Dealer Manager and Distribution Fees

Dividend Capital Securities LLC, which we refer to as our “Dealer Manager,” distributes the shares of our common stock in our public offering on a “best efforts” basis. Our Dealer Manager coordinates our distribution effort and manages our relationships with participating broker-dealers and financial advisors and provides assistance in connection with compliance matters relating to marketing our public offering. Among other fees, we pay our Dealer Manager (i) a dealer manager fee which accrues daily in an amount equal to 1/365th of 0.6% of our NAV per share of Class A and Class W shares outstanding and an amount equal to 1/365th of 0.1% of our NAV per share of Class I shares outstanding on such day on a continuous basis, and (ii) a distribution fee which accrues daily in an amount equal to 1/365th of 0.5% of our NAV per share of Class A shares outstanding on such day on a continuous basis.

We cease paying the dealer manager fee and distribution fee with respect to shares sold in the offering on the earlier to occur of the following: (i) a listing of the class of such shares on a national securities exchange, (ii) following the completion of an offering, total underwriting compensation in the offering equaling 10% of the gross proceeds from the primary portion of the respective offering, or (iii) such shares no longer being outstanding.

We account for these dealer manager and distribution fees as a reduction in proceeds received from the sale of common stock. We record a liability for dealer manager and distribution fees that we estimate that we may pay our Dealer Manager in future periods for shares of our common stock sold pursuant to the Prior Offering and Follow-On Offering with a corresponding reduction in proceeds received from the sale of common stock. The payment of dealer manager and distribution fees may extend several years after the sale of the related shares of common stock. Accordingly, as of December 31, 2016, we recorded a liability for estimated future dealer manager and distribution fees of approximately $3.9 million. This liability included an immaterial amount related to shares issued prior to December 31, 2015. See Note 11 for further discussion of dealer manager and distribution fees.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the periods they are determined to be necessary.

New Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update 2017-01 ("ASU 2017-01"), which clarifies the definition of a business in order to provide additional guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This guidance will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Earlier adoption is permitted. The guidance in ASU 2017-01 should be adopted on a prospective basis. We adopted ASU 2017-01 as of January 1, 2017 and anticipate that future acquisitions of real property will likely be accounted for as asset acquisitions rather than business combinations. Among other things, accounting for an asset acquisition requires capitalization of acquisition costs as a component of the acquired assets whereas accounting for business combinations requires acquisition costs to be expensed. For the years ended December 31, 2016, 2015 and 2014, we expensed $667,000, $2.6 million and $1.2 million of acquisition costs, respectively, under accounting for business combinations. Additionally, goodwill is not recognized and contingent consideration is recorded when probable and reasonably estimable under accounting for asset acquisitions.

In November 2016, the FASB issued Accounting Standards Update 2016-18 ("ASU 2016-18"), which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The total amount of restricted cash and restricted cash equivalents and cash and cash equivalents will be reconciled to amounts on the balance sheet and the nature of the restrictions disclosed. This guidance will be effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Earlier adoption is permitted. The guidance in ASU 2016-18 should be adopted on a retrospective basis. We do not anticipate the adoption will have a significant impact on our financial statements.

In June 2016, the FASB issued Accounting Standards Update 2016-13, which introduces a new model for recognizing credit losses for certain financial instruments, including loans, accounts receivable and debt securities. The new model requires an estimate of expected credit losses over the life of exposure to be recorded through the establishment of an allowance account, which is presented as an offset to the related financial asset. The expected credit loss is recorded upon the initial recognition of the financial asset. The guidance will be effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2019. Earlier application is permitted. The guidance will generally be adopted on a modified retrospective basis, with exceptions for certain types of financial assets. We do not anticipate the adoption will have a significant impact on our financial statements.

In March 2016, the FASB issued Accounting Standards Update 2016-05, which clarifies the effect of derivative contract novations on existing hedge accounting relationships. The guidance states that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument under ASC Topic 815, Derivatives and Hedging (“ASC Topic 815”) does not, in and of itself, require dedesignation of that hedging relationship provided that all other hedge accounting criteria continue to be met. The guidance will be effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016. The guidance can be adopted on either a prospective basis or a modified retrospective basis. Earlier application is permitted. We do not anticipate the adoption will have a significant impact on our financial statements.

In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases (Topic 842) (“ASU 2016-02”), which amends the accounting guidance regarding lessees accounting, leveraged leases, and sale and leaseback transactions. The accounting applied by a lessor is largely unchanged under ASU 2016-02, however, the standard requires that lessors expense certain initial direct costs that are not incremental in negotiating a lease. Under existing standards, certain of these costs are capitalizable and therefore this new standard may result in certain of these costs being expensed as incurred after adoption. Such costs are not material to the Company. This standard may also impact the timing, recognition and disclosures related to our rental recoveries from tenants earned from leasing our operating properties. The guidance will be effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2018. Earlier application is permitted. We plan to early adopt ASU 2016-02 beginning January 1, 2018. The guidance should be adopted using a modified retrospective transition, which will require application of ASU 2016-02 at the beginning of the earliest comparative period presented. Our initial analysis of our lease contracts indicates that the adoption of ASU 2016-02 will not have a material impact on our consolidated financial statements; however, we are still in the process of evaluating the impact of ASU 2016-02.

In May 2014, the FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which provides new guidance outlining a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers that supersedes most current revenue recognition guidance. This guidance requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new guidance specifically excludes revenue associated with lease contracts. Additionally, this guidance expands related disclosure requirements regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. In June 2015, the FASB agreed to defer the effective date of this guidance for a year from the original effective date outlined in ASU 2014-09, and as a result, the guidance will be effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017 and will require full or modified retrospective application. Early adoption is permitted for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016. We plan to adopt the standard when it becomes effective for us beginning January 1, 2018 and have not determined whether the full or modified retrospective application will be applied. Rental revenues and certain recoveries earned from leasing our operating properties will be evaluated with the adoption of the lease accounting standard (discussed above). Additionally, we do not expect the standard to significantly impact the accounting for sales of our properties. Our initial analysis of our non-lease related revenue contracts indicates that the adoption of ASU 2014-09 will not have a material effect on our consolidated financial statements; however, we are still in the process of evaluating the impact of ASU 2014-09.

3.    INVESTMENTS IN REAL PROPERTY

Currently, our consolidated investments in real property consist of investments in office, industrial and retail properties. The following tables summarize our consolidated investments in real property as of December 31, 2016 and 2015 (amounts in thousands):

Real Property	Land	Building and Improvements	Intangible Lease Assets	Total Investment Amount	Intangible Lease Liabilities	Net Investment Amount
As of December 31, 2016:
Office	$171,176	$701,859	$236,143	$1,109,178	$(15,121)	$1,094,057
Industrial	8,821	63,999	16,308	89,128	(344)	88,784
Retail	293,973	599,020	113,023	1,006,016	(75,515)	930,501
Total gross book value	473,970	1,364,878	365,474	2,204,322	(90,980)	2,113,342
Accumulated depreciation/amortization	—	(215,858)	(277,053)	(492,911)	31,435	(461,476)
Total net book value	$473,970	$1,149,020	$88,421	$1,711,411	$(59,545)	$1,651,866
As of December 31, 2015:
Office	$203,889	$833,655	$310,629	$1,348,173	$(18,923)	$1,329,250
Industrial	9,572	65,307	16,436	91,315	(344)	90,971
Retail	260,761	570,700	109,225	940,686	(74,282)	866,404
Total gross book value	474,222	1,469,662	436,290	2,380,174	(93,549)	2,286,625
Accumulated depreciation/amortization	—	(208,281)	(297,676)	(505,957)	29,675	(476,282)
Total net book value	$474,222	$1,261,381	$138,614	$1,874,217	$(63,874)	$1,810,343

Acquisitions

The following table summarizes our acquisition of real property during the year ended December 31, 2016 (dollar amounts and square footage in thousands):

Real Property	Property Type	Market	Date of Acquisition	Acquired Ownership	Contract Price	Net Rentable Square Feet	Percent Leased at Acquisition
Suniland Shopping Center	Retail	South Florida	5/27/2016	100%	$66,500	82	93.2%

The following table summarizes the allocations of the fair value of the real property we acquired during the year ended December 31, 2016 to land, building and improvements, intangible lease assets, intangible lease liabilities, and mark-to-market adjustment on assumed debt (dollar amounts in thousands). We have not made any material adjustments related to these allocations.

								Weighted-Average Amortization Period (Years)
Real Property	Land	Building and Improvements	Intangible Lease Assets	Intangible Lease Liabilities	Total Fair Value	Prorations and Credits	Contract Price	Intangible Lease Assets	Intangible Lease Liabilities
Suniland Shopping Center	$34,804	$28,022	$5,880	$(2,113)	$66,593	$(93)	$66,500	5.8	10.4

Dispositions

During 2016, 2015 and 2014 we disposed of the following properties (dollar amounts and square footage in thousands):

Property Type	Market	Ownership	Net Rentable Square Feet	Percentage Leased	Disposition Date	Contract Sales Price	Gain (loss) on Sale
2016 Dispositions:
Office	Washington, DC	100%	574	100%	2/18/2016	$158,400	$41,241
Office	Chicago, IL	80%	107	66%	3/1/2016	9,850	—
Office	Chicago, IL	80%	199	81%	3/1/2016	18,000	159
Retail	Greater Boston	100%	39	100%	8/5/2016	3,625	975
Industrial	Louisville, KY	90%	126	33%	9/2/2016	5,400	1,120
Office	Washington, DC	100%	178	—%	9/30/2016	18,600	—
Retail (1)	Greater Boston	100%	13	100%	11/18/2016	6,200	2,165
Total 2016 real property dispositions			1,236	73%		$220,075	$45,660
2015 Dispositions:
Retail	Greater Boston	100%	11	100%	12/18/2015	$1,625	$14
Office	Silicon Valley, CA	100%	53	100%	12/14/2015	16,750	970
Land Parcel	Denver, CO	100%	N/A	N/A	8/12/2015	7,577	1,701
Office	Los Angeles, CA	100%	111	—%	7/20/2015	12,549	2,866
Retail	Pittsburgh, PA	100%	103	93%	5/5/2015	12,500	—
Office and Industrial Portfolio (2)	Various (2)	100%	2,669	100%	3/11/2015	398,635	105,542
Office	Dallas, TX	100%	177	88%	1/16/2015	46,600	23,125
Total 2015 real property dispositions			3,124	95%		$496,236	$134,218
2014 Dispositions:
Office	Denver, CO	100%	138	100%	11/7/2014	$9,100	$4,032
Industrial (3)	Silicon Valley, CA	100%	177	41%	10/15/2014	13,579	—
Office	East Bay, CA	100%	60	0%	6/13/2014	5,700	2,755
Land Parcel	Denver, CO	100%	N/A	N/A	4/14/2014	780	93
Office	Little Rock, AR	100%	102	100%	2/25/2014	19,550	1,350
Retail	Greater Boston	100%	110	0%	2/18/2014	6,750	2,276
Industrial Portfolio	Various (4)	93%	3,387	99%	1/22/2014	175,000	29,545
Total 2014 real property dispositions			3,974	93%		$230,459	$40,051
_______________________________

(1)	Disposed property was a single building from a multi-building grocery-anchored retail property. We continue to operate the remaining portion of the property.

(2)
The Portfolio includes (i) six office properties comprising 1.1 million net rentable square feet located in the following markets: Los Angeles, CA (three properties, of which one disposed property was a single building from a two-building office property), Northern New Jersey, Miami, FL, and Dallas, TX, and (ii) six industrial properties comprising 1.6 million net rentable square feet located in the following markets: Los Angeles, CA, Dallas, TX, Cleveland, OH, Chicago, IL, Houston, TX, and Denver, CO. We incurred closing costs and fees of approximately $7.8 million upon the closing of this transaction, including approximately $4.0 million in advisory fees related to the disposition of real property paid to our Advisor. For the years ended December 31, 2015 and 2014, our consolidated statements of income include approximately $6.2 million and $33.7 million of aggregate revenue attributable to the Portfolio, respectively.

(3)
On October 15, 2014, we disposed of a wholly owned industrial property comprising approximately 177,000 net rentable square feet in three buildings located in the Silicon Valley, CA market (“Lundy”). At the time of the disposition, the property had a net investment amount of approximately $13.1 million. The property was transferred to the lender through a foreclosure sale which extinguished amounts due, including related principal of $13.6 million.

(4)
Industrial portfolio included 12 properties located in the following markets: Atlanta, GA, Central Pennsylvania, Cincinnati, OH, Columbus, OH, Dallas, TX, Indianapolis, IN, and Minneapolis/St. Paul, MN.

Discontinued Operations

We present the results of operations and the respective aggregate net gains (losses) of any property or group of properties, the disposal of which would represent a strategic shift that has (or will have) a major effect on our operations and financial results, when such property (or group of properties) have been disposed of or classified as held for sale, as discontinued operations in our accompanying statements of income.

We did not have any discontinued operations for the years ended December 31, 2016 and 2015. Discontinued operations for the year ended December 31, 2014 include the results of operations and net gain on the disposition of 12 industrial properties classified as held for sale as of December 31, 2013. The following table summarizes amounts recorded as discontinued operations for the years ended December 31, 2014 (amounts in thousands):

For the Year Ended December 31, 2014
Revenues	$969
Rental expense	(340)
Real estate depreciation and amortization expense	—
Interest expense	(296)
Other expenses	(8)
Income from discontinued operations	325
Gain on disposition	29,679
Discontinued operations	30,004
Discontinued operations attributable to noncontrolling interests	(4,462)
Discontinued operations attributable to common stockholders	$25,542

Real Property Impairment

During the year ended December 31, 2016, we recorded a $2.1 million impairment charge related to a consolidated office property located in the Washington, DC market, which we acquired in June 2010 ("Sunset Hills"). We sold Sunset Hills in September 2016. Prior to the disposition, the net book value of Sunset Hills exceeded the contract sales price less the cost to sell by $2.1 million. Accordingly, we recorded an impairment charge to reduce the net book value of Sunset Hills to our estimate of its fair value less the cost to sell.
Additionally, we recorded a $587,000 impairment charge related to a consolidated office property located in the Chicago, IL market ("40 Boulevard"), which we acquired in January 2007 and we held through a joint venture in which we were not the managing partner. We held an 80% ownership interest in 40 Boulevard. We sold 40 Boulevard in March 2016. Prior to the disposition, the net book value of 40 Boulevard exceeded the contract sales price less the cost to sell by approximately $587,000. Accordingly, we recorded an impairment charge to reduce the net book value of 40 Boulevard to our estimate of its fair value less the cost to sell.
The fair value measurements for the impairment charges related to Sunset Hills and 40 Boulevard were based on the contract sales price less selling costs. The fair value used in determining impairment for Sunset Hills and 40 Boulevard was $18.6 million and $9.9 million, respectively as of December 31, 2016.We considered the Level 3 inputs used in determining the fair value of these real property investments to be significant. As such, these investments fall under the Level 3 category of the fair value hierarchy as defined in ASC Topic 820, Fair Value Measurements and Disclosures ("ASC Topic 820"). The key assumption used in determining the fair value of these properties was our expectation of the sales price of the properties. Our expectation of the sales price was developed based on the valuations provided by a third-party broker quote.
During the year ended December 31, 2015, we recorded a $6.5 million impairment charge related to a consolidated office property located in the Chicago, IL market ("Washington Commons"), which we acquired in February 2007 and we held through a joint venture in which we are not the managing partner. We held an 80% ownership interest in Washington Commons. We recorded an impairment charge to reduce the net book value of Washington Commons to our estimate of its fair value less the cost to sell. The impairment charge was based on a reduction of our estimated holding period for Washington Commons, triggering impairment recognition with the related fair value measurement based on our estimate of future cash flows from the operation and disposition of Washington Commons. The fair value used in determining impairment for Washington Commons was $17.0 million as of December 31, 2015. We considered the Level 3 inputs used in determining the fair value of this real property investment to be significant. As such, this investment falls under the Level 3 category of the fair value hierarchy. The key assumption used in determining the fair value of Washington Commons was our expectation of the sales price of the property. Our expectation of the sales price was developed based on the valuation provided by a third-party broker quote.

In addition, during the year ended December 31, 2015, we recorded approximately $1.6 million of impairment charges related to a wholly owned retail property that we acquired in May 2007 in the Pittsburgh, PA market, which was disposed of in May 2015 (“Mt. Nebo”). Accordingly, we recorded an impairment charge to reduce the net book value of Mt. Nebo to our estimate of its fair value less the cost to sell. The fair value measurement was based on the contract sales price less selling costs. The fair value used in determining impairment for Mt. Nebo was $12.5 million as of December 31, 2015. We considered the Level 3 inputs used in determining the fair value of this real property investment to be significant. As such, this investment falls under the Level 3 category of the fair value hierarchy. The key assumption used in determining the fair value of Mt. Nebo was our expectation of the sales price of the property. Our expectation of the sales price was developed based on the valuation provided by a third-party broker quote.

During the year ended December 31, 2014, we recorded a $9.5 million impairment related to Mt. Nebo. During the year ended December 31, 2014, we began to consider possible disposition opportunities for this property. Such disposition opportunities caused us to significantly reduce our estimated holding period for this property. As a result of our review and based on our estimate of future cash flow and fair value of the retail property, we recognized the impairment charge to adjust the carrying value to our estimate of fair value as of December 31, 2014.

In the calculation of our daily NAV, our real estate assets are carried at fair value using valuation methodologies consistent with ASC Topic 820. As a result, the timing of valuation changes recorded in our NAV will not necessarily be the same as for impairment charges recorded to our consolidated financial statements prepared pursuant to GAAP. Since we determine our NAV daily, impairment charges pursuant to GAAP will likely always be delayed and potentially significantly delayed compared to the change in fair value of our properties included in the calculation of our daily NAV.

Future Minimum Rentals

Future minimum rentals to be received under non-cancelable operating and ground leases in effect as of December 31, 2016, are as follows (amounts in thousands):

For the Year Ended December 31,	Future Minimum Rentals
2017	$144,932
2018	128,008
2019	116,595
2020	85,928
2021	68,617
Thereafter	214,531
Total	$758,611

The table above does not reflect future rental revenues from the potential renewal or replacement of existing and future leases and excludes property operating expense reimbursements and rental revenue beyond a penalty free termination option.

Concentration of Credit Risk

Concentration of credit risk with respect to our sources of revenue exists due to a number of tenants whose rental payments to us make up a relatively high percentage of our rental revenue. Rental revenue from our lease with Charles Schwab & Co., Inc., as master tenant of one of our office properties, represented approximately $25.4 million, or 11.8%, of our total revenue from continuing operations for the year ended December 31, 2016. The following is a summary of amounts related to the top five tenants based on annualized base rent, as of December 31, 2016 (dollar amounts and square feet in thousands):

Tenant	Locations	Industry	Annualized Base Rent (1)	% of Total Annualized Base Rent	Square Feet	% of Total Portfolio Square Feet
Charles Schwab & Co., Inc. (2)	2	Securities, Commodities, Fin. Inv./Rel. Activities	$23,645	13.9%	602	7.4%
Sybase (3)	1	Publishing Information (except Internet)	18,692	11.0%	405	5.0%
Stop & Shop	14	Food and Beverage Stores	14,125	8.3%	853	10.4%
Novo Nordisk	1	Chemical Manufacturing	4,627	2.7%	167	2.0%
Seton Health Care	1	Hospitals	4,339	2.6%	156	1.9%
	19		$65,428	38.5%	2,183	26.7%
_______________________________

(1)	Annualized base rent represents the annualized monthly base rent of executed leases as of December 31, 2016.

(2)
The amount presented for Schwab reflects the total annualized base rent for our two leases in place with Schwab as of December 31, 2016. One of these leases, which expires in September 2017, entails the lease of all 594,000 square feet of our 3 Second Street (formerly known as Harborside) office property and accounts for $23.5 million or 13.8% of our annualized base rent as of December 31, 2016. We do not expect Schwab to renew this lease. Schwab has subleased 100% of 3 Second Street to 27 sub-tenants through September 2017. We have executed leases directly with nine of these subtenants that comprise 352,000 square feet or 59% of 3 Second Street that effectively extend their leases beyond the Schwab lease expiration. These direct leases will expire between September 2020 and September 2032.

(3)	The Sybase lease was terminated on January 31, 2017.

The top two tenants in the table above comprise 24.9% of annualized base rent as of December 31, 2016. However, due to the expiration of the Sybase lease and the near-term expiration of the Schwab lease at 3 Second Street, these two tenants are no longer in the top three tenants based on future minimum rental revenue, together comprising less than 3% of our total future minimum rental revenue as of December 31, 2016. Alternatively, based on future minimum rental revenue as of December 31, 2016, our top five tenants rank as follows: 1) Stop & Shop, 2) Mizuho Bank Ltd., 3) Shaw's Supermarket, 4) Novo Nordisk, and 5) Schwab.

Our properties in New Jersey, Massachusetts, California, and Texas accounted for approximately 20%, 20%, 14%, and 12%, respectively, of our total gross investment in real property portfolio as of December 31, 2016. A deterioration of general economic or other relevant conditions, changes in governmental laws and regulations, acts of nature, demographics or other factors in any of those states or the geographical region in which they are located could result in the loss of a tenant, a decrease in the demand for our properties and a decrease in our revenues from those markets, which in turn may have a disproportionate and material adverse effect on our results of operations and financial condition.

Third Party Purchase Options

"3 Second Street, formerly known as Harborside,” an office property located in Northern New Jersey, was subject to a purchase option held by a third party with an exercise price that we estimated to be approximately $239.4 million and an exercise date in May 2016. On August 5, 2015, we paid the option holder approximately $12.0 million to terminate the option. Such payment is included within capital expenditures in real property in the accompanying consolidated statements of cash flows. As a result, the option is no longer outstanding.

“Colshire,” an office property located in the Washington, DC area, was subject to a purchase option held by the tenant, Northrop Grumman, with an exercise price that we estimated to be approximately $158.4 million and an expiration date in March 2016. The tenant exercised the purchase option during January 2016, triggering a sale of the property to Northrop Grumman in February 2016. See our discussion under "—Dispositions" for information regarding the disposition of this office property during the year ended December 31, 2016.

4.    DEBT-RELATED INVESTMENTS

As of December 31, 2016 and 2015, we had invested in three debt-related investments. The weighted average maturity of our debt-related investments structured as mortgage notes as of December 31, 2016 was 2.2 years, based on our recorded net investments. The following table describes our debt-related income for the years ended December 31, 2016, 2015, and 2014 (dollar amounts in thousands):

	For the Year Ended December 31,			Weighted Average Yield as of December 31, 2016 (1)
Investment Type	2016	2015	2014
Mortgage notes (2)	$943	$5,136	$4,521	6.1%
Mezzanine debt (3)	—	1,786	2,875	N/A
Total	$943	$6,922	$7,396	6.1%
 _______________________________

(1)
Weighted average yield is calculated on an unlevered basis using the amount invested, current interest rates and accretion of premiums or discounts realized upon the initial investment for each investment type as of December 31, 2016. As of December 31, 2016, all of our debt-related investments bear interest at fixed rates.

(2)
None of our debt-related investments structured as mortgage notes were repaid in full during the year ended December 31, 2016. Six and three of our debt-related investments structured as mortgage notes were repaid in full during the years ended December 31, 2015 and 2014, respectively. Amounts recorded include early repayment fees received and accelerated amortization of origination fees offset by accelerated amortization of deferred due diligence costs related to certain of these repayments.

(3)
Our debt-related investment structured as a mezzanine loan was repaid in full during the year ended December 31, 2015. During the year ended December 31, 2015, amounts recorded were offset by accelerated amortization of deferred due diligence costs.

The following table describes our debt-related investment activity for the years ended December 31, 2016 and 2015 (amounts in thousands).

	Year Ended December 31,
	2016	2015
Investment in Debt-Related Investments:
Balance at January 1,	$15,722	$94,951
Investments (1)	—	3,465
Principal repayments	(469)	(82,417)
Amortization of deferred fees, costs, and discounts/premiums	(44)	(277)
Balance at December 31,	$15,209	$15,722
_______________________________

(1)	Investment includes approximately $2 million of accrued interest that was capitalized into the principal balance of our mezzanine debt investment during the year ended December 31, 2015.

Debt-Related Investment and Repayment Activity

As of December 31, 2016, all of our debt-related investments required both interest and principal payments on a monthly basis. We did not have any debt-related investment that was subject to delinquent principal or interest payments. We are the senior lender in all of our debt-related investments with respect to the underlying collateral. The following table summarizes our debt-related investments as of December 31, 2016 (dollar amounts in thousands).

Description	Region	Interest Rate Fixed or Variable	Interest Rate as of December 31, 2016	Maturity Date	Face Amount of Debt (1)	Amount of Debt Related Investments
Mortgage note	Northeast	Fixed	6.2%	11/1/2017	$3,609	$3,622
Mortgage note	Southeast	Fixed	7.0%	3/1/2019	8,483	8,551
Mortgage note	Mountain	Fixed	5.2%	3/1/2021	3,048	3,036
Total/weighted average			6.4%		$15,140	$15,209
_______________________________

(1)	Reflects the principal amount of the debt investment outstanding, which is net of principal repayments.

Impairment

As of December 31, 2016 and December 31, 2015, we did not have any allowance for loan loss. During the year ended December 31, 2016, we did not record any current period provision for loan loss or recoveries of amounts previously charged off. During the year ended December 31, 2015, we determined that an impaired debt-related investment did not have any value and therefore we recorded a direct write-off of the allowance for loan loss of $3 million. We did not have any debt-related investments on non-accrual status as of December 31, 2016 or December 31, 2015. We did not record any interest income related to our impaired debt-related investment during the years ended December 31, 2016, 2015, or 2014.

5.    DEBT OBLIGATIONS

The following table describes our borrowings as of December 31, 2016 and 2015 (dollar amounts in thousands):

	Principal Balance as of December 31,		Weighted Average Interest Rate as of December 31,		Gross Investment Amount Securing Borrowings as of December 31,(1)
	2016	2015	2016	2015	2016	2015
Fixed-rate mortgages (2)	$290,970	$580,959	4.9%	5.6%	$462,954	$1,016,560
Floating-rate mortgages (3)	52,500	7,890	2.3%	3.4%	70,485	16,618
Total mortgage notes	343,470	588,849	4.5%	5.5%	533,439	1,033,178
Line of credit (4)	236,000	167,000	2.3%	1.9%	N/A	N/A
Term loans (5)	475,000	350,000	3.2%	2.6%	N/A	N/A
Total unsecured borrowings	711,000	517,000	2.9%	2.4%	N/A	N/A
Total borrowings	$1,054,470	$1,105,849	3.4%	4.1%	N/A	N/A
Less: net debt issuance costs (6)	(6,295)	(6,317)
Add: mark-to-market adjustment on assumed debt	626	1,304
Less: GAAP principal amortization on restructed debt	—	(3,067)
Total borrowings (net basis)	$1,048,801	$1,097,769
_______________________________

(1)
“Gross Investment Amount” as used here and throughout this document represents the allocated gross basis of real property and debt-related investments, after certain adjustments. Gross Investment Amount for real property (i) excludes the effect of intangible lease liabilities, (ii) excludes accumulated depreciation and amortization, and (iii) includes the impact of impairments.

(2)
Amount as of December 31, 2016 includes a floating-rate mortgage note that was subject to an interest rate spread of 1.60% over one-month LIBOR, which we have effectively fixed using an interest rate swap at 3.051% for the term of the borrowing.

(3)
As of December 31, 2016, our floating-rate mortgage note was subject to an interest rate spread of 1.65% over one-month LIBOR. As of December 31, 2015 our floating-rate mortgage note was subject to an interest rate spread of 3.00% over one-month LIBOR.

(4)
As of December 31, 2016 and 2015, borrowings under our line of credit were subject to interest at a floating rate of 1.55% and 1.40% over one-month LIBOR, respectively. However, as of December 31, 2016, we had effectively fixed the interest rate of approximately $12.1 million of the total of $236.0 million in borrowings using interest rate swaps, resulting in a weighted average interest rate on the total line of credit of 2.28%. As of December 31, 2015, we had effectively fixed the interest rate of approximately $25.4 million of the total of $167.0 million in borrowings using interest rate swaps, resulting in a weighted average interest rate on the total line of credit of 1.88%.

(5)
As of December 31, 2016 and 2015, borrowings under our term loans were subject to interest at weighted average floating rates of 1.60% and 1.52%, respectively, over one-month LIBOR. However, we had effectively fixed the interest rates of the borrowings using interest rate swaps at 3.17% and 2.59% as of December 31, 2016 and 2015, respectively.

(6)	See Note 2 for additional information related to the reclassification of net debt issuance costs in accordance with ASU 2015-03.

As of December 31, 2016, seven mortgage notes were interest-only and four mortgage notes were fully amortizing with outstanding principal balances of approximately $316.3 million and $27.2 million, respectively. None of our mortgage notes are recourse to us.

Revolving Credit Facility and Five-Year Term Loan

Through a syndicate of 14 lenders (the "BofA Lenders") led by Bank of America, N.A., as Administrative Agent ("BofA"), we have a $675 million senior unsecured term loan and revolving line of credit (the “Facility”). The Facility provides us with the ability from time to time to increase the size of the Facility up to a total of $900 million less the amount of any prepayments under the term loan component of the Facility, subject to receipt of lender commitments and other conditions.

The Facility consists of a $400 million revolving credit facility (the “Revolving Credit Facility”) and a $275 million five-year term loan (the “Term Loan”). The Revolving Credit Facility contains a sublimit of $50 million for letters of credit and a sublimit of $50 million for swing line loans. The primary interest rate for the Revolving Credit Facility is based on LIBOR, plus a margin ranging from 1.40% to 2.30%, depending on our consolidated leverage ratio. The maturity date of the Revolving Credit Facility is January 31, 2019 and contains one one-year extension option that we may exercise upon (i) payment of an extension fee equal to 0.15% of the sum of the amount outstanding under the Revolving Credit Facility and the unused portion of the Revolving Credit Facility at the time of the extension, and (ii) compliance with the other conditions set forth in the credit agreement. The primary interest rate within the Term Loan is based on LIBOR, plus a margin ranging from 1.35% to 2.20%, depending on our consolidated leverage ratio. The maturity date of the Term Loan is January 31, 2018 and contains two one-year extension options that we may exercise upon (i) payment of an extension fee equal to 0.125% of the sum of the amount outstanding under the Term Loan at the time of each extension, and (ii) compliance with the other conditions set forth in the credit agreement.

Borrowings under the Facility are available for general business purposes including, but not limited to, refinancing of existing indebtedness and financing the acquisition of permitted investments, including commercial properties. As of December 31, 2016 and 2015, the unused portion of the Facility was approximately $164.0 million and $230.8 million, respectively, and we had full access to the unused portion of the Facility.

Seven-Year Term Loan

Through a syndicate of six lenders led by Wells Fargo Bank, National Association as Administrative Agent and Regions Bank as Syndication Agent, we have a $200 million seven-year term loan credit agreement (the “$200 million Term Loan”) . The primary interest rate within the $200 million Term Loan is based on LIBOR, plus a margin ranging from 1.65% to 2.55%, depending on our consolidated leverage ratio. The maturity date of the $200 million Term Loan is February 27, 2022 with no extension options.

Borrowings under the $200 million Term Loan are available for general business purposes including, but not limited to financing the acquisition of permitted investments, including commercial properties.

As of December 31, 2016, we were in compliance with all our debt covenants.

Mortgage Note Borrowings

During the year ended December 31, 2016, we entered into two mortgage note borrowings. The following table describes the new borrowings in more detail (dollar amounts in thousands):

Borrowings	Date Borrowed	Principal Balance	Fixed or Floating Interest Rate	Stated Interest Rate	Contractual Maturity Date	Extension Options	Collateral Type	Collateral Market
Preston Sherry Plaza (1)	4/13/2016	$33,000	Fixed	3.05%	3/1/2023	None	Office Property	Dallas, TX
1300 Connecticut (2)	8/5/2016	52,500	Floating	2.17%	8/5/2023	None	Office Property	Washington, DC
Total borrowings		$85,500		2.51%

(1)
As of December 31, 2016, the Preston Sherry Plaza term loan was subject to an interest rate spread of 1.60% over one-month LIBOR, which we have effectively fixed using an interest rate swap at 3.051% for the term of the borrowing.

(2)
As of December 31, 2016, the 1300 Connecticut term loan was subject to an interest rate spread of 1.65% over one-month LIBOR. However, we entered into interest rate swaps which will effectively fix the interest rate of the borrowing at 2.852% from July 1, 2018 to July 1, 2021.

Repayment of Mortgage Notes

During the year ended December 31, 2016, we repaid nine mortgage note borrowings in full during the respective free-prepayment periods prior to their scheduled maturities using proceeds from the Facility and the disposition of real properties. The following table describes these repayments in more detail (dollar amounts in thousands):

Debt Obligation	Repayment Date	Balance Repaid/Extinguished	Interest Rate Fixed or Floating	Stated Interest Rate	Contractual Maturity Date	Collateral Type	Collateral Market
1300 Connecticut	1/12/2016	$44,979	Fixed	6.81%	4/10/2016	Office Property	Washington, DC
Washington Commons (1)	2/1/2016	21,300	Fixed	5.94%	2/1/2016	Office Property	Chicago, IL
40 Boulevard (2)	3/1/2016	7,830	Floating	3.44%	3/11/2016	Office Property	Chicago, IL
Jay Street	4/11/2016	23,500	Fixed	6.05%	7/11/2016	Office Property	Silicon Valley, CA
655 Montgomery	4/11/2016	55,683	Fixed	6.01%	6/11/2016	Office Property	San Francisco, CA
Bala Pointe	7/1/2016	24,000	Fixed	5.89%	9/1/2016	Office Property	Philadelphia, PA
Harborside	9/9/2016	104,675	Fixed	5.50%	12/10/2016	Office Property	Northern New Jersey
Bandera Road	12/8/2016	21,500	Fixed	5.46%	2/8/2017	Retail Property	San Antonio, TX
Shiloh	12/8/2016	22,700	Fixed	5.57%	1/8/2017	Industrial Property	Dallas, TX
Total/weighted average borrowings		$326,167		5.82%

(1)
Amount presented includes a $5.1 million contingently payable mortgage note that was not ultimately required to be repaid. As a result of the transaction, we recognized a gain on extinguishment of debt and financing commitments of approximately $5.1 million during the year ended December 31, 2016.

(2)	The mortgage note was subject to an interest rate of 3.0% over one-month LIBOR.

Debt Maturities

The following table reflects our contractual debt maturities as of December 31, 2016, specifically our obligations under our mortgage notes and unsecured borrowings (dollar amounts in thousands):

	As of December 31, 2016
	Mortgage Notes		Unsecured Borrowings		Total
Year Ending December 31,	Number of Borrowings Maturing	Outstanding Principal Balance	Number of Borrowings Maturing	Outstanding Principal Balance (1)	Outstanding Principal Balance
2017	4	$162,460	—	$—	$162,460
2018	—	2,698	1	275,000	277,698
2019	—	3,698	1	236,000	239,698
2020	—	3,860	—	—	3,860
2021	1	12,764	—	—	12,764
2022	1	3,660	1	200,000	203,660
2023	2	77,899	—	—	77,899
2024	—	1,034	—	—	1,034
2025	1	71,094	—	—	71,094
2026	—	1,157	—	—	1,157
Thereafter	2	3,146	—	—	3,146
Total	11	$343,470	3	$711,000	$1,054,470
Less: net debt issuance costs		(1,849)		(4,446)
Add: mark-to-market adjustment on assumed debt		626		—
Total borrowings (net basis)		$342,247		$706,554

_______________________________

(1)
Unsecured borrowings presented include (i) borrowings under the Term Loan of $275.0 million, which were scheduled to mature in 2018, subject to two one-year extension options, (ii) borrowings under the Revolving Credit Facility of $236.0 million, which were scheduled to mature in 2019, subject to a one-year extension option, and (iii) borrowings under the $200 million Term Loan of $200.0 million which are scheduled to mature in 2022 with no extension options.

6.    DERIVATIVES AND HEDGING ACTIVITIES

Risk Management Objective of Using Derivatives

We maintain risk management control systems to monitor interest rate risk attributable to both our outstanding and forecasted debt obligations. We generally seek to limit the impact of interest rate changes on earnings and cash flows by selectively utilizing derivative instruments to hedge exposures to changes in interest rates on our unsecured floating rate borrowings. While this hedging strategy is designed to minimize the impact on our net income (loss) and cash provided by operating activities from changes in interest rates, the overall returns on our investments may be reduced. Our board of directors has established policies and procedures regarding our use of derivative instruments for hedging or other purposes to achieve these risk management objectives.

Cash Flow Hedges of Interest Rate Risk

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we primarily use interest rate swaps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from counterparties in exchange for us making fixed-rate payments over the life of the agreements without exchange of the underlying notional amounts. We have entered into and plan to enter into certain interest rate derivatives with the goal of mitigating our exposure to adverse fluctuations in the interest payments on our one-month LIBOR-indexed debt. Certain of our floating rate borrowings are not hedged and therefore, to an extent, we have ongoing exposure to interest rate movements.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges under ASC Topic 815 is recorded in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the next 12 months, we estimate that approximately $3.3 million will be reclassified as an increase to interest expense related to active effective hedges of existing floating-rate debt, and we estimate that approximately $2.0 million will be reclassified as an increase to interest expense related to effective forward started interest rate swaps where the hedging instrument has been terminated. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. The table below presents a reconciliation of the beginning and ending balances, between December 31, 2015 and December 31, 2016, of our accumulated other comprehensive loss (“OCI”), net of amounts attributable to noncontrolling interests, related to the effective portion of our cash flow hedges as presented on our financial statements, as well as amounts related to our available-for-sale securities (amounts in thousands):

	(Losses) and Gains on Cash Flow Hedges	Unrealized (Losses) and Gains on Available-For-Sale Securities	Accumulated Other Comprehensive Loss
Beginning balance as of December 31, 2015:	$(9,967)	$(1,047)	$(11,014)
Other comprehensive income:
Amount of loss reclassified from OCI into interest expense (effective portion) (net of tax benefit of $0)	4,620	—	4,620
Change in fair value recognized in OCI (effective portion) (net of tax benefit of $0)	(204)	—	(204)
Net current-period other comprehensive income	4,416	—	4,416
Attribution of and other adjustments to OCI attributable to noncontrolling interests	(298)	(9)	(307)
Ending balance as of December 31, 2016:	$(5,849)	$(1,056)	$(6,905)

Fair Values of Derivative Instruments

The valuation of interest rate derivatives is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

To comply with the provisions of ASC Topic 820, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

The majority of the inputs used to value our derivative instruments fall within Level 2 of the fair value hierarchy. However, the credit valuation adjustments associated with our derivative instruments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of potential default by us and our counterparties. As of December 31, 2016, we had assessed the significance of the impact of the credit valuation adjustments and had determined that it was not significant to the overall valuation of our derivative instruments. As a result, we have determined that our derivative valuations are classified in Level 2 of the fair value hierarchy.

Designated Derivatives

As of December 31, 2016 and 2015, we had 11 and 12 outstanding interest rate swaps that were designated as cash flow hedges of interest rate risk, with a total notional amount of $395.1 million and $375.4 million, respectively. In addition, as of December 31, 2016, we had one interest rate swap with a total notional amount of $52.5 million that will become effective in July 2018 and mature in July 2021, which is designated as a cash flow hedge of interest rate risk. The table below presents the gross fair value of our designated derivative financial instruments as well as their classification on our accompanying consolidated balance sheets as of December 31, 2016 and 2015 (amounts in thousands):

		Fair Value of Asset Derivatives as of			Fair Value of Liability Derivatives as of
	Balance Sheet Location	December 31, 2016	December 31, 2015	Balance Sheet Location	December 31, 2016	December 31, 2015
Interest rate contracts	Other assets, net (1)	$2,135	$197	Other liabilities (1)	$(2,777)	$(3,303)
_______________________________

(1)
Although our derivative contracts are subject to master netting arrangements which serve as credit mitigants to both us and our counterparties under certain situations, we do not net our derivative fair values or any existing rights or obligations to cash collateral on the accompanying consolidated balance sheets. If we did net our derivative fair values on the accompanying consolidated balance sheets, the derivative fair values would be lowered by approximately $157,000 as of December 31, 2015. This would result in net fair values of our asset derivatives of approximately $41,000 and and net fair values of our liability derivatives of approximately $3.1 million as of December 31, 2015. As of December 31, 2016, there would not be an impact if we net our derivative fair values.

Non-Designated Derivatives

Derivatives not designated as hedges are not speculative and are used to hedge our exposure to interest rate movements and other identified risks but do not meet hedge accounting requirements. As of December 31, 2016, 2015, and 2014, we did not have any outstanding derivatives that were not designated as hedges.

Effect of Derivative Instruments on the Statements of Comprehensive Income

The table below presents the effect of our derivative financial instruments on our financial statements for the years ended December 31, 2016, 2015, and 2014 (amounts in thousands):

	For the Year Ended December 31,
	2016	2015	2014
Derivatives Designated as Hedging Instruments
Derivative type	Interest rate contracts	Interest rate contracts	Interest rate contracts
Amount of (loss) recognized in OCI (effective portion)	$(204)	$(5,797)	$(2,370)
Location of loss reclassified from accumulated OCI into income (effective portion)	Interest expense	Interest expense	Interest expense
Amount of loss reclassified from accumulated OCI into income (effective portion)	$4,620	$4,820	$3,091
Location of gain (loss) recognized in income (ineffective portion and amount excluded from effectiveness testing)	Interest and other income	Interest and other income	Interest and other income
Amount of gain (loss) recognized in income (ineffective portion and amount excluded from effectiveness testing)	$—	$3	$(1)

Credit-Risk-Related Contingent Features

We have agreements with certain of our derivative counterparties that contain a provision where we could be declared in default on our derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to our default on the indebtedness. We have agreements with certain other derivative counterparties that contain a provision whereby if we default on any of our indebtedness held by our Operating Partnership, including default where repayment of the indebtedness has not been accelerated by the lender, then we could also be declared in default on our derivative obligations.

As of December 31, 2016, the fair value of derivatives in a net liability position, which included accrued interest but excluded any credit valuation adjustments related to these agreements, was approximately $2.9 million. As of December 31, 2016, we have not posted any collateral related to these agreements. If we had breached any of these provisions at December 31, 2016, we could have been required to settle our obligations under the agreements at their termination value of $2.9 million.

7.    FAIR VALUE DISCLOSURES

ASC Topic 820, defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC Topic 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

ASC Topic 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liabilities, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The table below presents certain of our assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015, aggregated by the level in the fair value hierarchy within which those measurements fall as defined above (amounts in thousands). The fair value estimates presented herein are based on information available to management as of December 31, 2016 and December 31, 2015. Please see Note 6 for a discussion of our methodology for estimating the fair value of our derivative instruments. These estimates are not necessarily indicative of the amounts we could ultimately realize. There were no changes between fair value hierarchy levels during the years ended December 31, 2016 and 2015.

	Level 1	Level 2	Level 3	Total
As of December 31, 2016:
Assets
Real estate securities	$—	$—	$200	$200
Derivative instruments	—	2,135	—	2,135
Total assets	$—	$2,135	$200	$2,335
Liabilities
Derivative instruments	$—	$(2,777)	$—	$(2,777)
Total liabilities	$—	$(2,777)	$—	$(2,777)
As of December 31, 2015:
Assets
Real estate securities	$—	$—	$200	$200
Derivative instruments	—	197	—	197
Total assets	$—	$197	$200	$397
Liabilities
Derivative instruments	$—	$(3,303)	$—	$(3,303)
Total liabilities	$—	$(3,303)	$—	$(3,303)

We review our fair value hierarchy classifications on a quarterly basis. Transfers into or out of Level 3 are made if the significant inputs used in measuring the fair values of the assets and liabilities became unobservable or observable, respectively, in the current market environment. When assets and liabilities are transferred between levels, we recognize the transfer at the beginning of the period. There were no transfers into or out of assets having fair value measurements based on significant unobservable inputs (Level 3) between December 31, 2015 and December 31, 2016. Additionally, there was no change in fair value or carrying value for our assets having fair value measurements based on significant unobservable inputs (Level 3) between December 31, 2015 and December 31, 2016.

Nonrecurring Fair Value Measurements

See Note 3 for a discussion of the nonrecurring fair value measurements used in recording impairment charges related to our real estate properties during the years ended December 31, 2016 and 2015.

8.    FAIR VALUE OF FINANCIAL INSTRUMENTS

We are required to disclose an estimate of fair value of our financial instruments for which it is practicable to estimate the value. The fair value of a financial instrument is the amount at which such financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. For certain of our financial instruments, fair values are not readily available since there are no active trading markets as characterized by current exchanges between willing parties. Accordingly, we derive our estimated fair value using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated cash flows may be subjective and imprecise and changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. In that regard, the fair value estimates may not be substantiated by comparison to independent markets, and in many cases, may not be realized in immediate settlement of the instrument.

We use the framework established in ASC Topic 820 to measure the fair value of our financial instruments as disclosed in the table below. The fair values estimated below are indicative of certain interest rate and other assumptions as of December 31, 2016 and 2015, and may not take into consideration the effects of subsequent interest rate or other assumption fluctuations, or changes in the values of underlying collateral. The fair values of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable and accrued expenses approximate their carrying values because of the short-term nature of these instruments.

The following table summarizes the carrying amounts and estimated fair values measured on a nonrecurring basis of our other financial instruments, including instruments classified as held for sale, as of December 31, 2016 and 2015 (amounts in thousands). See Note 7 for a discussion of our assets and liabilities measured at fair value on a recurring basis.

	As of December 31, 2016		As of December 31, 2015
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Fixed-rate debt-related investments, net	$15,209	$15,784	$15,722	$16,526
Liabilities:
Fixed-rate mortgage notes carried at amortized cost	$290,329	$291,624	$577,978	$576,432
Floating-rate mortgage notes	51,918	51,942	7,886	7,883
Floating-rate unsecured borrowings	706,554	711,000	511,905	517,000

The methodologies used and key assumptions made to estimate fair values of the financial instruments, other than derivatives disclosed in Note 6, described in the above table are as follows:

Debt-Related Investments—The fair value of our performing debt-related investments are estimated using a discounted cash flow methodology. This method discounts estimated future cash flows using rates management determines best reflect current market interest rates that would be offered for loans with similar characteristics and credit quality. Credit spreads and market interest rates used to determine the fair value of these instruments are based on unobservable Level 3 inputs which management has determined to be its best estimate of current market values.

Mortgage Notes and Other Borrowings—The fair value of our mortgage notes and other borrowings are estimated using a discounted cash flow analysis, based on our estimate of market interest rates. Credit spreads relating to the underlying instruments are based on unobservable Level 3 inputs, which we have determined to be our best estimate of current market spreads of similar instruments.

9.    NONCONTROLLING INTERESTS

Our noncontrolling interests consist of two components: (i) OP Units held by third parties and (ii) joint venture partnership interests held by our partners. The following table summarizes changes to noncontrolling interest balances between December 31, 2015 and December 31, 2016 in terms of cumulative contributions, distributions and cumulative allocations of net income (loss) and redemptions and buyouts of the interests (amounts in thousands).

	OP Units	Joint Venture Partner Interests	Noncontrolling Interests
Beginning balance as of December 31, 2015	$94,734	$2,412	$97,146
Comprehensive Income and Loss
Net income (loss)	3,883	1,189	5,072
Unrealized change from cash flow hedging derivatives	307	—	307
Contributions, Distributions and Redemptions
Contributions from noncontrolling interest holders	—	3,225	3,225
Distributions to noncontrolling interest holders	(4,661)	(4,345)	(9,006)
Redemption and buyout of noncontrolling interests, net	(4,996)	—	(4,996)
Ending balance as of December 31, 2016	$89,267	$2,481	$91,748

OP Units

Securities that are redeemable for cash or other assets at the option of the holder, not solely within the control of the issuer, are classified as redeemable noncontrolling interests outside of permanent equity in our accompanying balance sheets. We have evaluated our ability to deliver shares of common stock to satisfy redemption requests from holders of our OP Units and we have concluded that we have the right to satisfy the redemption requirements of holders of our OP Units by delivering unregistered shares of our common stock. Each outstanding OP Unit is exchangeable for one share of our common stock, and the OP Unit holder cannot require redemption in cash or other assets. As a result, we classify our OP Units held by third parties as noncontrolling interests.

We are the sole general partner of our Operating Partnership and currently own, in our capacity as the general partner, 200 OP Units for which we contributed $2,000. Subsequent to that initial investment, we have contributed 100% of the proceeds received from our offerings of common stock to our Operating Partnership in exchange for OP Units representing our interest as a limited partner of the Operating Partnership. As of December 31, 2016 and 2015, we owned approximately 92.6% and 92.8% of the outstanding limited partnership interests in our Operating Partnership, respectively, and the remaining limited partnership interests in our Operating Partnership were owned by third-party investors.

Our Operating Partnership has classes of OP Units that correspond to our four classes of common stock: Class E OP Units, Class A OP Units, Class W OP Units and Class I OP Units. After a period of one year from the date of issuance, holders of Class E OP Units (other than us) may request the Operating Partnership to redeem their Class E OP Units. We have the option of redeeming the Class E OP Units with cash for an amount based on our NAV per share as of the effective date of the redemption, shares of our common stock on a one-for-one basis, or with a combination of cash and Class E shares of common stock. We did not issue any Class E shares pursuant to this option during 2016 or 2015. During the years ended December 31, 2016 and 2015, we redeemed approximately 760,000 and 360,000 Class E OP Units for approximately $5.6 million and $2.7 million in cash, respectively.

As of December 31, 2016 and 2015, our Operating Partnership had issued and outstanding approximately 12.0 million and 12.8 million Class E OP Units, respectively, to third-party investors in connection with its private placement offerings. Such units had a maximum approximate redemption value of $91.2 million and $95.6 million, as of December 31, 2016 and December 31, 2015, respectively, based on our December 31, 2016 and December 31, 2015 NAV per share, respectively, (unaudited). Furthermore, during the year ended December 31, 2015, we exercised our option to acquire, at fair value, previously sold fractional interests in a retail property in the Jacksonville, FL market for a combination of (i) approximately 1.0 million Class E OP Units issued at a price of $7.18 per OP Unit, representing approximately $7.3 million of the aggregate purchase price and (ii) approximately $783,000 in cash. The result of this activity was a net decrease in our financing obligations of approximately $17.9 million and a net increase in our noncontrolling interests of $16.2 million.

Joint Venture Partner Interests

We consolidate all of our joint ventures in the accompanying financial statements. Our joint venture partners’ interests in our consolidated partnerships are not redeemable. As a result, we classify our joint venture partners’ interests as noncontrolling interests. During the year ended December 31, 2016, we sold two office properties held by one of our joint ventures. As a result, we no longer have any interest in that joint venture.

10.    STOCKHOLDERS' EQUITY

Common Stock

On May 27, 2005, we filed a Registration Statement on Form S-11 with the Commission in connection with an initial public offering of our Class E shares of common stock, which was declared effective on January 27, 2006. On June 11, 2007, we filed a Registration Statement on Form S-11 with the Commission in connection with a follow-on public offering of our Class E common stock, which was declared effective on January 22, 2008. As of the close of business on September 30, 2009, we terminated the primary portion of our public offerings of Class E shares of our common stock and ceased accepting new subscriptions to purchase shares of our common stock. On October 23, 2009, we filed a Registration Statement for the sale of up to $237,500,000 in Class E shares of our common stock pursuant to our distribution reinvestment plan. This distribution reinvestment plan offering is ongoing.

On July 12, 2012, the Commission declared effective our Prior Offering, which we terminated on September 15, 2015. On September 16, 2015, the Commission declared effective our Follow-On Offering, which applies to the offer and sale of shares of Class A, Class W, and Class I common stock to the public through a primary offering and a restated distribution reinvestment plan with NAV-based pricing. See Note 1 for additional information regarding the Prior Offering and Follow-On Offering. The following table describes the changes in each class of common shares during each of the years ended December 31, 2016, 2015 and 2014 (shares and dollar amounts in thousands).

	Class E		Class A		Class W		Class I		Total
	Shares	Amount (1)	Shares	Amount (1)	Shares	Amount (1)	Shares	Amount (1)	Shares	Amount (1)
Balances, December 31, 2013	171,254	$1,728,146	217	$1,534	209	$1,437	4,327	$29,507	176,007	$1,760,624
Issuance of common stock:
Shares sold	—	—	955	6,879	900	6,310	9,090	63,705	10,945	76,894
Distribution reinvestment plan	2,830	19,785	15	105	10	74	123	867	2,978	20,831
Stock-based compensation	—	—	—	—	—	—	136	807	136	807
Redemptions of common stock	(11,016)	(77,523)	—	—	(2)	(13)	(648)	(4,566)	(11,666)	(82,102)
Balances, December 31, 2014	163,068	$1,670,408	1,187	$8,518	1,117	$7,808	13,028	$90,320	178,400	$1,777,054
Issuance of common stock:
Shares sold	—	—	511	3,888	693	5,134	10,135	73,982	11,339	83,004
Distribution reinvestment plan	2,447	17,866	28	203	22	158	426	3,119	2,923	21,346
Stock-based compensation	—	—	—	—	—	—	618	1,295	618	1,295
Redemptions of common stock	(28,240)	(206,134)	(23)	(171)	(20)	(148)	(873)	(6,433)	(29,156)	(212,886)
Balances, December 31, 2015	137,275	$1,482,140	1,703	$12,438	1,812	$12,952	23,334	$162,283	164,124	$1,669,813
Issuance of common stock:
Shares sold	—	—	436	3,337	782	5,799	10,960	81,479	12,178	90,615
Distribution reinvestment plan	2,004	14,859	42	311	44	331	684	5,075	2,774	20,576
Stock-based compensation	—	—	—	—	—	—	32	1,415	32	1,415
Redemptions of common stock	(26,954)	(198,810)	(180)	(1,328)	(367)	(2,701)	(971)	(7,203)	(28,472)	(210,042)
Balances, December 31, 2016	112,325	$1,298,189	2,001	$14,758	2,271	$16,381	34,039	$243,049	150,636	$1,572,377
_______________________________

(1)
Dollar amounts presented in this table represent the gross amount of proceeds from the sale of common shares, or the amount paid to stockholders to redeem or repurchase common shares, and do not include other costs and expenses accounted for within additional paid-in capital, such as selling commissions, dealer manager and distribution fees, offering and organizational costs, and other costs associated with our distribution reinvestment plans, share redemption programs, and self-tender offers.

Redemptions and Repurchases

During the year ended December 31, 2016, we completed four self-tender offers pursuant to which we accepted for purchase approximately 25.1 million Class E shares, at a weighted average purchase price of $7.37 per share for an aggregate cost of approximately $185.3 million.

On August 12, 2015, we completed a modified “Dutch Auction” tender offer, pursuant to which we accepted for purchase approximately 17.2 million shares of Class E common stock, at a purchase price of $7.25 per share for an aggregate cost of approximately $124.4 million. On December 23, 2015, we completed another self-tender offer, pursuant to which we accepted for purchase approximately 2.7 million shares of Class E common stock, at a purchase price of $7.39 per share for an aggregate cost of approximately $20.1 million.

We have adopted a Class E Share Redemption Program (the “Class E SRP”), whereby Class E stockholders may request that we redeem all or any portion of their Class E shares subject to certain conditions and limitations. Redemptions are only available with respect to Class E shares of common stock in the event of the death or disability of a stockholder subject to certain conditions and limitations. We also have a separate Class A, W and I Share Redemption Program (“Class AWI SRP”) for holders of our Class A, Class W or Class I shares. Our board of directors may modify, suspend or terminate our share redemption programs if it deems such action to be in the best interest of our stockholders. Our board of directors will evaluate each quarter whether to make liquidity available to Class E stockholders through the Class E SRP or through a tender offer process.

During the years ended December 31, 2016 and 2015, we redeemed approximately 1.8 million and 8.4 million Class E shares pursuant to our Class E SRP for approximately $13.5 million and $61.7 million, respectively. During the year ended December 31, 2015, our board of directors authorized an additional $28.0 million in addition to the amounts calculated in accordance with our Class E SRP, related to these redemptions.

During the year ended December 31, 2016, we redeemed approximately 1.5 million Class I shares, Class A shares, and Class W shares pursuant to our Class AWI SRP for a total of approximately $11.2 million. During the year ended December 31, 2015, we redeemed approximately 916,000 Class I shares, Class A shares, and Class W shares pursuant to our Class AWI SRP for a total of approximately $6.8 million. During the year ended December 31, 2014, we redeemed approximately 650,000 Class I shares and Class W shares pursuant to our Class AWI SRP for a total of approximately $4.6 million.

Distributions

We accrue distributions on a daily basis and pay distributions on a quarterly basis. Historically, each quarter, our board of directors has authorized the following quarter’s daily distribution accrual. We calculate individual payments of distributions to each stockholder or OP Unit holder based upon daily record dates during each quarter, so that investors are eligible to earn distributions immediately upon purchasing shares of our common stock or upon purchasing OP Units. The following table describes our total distributions declared on our common stock for the years ended December 31, 2016, 2015 and 2014, and the portion of each distribution that was paid in cash and reinvested in shares (dollar amounts in thousands).

	For the Year Ended December 31,
Distributions:	2016	% of Total Distributions	2015	% of Total Distributions	2014	% of Total Distributions
Paid in cash	$36,418	63.8%	$41,723	66.3%	$41,381	66.5%
Reinvested in shares	20,622	36.2%	21,177	33.7%	20,855	33.5%
Total distributions	$57,040	100.0%	$62,900	100.0%	$62,236	100.0%

The following table sets forth the distributions that have been paid and/or authorized as of December 31, 2016, subject to class-specific adjustments.

	Amount Declared per Share/Unit (1)
Quarter	Class E	Class A	Class W	Class I	Weighted Average	Payment Date
2015
1st Quarter 2015	0.0900	0.0705	0.0794	0.0882	0.0897	4/16/2015
2nd Quarter 2015	0.0900	0.0700	0.0791	0.0882	0.0896	7/2/2015
3rd Quarter 2015	0.0900	0.0695	0.0788	0.0881	0.0895	10/16/2015
4th Quarter 2015	0.0900	0.0694	0.0788	0.0881	0.0894	1/19/2016

2016
1st Quarter 2016	0.0900	0.0697	0.0789	0.0882	0.0894	4/18/2016
2nd Quarter 2016	0.0900	0.0699	0.0790	0.0882	0.0893	7/18/2016
3rd Quarter 2016	0.0900	0.0695	0.0788	0.0881	0.0892	10/18/2016
4th Quarter 2016	0.0900	0.0692	0.0787	0.0881	0.0892	1/17/2017

2017
1st Quarter 2017 (2)	0.0900	0.0692	0.0786	0.0881	0.0891	4/17/2017
_______________________________

(1)	Assumes ownership of share or unit for the entire quarter.

(2)	The distribution amount herein for the first quarter of 2017 is estimated based on the NAV per share as of December 31, 2016.

(3)	Expected payment date.

Distribution Tax Characterization

Our distributions to stockholders are characterized for federal income tax purposes as (i) ordinary income, (ii) non-taxable return of capital, or (iii) long-term capital gain. Distributions that exceed our current and accumulated tax earnings and profits constitute a return of capital for tax purposes and reduce the stockholders’ basis in the common shares. To the extent that distributions exceed both current and accumulated earnings and profits and the stockholders’ basis in the common shares, they will generally be treated as a gain or loss upon the sale or exchange of our stockholders’ common shares. For the years ended December 31, 2016, 2015 and 2014, we notified stockholders of the taxability of distributions paid during the preceding year on an annual basis. The following unaudited table summarizes the information reported to investors regarding the taxability of distributions on common shares for the years ended December 31, 2016, 2015 and 2014.

	For the Year Ended December 31,
	2016	2015	2014
Per Common Share	% of Total Distributions	% of Total Distributions	% of Total Distributions
Ordinary income	53.66%	81.01%	63.92%
Non-taxable return of capital	46.34%	18.99%	36.08%
Total	100.00%	100.00%	100.00%

11.    RELATED PARTY TRANSACTIONS

Advisory Agreement

Our day-to-day activities are managed by our Advisor, a related party, under the terms and conditions of the Advisory Agreement. Our Advisor is considered to be a related party as certain indirect owners and employees of our Advisor serve as two of our directors and all of our executive officers. The responsibilities of our Advisor cover all facets of our business, and include the selection and underwriting of our real property and debt-related investments, the negotiations for these investments, the asset management and financing of these investments and the oversight of real property dispositions.

On June 23, 2016, we entered into Tenth Amended and Restated Advisory Agreement (the “Advisory Agreement”) with our Advisor, effective June 30, 2016, which modified the fees and expense reimbursements payable to our Advisor. The Advisory Agreement may be renewed for an unlimited number of successive 1-year terms. The current term of the Advisory Agreement expires on June 30, 2017. Per the Advisory Agreement, in consideration for asset management services performed, we pay our Advisor an advisory fee comprised of two separate components: (1) a fixed amount that accrues daily in an amount equal to 1/365th of 1.15% of (a) the “Aggregate Fund NAV” (i.e. the aggregate net asset value or "NAV" for our Class E shares, Class A shares, Class W shares and Class I shares, along with OP units held by third parties) for such day, and (b) the consideration received by us or our affiliate for selling Interests (defined below) in DST Properties (defined below) to third party investors, net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such Interests, including but not limited to sales commissions, dealer manager fees and non-accountable expense allowances, and (2) a performance component that is based on the annual non-compounded investment return provided to holders of “Fund Interests” (defined as our Class E shares, Class A shares, Class W shares, Class I shares, and OP Units held by third parties) such that our Advisor will receive 25% of the overall return in excess of 6%; provided that in no event may the performance condition exceed 10% of the overall return for such year, and subject to certain other limitations. Additionally, our Advisor has provided us with a waiver of a portion of its fees generally equal to the amount of the performance component that would have been payable with respect to the Class E shares and the Class E OP Units held by third parties until the NAV of such shares or units exceeds $10.00 per share or unit, the benefit of which will be shared among all holders of Fund Interests.

In addition, we will pay our Advisor a fee of 1% of the total consideration we receive upon the sale of real property assets (excluding DST Properties). For these purposes, a “sale” means any transaction or series of transactions whereby we or our Operating Partnership directly or indirectly (including through the sale of any interest in a joint venture or through a sale by a joint venture in which we hold an interest) sells, grants, transfers, conveys, or relinquishes its ownership of any real property or portion thereof, including the lease of any real property consisting of a building only, and including any event with respect to any real property which gives rise to a significant amount of insurance proceeds or condemnation awards.

Further, for a substantial amount of services in connection with the sale of a property (excluding DST Properties), as determined by a majority of our independent directors, we will pay our Advisor up to 50.0% of the reasonable, customary and competitive commission paid for the sale of a comparable real property, provided that such amount shall not exceed 1% of the contract price of the property sold and, when added to all other real estate commissions paid to unaffiliated parties in connection with the sale, may not exceed the lesser of a competitive real estate commission or 6% of the sales price of the property.

In addition, pursuant to the Advisory Agreement, we will pay directly, or reimburse our Advisor and our Dealer Manager (defined below) if they pay on our behalf any organizational and offering expenses (other than selling commissions, the dealer manager fee, distribution fees and non-transaction based compensation allocated to sales-related activities of employees of our Dealer Manager in connection with the offering) relating to any public offerings as and when incurred. After the termination of the primary portion of the offering and again after termination of the distribution reinvestment plan portion of the offering, our Advisor has agreed to reimburse us to the extent that total cumulative organization and offering expenses (including selling commissions, the dealer manager fee and distribution fees) that we incur exceed 15% of our gross proceeds from the applicable offering.

Subject to certain limitations, we will reimburse our Advisor for all of the costs it incurs in connection with the services it provides to us, including, without limitation, our allocable share of the personnel (and related employment) costs and overhead (including but not limited to allocated rent paid to both third parties and an affiliate of the Advisor, equipment, utilities, insurance, travel and entertainment, and other costs) incurred by our Advisor or its affiliates, including, but not limited to, total compensation, benefits and other overhead of all employees involved in the performance of such services.

Public Offering Dealer Manager Agreement

Dividend Capital Securities LLC, a related party, which we refer to as the “Dealer Manager,” is distributing the shares of our common stock in our public offering on a “best efforts” basis. Our Dealer Manager is a member of the Financial Industry Regulatory Authority, Inc., or FINRA. Our Dealer Manager coordinates our distribution effort and manages our relationships with participating broker-dealers and financial advisors and provides assistance in connection with compliance matters relating to marketing our public offering.

On September 16, 2015, we entered into a Second Amended and Restated Dealer Manager Agreement (the “Second Amended Dealer Manager Agreement”) with our Dealer Manager. The Dealer Manager served as dealer manager for the Prior Offering and serves as dealer manager for the Follow-On Offering. The purpose of the Second Amended Dealer Manager Agreement is to engage our Dealer Manager with respect to the Follow-On Offering while still paying dealer manager fees and distribution fees with respect to the Prior Offering. As amended, the Second Amended Dealer Manager Agreement may be made to apply to future offerings by naming them in a schedule to the agreement, with the consent of the Company and our Dealer Manager. Pursuant to the Second Amended Dealer Manager Agreement, we pay (i) selling commissions on Class A shares sold in the primary offering of up to 3.0% of the public offering price per share, (ii) a dealer manager fee which accrues daily in an amount equal to 1/365th of 0.6% of our NAV per share of Class A and Class W shares outstanding and an amount equal to 1/365th of 0.1% of our NAV per share of Class I shares outstanding on such day on a continuous basis, and (iii) a distribution fee which accrues daily in an amount equal to 1/365th of 0.5% of our NAV per Class A share outstanding on such day on a continuous basis. Subject to FINRA limitations on underwriting compensation, we will continue to pay the dealer manager fee and distribution fee until the earlier to occur of the following: (i) a listing of the class of such shares on a national securities exchange or (ii) such shares no longer being outstanding.

Pursuant to the Second Amended Dealer Manager Agreement, we may pay to the Dealer Manager a primary dealer fee in the amount of up to 5.0% of the gross proceeds raised from the sale of Class I shares in the primary portion of the Follow-On Offering, provided that (i) the total gross proceeds raised with respect to which the primary dealer fee will apply may not exceed $100,000,000, subject to further increase by our board of directors, in its discretion; (ii) the primary dealer fee will only be paid with respect to sales made by participating broker-dealers specifically approved by us as being eligible; and (iii) the primary dealer fee will only be paid with respect to sales made at times approved by us. The Dealer Manager may reallow a portion of the primary dealer fee to the participating broker-dealers involved in selling such Class I shares based on the portion of the gross proceeds raised from their customers. The Dealer Manager will consider the primary dealer fee to be underwriting compensation subject to the limits described below. The primary dealer fee will be paid by us and will not be considered a class-specific expense.

The Dealer Manager monitors the aggregate amount of underwriting compensation that we and the Advisor pay in connection with the Follow-On Offering and Prior Offering in order to ensure we comply with the underwriting compensation limits of applicable FINRA rules. Accordingly, the dealer manager fee and distribution fee that are payable to our Dealer Manager with respect to an offering (i.e., pursuant to the registration statement for an offering) will cease when, following the completion of the offering, total underwriting compensation in such offering equals 10% of the gross proceeds from the primary portion of the offering. We consider the portion of the dealer manager fee and the distribution fee accruing with respect to Class A, Class W and Class I shares issued during the term of the current offering, and not issued pursuant to a prior public offering, as underwriting compensation with respect to the current offering. In addition, we will cease paying the dealer manager fee and the distribution fee on the earlier to occur of the following: (i) a listing of the class of such shares on a national securities exchange or (ii) such shares no longer being outstanding, for example (without limitation) upon their redemption or other repurchase by us, upon our dissolution, or upon a merger or other extraordinary transaction in which we are a party and in which the shares are exchanged for cash or other securities.

The sales commissions, distribution fees, and dealer manager fees may all be reallowed to participating broker dealers who are members of FINRA. Our Dealer Manager may also receive a portion of the organization and offering expense reimbursement amounts described above under “— Compensation to our Advisor”. Our Dealer Manager is presently directly or indirectly majority owned by John A. Blumberg, James R. Mulvihill, Evan H. Zucker, and/or their affiliates.

On May 11, 2016, we notified our Dealer Manager that we would pay a primary dealer fee in the amount of up to 5.0% of the gross proceeds raised from the sale of Class I shares in the primary portion of the Follow-On Offering from May 11, 2016 through June 30, 2016, but only with respect to sales made by participating broker-dealers that we specifically approved as being eligible (the "2Q Managed Offering").

On September 19, 2016, we notified our Dealer Manager that we would pay a primary dealer fee in the amount of up to 5.0% of the gross proceeds raised from the sale of Class I shares in the primary portion of the Follow-On Offering from September 19, 2016 through November 30, 2016 (the “3Q Managed Offering”), but only with respect to sales made by participating broker-dealers that we specifically approved as being eligible. On June 23, 2016, our board of directors increased the maximum amount of total gross proceeds raised with respect to which the primary dealer fee will apply to $150.0 million. The maximum primary dealer fee we will pay our Dealer Manager is now $7.5 million, although in the future we may provide for additional primary dealer fee payments. Such amount is subject to further increase by our board of directors, in its discretion. During the year ended December 31, 2016, we raised approximately $69.3 million pursuant to the 2Q Managed Offering and the 3Q Managed Offering and incurred primary dealer fees of $3.5 million, of which 347,000 was retained by our Dealer Manager.

We conducted similar "managed offerings" during the years ended December 31, 2015 and 2014. See "— Summary of Fees and Other Amounts" for further information regarding the amount of primary dealer fees paid during during the years ended December 31, 2016, 2015 and 2014.

Property Management Agreement

On June 23, 2016, we and Dividend Capital Property Management LLC (the “Property Manager”) agreed to terminate the property management agreement dated January 9, 2006, with the Property Manager (the “Property Management Agreement”) as no services were being provided by the Property Manager under the Property Management Agreement. The Property Manager waived the notice period for termination so that the Property Management Agreement terminated immediately.

Independent Director RSU Awards

On December 5, 2013, our board of directors approved revised compensation for our independent directors. In connection with the revised compensation plan, at each annual meeting of stockholders the independent directors will automatically, upon election, each receive an annual $10,000 grant of RSUs with respect to Class I shares of our common stock, with the number of RSUs based on the NAV per Class I share as of the end of the day of the annual meeting. Effective June 23, 2016 and June 25, 2015, we granted 4,055 RSUs and 4,116 RSUs to our independent directors, respectively.

Restricted Stock Unit Agreements

Pursuant to the terms of the Advisor RSU Agreements, we have granted our Advisor approximately 842,000 Company RSUs, of which approximately 412,000 Company RSUs remained unvested and unsettled as of December 31, 2016. Each Company RSU will, upon vesting, entitle our Advisor to one Class I share of our common stock. The Company RSUs are subject to specified vesting and settlement provisions and, upon settlement in Class I shares of Company common stock, require offsets of advisory fees and expenses otherwise payable from the Company to our Advisor as described further below based on the NAV per Class I share on the grant date of the applicable Company RSU (the weighted average grant-date NAV per Class I share with respect to the unsettled Company RSUs is $7.18 as of December 31, 2016). As of December 31, 2016, our Advisor had approximately 38,000 shares of Class I common stock issued upon settlement of Company RSUs that remained subject to fee offset. The Advisor is expected to redistribute a significant portion of the Company RSUs and/or shares to senior level employees of our Advisor and its affiliates that provide services to us, although the terms of such redistributions (including the timing, amount and recipients) remain solely in the discretion of our Advisor.

Vesting and Payment Offset

Following specified vesting provisions, an equal percentage of the Company RSUs vest on each of the applicable vesting dates. On each vesting date, an offset amount (each, an “Offset Amount”) is calculated and deducted on a pro rata basis over the next 12 months from the cash payments otherwise due and payable to our Advisor under our then-current Advisory Agreement for any fees or expense reimbursements. The board of directors considers the amount of granted Company RSUs when evaluating the total compensation paid to the Advisor for services provided. Each Offset Amount equals the number of Company RSUs vesting on such date multiplied by the NAV per Class I share publicly disclosed by us (“the “Class I NAV”) as of the end of the grant date (the “Grant

Date NAV per Class I Share”). Each Offset Amount is always calculated based on the Grant Date NAV per Class I Share, even beyond the initial Vesting Date. At the end of each 12-month period following each vesting date, if the Offset Amount has not been fully realized by offsets from the cash payments otherwise due and payable to our Advisor under the Advisory Agreement, our Advisor shall promptly pay any shortfall to us.

The chart below shows the Grant Dates, vesting dates, number of unvested shares as of December 31, 2016, and Grant Date NAV per Class I Share (share amounts in thousands).

Award	Grant Date	Vesting Dates	Number of Unvested Shares	Grant Date NAV per Class I Share
Company RSU	4/7/2014	4/14/17	123	$6.96
Company RSU	2/25/2015	4/14/17	30	7.18
Company RSU	2/25/2015	4/13/18	135	7.18
Company RSU	2/4/2016	4/15/19	124	7.41
Total/ weighted average			412	$7.18

Termination

The Advisor RSU Agreements will automatically terminate upon termination or non-renewal of the Advisory Agreement by any party for any reason. In addition, upon a change in control of us, then either our Advisor or we may immediately terminate the Advisor RSU Agreements. Further, the Advisor may immediately terminate the Advisor RSU Agreements if we exercise certain rights under the Advisor RSU Agreements to replace the Company RSUs with another form of compensation.

Upon termination of the Advisor RSU Agreements, our Advisor will promptly pay any unused Offset Amounts to us or, at our Advisor’s election, return Class I shares in equal value based on the Class I NAV as of the date of termination of the Advisor RSU Agreements. In addition, upon termination of the Advisor RSU Agreement, all unvested Company RSUs will be forfeited except that, unless the Advisor RSU Agreements were terminated at the election of our Advisor following a change in control of us or as a result of a premature termination of the Advisory Agreement at our election for cause (as defined in the Advisory Agreement) or upon the bankruptcy of our Advisor, then following such forfeiture of Company RSUs, our Advisor will have the right to acquire from us the number of Class I shares equal to the number of Company RSUs forfeited, in return for a purchase price equal to such number of Class I shares multiplied by the Grant Date NAV per Class I Share. The Advisor must notify us of its election to exercise the foregoing acquisition right within 30 days following the termination of the Advisor RSU Agreements, and the parties will close the transaction within 60 days following the termination of the Advisor RSU Agreements.

Dividend Equivalent Payments

If our board of directors declares and we pay a cash dividend on Class I shares for any period in which the Company RSUs are outstanding (regardless of whether such Company RSUs are then vested), our Advisor will be entitled to dividend equivalents (the “Dividend Equivalents”) with respect to that cash dividend equal to the cash dividends that would have been payable on the same number of Class I shares as the number of Company RSUs subject to the Advisor RSU Agreements had such Class I shares been outstanding during the same portion of such period as the Company RSUs were outstanding. Any such Dividend Equivalents may be paid in cash or Class I shares, at our Advisor’s election.

During the years ended December 31, 2016, 2015 and 2014, we recognized approximately $1.1 million, $1.1 million and $653,000, respectively, as advisory fees expense related to the issuance of approximately 153,000 shares, 153,000 shares and 123,000 shares, respectively, of our Class I common stock, respectively. Amounts reported are based on the NAV per share at the end of each month during the Advisor RSU Agreements. As of December 31, 2016, the total value related to nonvested awards not yet recognized was approximately $3.1 million, which we expect to recognize between 2017 and 2020.

Restricted Stock Grant

Effective February 4, 2016 and February 25, 2015, we granted 49,340 restricted shares and 49,263 restricted shares of Class I common stock, respectively, to certain employees of our Advisor and its affiliates at a price of $7.41 per share and $7.18 per share, respectively, which will vest ratably over four years. During the years ended December 31, 2016, 2015 and 2014, 27,458 shares, 19,848 shares and 11,198 shares, respectively, vested at a weighted average price of $7.39, $7.23 and $6.96, respectively, based on our NAV per share as of the vesting dates. During the years ended December 31, 2016, 2015 and 2014, we recorded approximately $250,000, $188,000 and $125,000 within “general and administrative expenses” in the accompanying consolidated statements of income, respectively. Our restricted stock generally vests ratably over a period of three to four years.

Private Placements of Delaware Statutory Trust Interests

Private Placements

In March 2016, we, through our Operating Partnership, initiated a program to raise capital in private placements exempt from registration under the Securities Act of 1933, as amended (“Private Placements”), through the sale of beneficial interests (“Interests”) in specific Delaware statutory trusts holding real properties, including properties currently indirectly owned by our Operating Partnership (the “DST Program”). From 2006 through 2009, we, through our subsidiaries, conducted similar private placement offerings of fractional interests in which it raised a total of $183.1 million in gross proceeds. These fractional interests were all subsequently acquired by our Operating Partnership in exchange for an aggregate of 17.7 million OP Units. As of December 31, 2016, we had sold approximately $2.5 million in Interests, which we include in "other liabilities" in our accompanying balance sheets.

Each Private Placement will offer Interests in one or more real properties placed into one or more Delaware statutory trust(s) by our Operating Partnership or its affiliates (“DST Properties”). We anticipate that these Interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). Additionally, properties underlying Interests sold to investors pursuant to such Private Placements will be leased-back by an indirect wholly owned subsidiary of our Operating Partnership on a long term basis of up to 29 years. The lease agreements are expected to be fully guaranteed by our Operating Partnership. Additionally, our Operating Partnership will retain a fair market value purchase option (“FMV Option”) giving it the right, but not the obligation, to acquire the Interests from the investors at a later time in exchange for OP Units.

DST Program Dealer Manager Agreement

In connection with the DST Program, in March 2016, Dividend Capital Exchange LLC (“DCX”), a wholly owned subsidiary of our taxable REIT subsidiary that is wholly owned by our Operating Partnership, entered into a Dealer Manager Agreement with our Dealer Manager, pursuant to which our Dealer Manager agreed to conduct Private Placements for Interests reflecting an indirect ownership of up to $500 million of Interests. DCX will pay certain up-front fees and reimburse certain related expenses to the Dealer Manager with respect to capital raised through any such Private Placements. DCX is obligated to pay our Dealer Manager a dealer manager fee of up to 1.5% of gross equity proceeds raised and a commission of up to 5% of gross equity proceeds raised through the Private Placements. The Dealer Manager may re-allow such commissions and a portion of such dealer manager fee to participating broker dealers.

In addition, we, or our subsidiaries, are obligated to pay directly or reimburse our Advisor and our Dealer Manager if they pay on our behalf, any organization and offering expenses (other than selling commissions and the dealer manager fee) as and when incurred. These expenses may include reimbursements for the bona fide due diligence expenses of participating broker-dealers, supported by detailed and itemized invoices, and similar diligence expenses of investment advisers, legal fees of our Dealer Manager, reimbursements for customary travel, lodging, meals and reasonable entertainment expenses of registered persons associated with our Dealer Manager, the cost of educational conferences held by us, including costs reimbursement for registered persons associated with our Dealer Manager and registered representatives of participating broker-dealers to attend educational conferences sponsored by us, and attendance fees and costs reimbursement for registered persons associated with our Dealer Manager to attend seminars conducted by participating broker-dealers and promotional items.

We intend to recoup the costs of the selling commissions and dealer manager fees described above through a purchase price “mark-up” of the initial estimated fair value of the DST Properties to be sold to investors, thereby placing the economic burden of these up-front fees on the investors purchasing such Interests. In addition, to offset some or all of our organization and offering expenses associated with the Private Placements, we will add a purchase price mark-up of the estimated fair value of the DST Properties to be sold to investors in the amount of 1.5% of the gross equity proceeds. Collectively, these purchase price mark-ups total up to 8% of the gross equity proceeds raised in the Private Placements. Additionally, we will be paid, by investors purchasing Interests, a non-accountable reimbursement equal to 1.0% of gross equity proceeds for real estate transaction costs that we expect to incur in selling or buying these Interests. Also, investors purchasing Interests will be required to pay their own respective closing costs upon the initial sale of the interests.

Limited Partnership Agreement

In connection with the launch of the DST Program, the Company, on behalf of itself as general partner and on behalf of all the limited partners thereto, entered into the Fifth Amended and Restated Limited Partnership Agreement of our Operating Partnership, dated as of March 2, 2016, which was further amended on August 2, 2016 (the “Amended and Restated Operating Partnership Agreement”). The Amended and Restated Operating Partnership Agreement amends the prior operating partnership agreement by establishing two series of Class E OP Units, with different redemption and registration rights. The currently existing third-party holders of Class E OP Units will now hold Series 1 Class E OP Units, and will continue to have the same redemption and registration rights they had previously, which include the right, in certain circumstances to require our Operating Partnership to redeem the OP Units for Class E shares of the Company or cash. Any purchasers of Interests in the DST Program that ultimately acquire OP Units through the FMV Option will acquire Series 2 Class E OP Units, which will have similar redemption and registration rights to those of the holders of Series 1 Class E OP Units, except that their redemption rights will in certain circumstances require our Operating Partnership to redeem the OP Units for either Class I shares of the Company or cash (as determined by our Operating Partnership in its sole discretion). In addition, the Amended and Restated Operating Partnership Agreement provides that a redemption fee of 1.5% of the shares otherwise payable to a limited partner upon redemption of Series 2 Class E Units will be paid to an affiliate of the Manager (defined below). Holders of Series 1 or Series 2 Class E OP Units cannot require us to redeem their Series 1 or Series 2 Class E OP Units with cash.

Delaware Statutory Trust Agreement

DCX Manager LLC (the “Manager”), an affiliate of our Advisor, will be engaged to act as the manager of each Delaware statutory trust holding a DST Property. Although the intention is to sell 100% of the interests to third parties, DCX may hold an interest for a period of time and therefore could be subject to the following description of fees and reimbursements paid to the Manager. The Manager will have primary responsibility for performing administrative actions in connection with the trust and any DST Property and has the sole power to determine when it is appropriate for a trust to sell a DST Property. The Manager will be entitled to the following payments from the trust: (i) a management fee equal to a stated percentage (e.g., 1.0%) of the gross rents payable to the trust, with such amount to be set on a deal-by-deal basis, (ii) a disposition fee of 1.0% of the gross sales price of any DST Property sold to a third party, and (iii) reimbursement of certain expenses associated with the establishment, maintenance and operation of the trust and DST Properties. Additionally, the Manager or its affiliate may earn a 1.0% loan fee for any financing arrangement sourced, negotiated and executed in connection with the DST Program. This loan fee only is payable to the Manager by new investors that purchase Interests and therefore is not paid by the Company or its affiliates.

Summary of Fees and Other Amounts

The following table summarizes fees and other amounts earned by our Advisor and its related parties in connection with services performed for us during the years ended December 31, 2016, 2015 and 2014 (amounts in thousands):

	For the Year Ended December 31,
	2016	2015	2014
Advisory fees (1)	$14,857	$17,083	$15,919
Other reimbursements paid to our Advisor (2)	8,368	9,008	8,287
Other reimbursements paid to our Dealer Manager	396	441	591
Advisory fees related to the disposition of real properties	2,140	4,962	2,064
Development management fee (3)	31	88	181
Primary dealer fee (4)	3,465	2,540	2,197
Selling commissions	100	114	187
Dealer manager fees	381	258	121
Distribution fees	70	50	28
Total	$29,808	$34,544	$29,575
_______________________________

(1)
Amounts reported for the years ended December 31, 2016, 2015 and 2014 include approximately $1.1 million, $1.1 million and $653,000 respectively, that we were not obligated to pay in consideration of the issuance of Company RSUs to our Advisor.

(2)
Other reimbursements paid to our Advisor include reimbursements for a portion of compensation costs of employees of our Advisor related to activities for which our Advisor does not otherwise receive a separate fee. We reimbursed our Advisor approximately $6.8 million, $7.3 million and $6.9 million for the years ended December 31, 2016, 2015 and 2014, respectively. These reimbursements include a portion of the compensation costs for certain of our named executives. The balance of such reimbursements are made up primarily of other general overhead and administrative expenses, including, but not limited to, allocated rent paid to both third parties and affiliates of our Advisor, equipment, utilities, insurance, travel and entertainment, and other costs.

(3)	Pursuant to our amended Advisory Agreement effective as of June 23, 2016, our Advisor will no longer receive a development management fee in exchange for providing development management services.

(4)
Amounts reported represent primary dealer fees we paid to our Dealer Manager based on the gross proceeds raised by participating broker-dealers pursuant to certain selected dealer agreements. Of the primary dealer fee earned during the years ended December 31, 2016, 2015 and 2014, our Dealer Manager reallowed approximately $3.1 million, $2.3 million and $2.0 million, respectively, to participating third-party broker-dealers and retained approximately $347,000, $254,000 and $220,000, respectively.

See the accompanying consolidated balance sheets for the amounts we owed to our Advisor and affiliates of our Advisor for such services and reimbursement of certain expenses as of December 31, 2016 and December 31, 2015. Pursuant to the Advisory Agreement, we accrue the advisory fee on a daily basis and pay our Advisor amounts due subsequent to each month-end. In addition, we recorded a liability of approximately $3.9 million for dealer manager and distribution fees that we estimate that we may pay to our Dealer Manager in future periods for shares of our common stock sold in our Follow-On Offering as of December 31, 2016. We anticipate that our Dealer Manager will reallow a significant portion of such fees to third-party broker dealers.

Product Specialists

During the year ended December 31, 2012, our Advisor entered into a product specialist agreement with BCG Advisors LLC (“BCG”), in connection with advisory services related to our investments in real estate securities assets. Pursuant to this agreement, a portion of the asset management fee that our Advisor receives from us related to real estate securities investments is reallowed to BCG in exchange for services provided. Our Advisor incurred approximately $37,000, $24,000, and $35,000 related to services provided by BCG during the years ended December 31, 2016, 2015 and 2014, respectively.

12.    NET INCOME PER COMMON SHARE

Reconciliations of the numerator and denominator used to calculate basic net income per common share to the numerator and denominator used to calculate diluted net income per common share for the years ended December 31, 2016, 2015 and 2014 are described in the following table (amounts in thousands, except per share information):

	For the Year Ended December 31,
	2016	2015	2014
Numerator
Income from continuing operations	$55,048	$131,659	$3,990
Income from continuing operations attributable to noncontrolling interests	(5,072)	(7,404)	(340)
Income from continuing operations attributable to common stockholders	49,976	124,255	3,650
Dilutive noncontrolling interests share of income from continuing operations	3,883	8,632	233
Numerator for diluted earnings per share – adjusted income from continuing operations	$53,859	$132,887	$3,883
Income from discontinued operations	—	—	30,004
Income from discontinued operations attributable to noncontrolling interests	—	—	(4,462)
Income from discontinued operations attributable to common stockholders	—	—	25,542
Dilutive noncontrolling interests share of discontinued operations	—	—	1,915
Numerator for diluted earnings per share – adjusted income from discontinued operations	$—	$—	$27,457
Denominator
Weighted average shares outstanding-basic	159,648	175,938	178,273
Incremental weighted average shares effect of conversion of OP Units	12,398	12,851	12,718
Weighted average shares outstanding-diluted	172,046	188,789	190,991
INCOME PER COMMON SHARE-BASIC AND DILUTED
Net income from continuing operations	$0.31	$0.70	$0.02
Net income from discontinued operations	—	—	0.14
Net income	$0.31	$0.70	$0.16

13.    SEGMENT INFORMATION

We have three reportable operating segments, which include our real property operating sectors (office, industrial, and retail), and we measure our profit and loss of our operating segments based on net operating income (“NOI”). We organize and analyze the operations and results of each of these segments independently, due to inherently different considerations for each segment. Such considerations include, but are not limited to, the nature and characteristics of the investment, and investment strategies and objectives. Specifically, the physical characteristics of our buildings, the related operating characteristics, the geographic markets, and the type of tenants are inherently different for each of our segments.

The following table sets forth revenue and NOI of our segments for the years ended December 31, 2016, 2015 and 2014 (amounts in thousands).

	For the Year Ended December 31,
	Revenue			NOI (unaudited)
	2016	2015	2014	2016	2015	2014
Real property (1)
Office	$126,782	$137,204	$139,245	$84,300	$97,441	$104,533
Industrial	6,073	8,672	23,307	4,323	6,755	20,780
Retail	82,372	72,402	61,649	61,017	54,492	47,891
Total	$215,227	$218,278	$224,201	$149,640	$158,688	$173,204
_______________________________

(1)	Excludes results of operations of real properties categorized as discontinued operations.

We consider NOI to be an appropriate supplemental financial performance measure because NOI reflects the specific operating performance of our real properties, and excludes certain items that are not considered to be controllable in connection with the management of each property, such as depreciation and amortization, general and administrative expenses, advisory fees, acquisition-related expenses, interest and other income, interest expense, (gain) loss on extinguishment of debt and financing commitments, gain on the sale of real property, and noncontrolling interests. However, NOI should not be viewed as an alternative measure of our financial performance as a whole, since it excludes such items that could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance.

The following table is a reconciliation of our reported net income attributable to common stockholders to our unaudited NOI for the years ended December 31, 2016, 2015 and 2014 (amounts in thousands).

	For the Year Ended December 31,
	2016	2015	2014
Net income attributable to common stockholders	$49,976	$124,255	$29,192
Debt-related income	(943)	(6,922)	(7,396)
Real estate depreciation and amortization expense	80,105	83,114	88,994
General and administrative expenses	9,450	10,720	11,108
Advisory fees, related party	14,857	17,083	15,919
Acquisition-related expenses	667	2,644	1,205
Impairment of real estate property	2,677	8,124	9,500
Interest and other income	(2,207)	(2,192)	(1,168)
Interest expense	40,782	47,508	61,903
(Gain) loss on extinguishment of debt and financing commitments	(5,136)	1,168	63
Gain on sale of real property	(45,660)	(134,218)	(10,914)
Discontinued operations	—	—	(30,004)
Net income attributable to noncontrolling interests	5,072	7,404	4,802
Net operating income	$149,640	$158,688	$173,204

The following table reflects our total assets by business segment as of December 31, 2016 and December 31, 2015 (amounts in thousands).

	As of December 31,
	2016	2015
Segment assets:
Net investments in real property
Office	$825,961	$1,027,132
Industrial	57,651	61,231
Retail	827,799	785,854
Total segment assets, net	1,711,411	1,874,217

Non-segment assets:
Debt-related investments, net	15,209	15,722
Cash and cash equivalents	13,864	15,769
Other non-segment assets (1)	43,244	55,183
Total assets	$1,783,728	$1,960,891
_______________________________

(1)	Other non-segment assets primarily consist of corporate assets including restricted cash and receivables, including straight-line rent receivable.

14.    INCOME TAXES

We operate in a manner intended to qualify for treatment as a REIT for U.S. federal income tax purposes. As a REIT, we generally will not be subject to federal income taxation at the corporate level to the extent we distribute 100% of our REIT taxable income annually, as defined in the Code, to our stockholders and satisfy other requirements. To continue to qualify as a REIT for federal tax purposes, we must distribute at least 90% of our REIT taxable income annually. No material provisions have been made for federal income taxes in the accompanying financial statements. We had a gross deferred tax asset of approximately $4.4 million as of both December 31, 2016 and 2015, which is offset by a full valuation allowance. The tax years 2013 through 2016 remain open to examination by the major taxing jurisdictions to which we are subject.

15.    COMMITMENTS AND CONTINGENCIES

Environmental Matters

A majority of the properties we acquire are subjected to environmental reviews either by us or the previous owners. In addition, we may incur environmental remediation costs associated with certain land parcels we may acquire in connection with the development of the land. We have acquired certain properties in urban and industrial areas that may have been leased to or previously owned by commercial and industrial companies that discharged hazardous materials. We may purchase various environmental insurance policies to mitigate our exposure to environmental liabilities. Due to the uncertainty regarding our exposure to environmental liabilities and the timing and nature of settlement of any such liabilities, we cannot estimate the effect of such potential environmental remediation on our business, financial condition, or results of operations.

16.    QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables present selected unaudited quarterly financial data for each quarter during the years ended December 31, 2016 and 2015 (amounts in thousands, except per share information). Certain reclassifications have been made to prior period results to conform to the current presentation. Certain totals and subtotals within the following table may not sum due to de minimus rounding adjustments. The following disclosures exclude the results from discontinued operations.

	For the Quarter Ended				For the Year Ended December 31, 2016
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
Rental revenue	$55,544	$52,702	$53,258	$53,723	$215,227
Debt-related income	238	237	235	233	943
Total revenue	55,782	52,939	53,493	53,956	216,170
Total operating expenses	(43,177)	(42,313)	(44,567)	(43,286)	(173,343)
Other income (expenses)	35,633	(10,491)	(5,608)	(7,313)	12,221
Net income	48,238	135	3,318	3,357	55,048
Net income attributable to noncontrolling interests	(4,456)	(18)	(353)	(245)	(5,072)
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$43,782	$117	$2,965	$3,112	$49,976
NET INCOME PER BASIC AND DILUTED COMMON SHARE	$0.27	$—	$0.02	$0.02	$0.31

	For the Quarter Ended				For the Year Ended December 31, 2015
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
Rental revenue	$59,379	$51,075	$52,854	$54,970	$218,278
Debt-related income	3,203	1,584	807	1,328	6,922
Total revenue	62,582	52,659	53,661	56,298	225,200
Total operating expenses	(44,803)	(41,168)	(49,406)	(45,898)	(181,275)
Other income (expenses)	114,422	(11,384)	(5,680)	(9,624)	87,734
Net income (loss)	132,201	107	(1,425)	776	131,659
Net (income) loss attributable to noncontrolling interests	(8,618)	(37)	1,297	(46)	(7,404)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$123,583	$70	$(128)	$730	$124,255
NET INCOME (LOSS) PER BASIC AND DILUTED COMMON SHARE	$0.69	$—	$—	$0.01	$0.70

17.    SUBSEQUENT EVENTS

Mortgage Note Borrowing

On January 10, 2017, (the "Effective Date") we entered into a senior mortgage floating rate non-amortizing loan with New York Life Insurance Company (the "3 Second Street Mortgage Note"). The $146.6 million 3 Second Street Mortgage Note is secured by one office property in our Northern New Jersey market. We received proceeds of $127.0 million on the Effective Date, and we can request the remaining proceeds anytime after the Effective Date but prior to October 10, 2019 as reimbursement for certain approved capital expenditures, tenant improvement costs and leasing commissions. The 3 Second Street Mortgage Note matures in January 2020 and includes two one-year extension options subject to certain provisions. The 3 Second Street Mortgage Note interest rate is based upon LIBOR plus a margin ranging from 2.00% to 2.25%. The 3 Second Street Mortgage Note contains certain restrictions and covenants that are customary for loans of this nature, including certain restrictions regarding change in control of the underlying collateral and/or borrowers.

The 3 Second Street Mortgage Note permits voluntary prepayment of the loan on or after August 10, 2017 subject to (i) payment of applicable LIBOR breakage fees and (ii) payment of the applicable prepayment premium if prepaid on or prior to January 10, 2018, which is between 0.0% and 2.25% of the principal amount prepaid depending on the amount of time that has lapsed between August 10, 2017 and the date of the voluntary prepayment.

On January 9, 2017, pursuant to the 3 Second Street Mortgage Note, we entered into an interest rate protection agreement with a notional amount of $146.6 million and a LIBOR strike rate of 3.0% with the Commonwealth Bank of Australia that expires on January 10, 2019.

The initial proceeds of $127.0 million from the 3 Second Street Mortgage Note will be used (i) to repay the Eastern Retail Portfolio Mortgage Note (as defined below) and (ii) for general corporate purposes.

Repayment of Mortgage Note

On January 10, 2017, we repaid a $110.0 million mortgage note borrowing secured by three retail properties (the "Eastern Retail Portfolio Mortgage Note") in full prior to its scheduled maturity within the open prepayment period using proceeds from the 3 Second Street Mortgage Note. The Eastern Retail Portfolio Mortgage Note had an interest rate of 5.51% and a maturity date of June 11, 2017.

Lease Expiration

On January 31, 2017, the Sybase lease was terminated. The Sybase lease comprised $18.7 million, or 11%, of our total annualized base rent as of December 31, 2016.

For information regarding other financing transactions that occurred subsequent to December 31, 2016, see “Subsequent Events” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Supplement.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Dividend Capital Diversified Property Fund Inc.:
Under date of March 3, 2017, we reported on the consolidated balance sheets of Dividend Capital Diversified Property Fund Inc. and subsidiaries (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2016. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule, Schedule III - Real Estate and Accumulated Depreciation (Schedule III). Schedule III is the responsibility of the Company’s management. Our responsibility is to express an opinion on Schedule III based on our audits.
In our opinion, Schedule III - Real Estate and Accumulated Depreciation, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/KPMG LLP

Denver, Colorado

March 3, 2017

Dividend Capital Diversified Property Fund Inc.
Schedule III — Real Estate and Accumulated Depreciation
As of December 31, 2016
(dollar amounts in thousands)

				Initial Cost to Company				Gross Amount Carried at December 31, 2016
Property	Market	No. of Buildings	Encumbrances (1)	Land	Buildings and Improvements (2)	Total Costs	Cost Capitalized or Adjustments Subsequent to Acquisition (4)	Land	Buildings and Improvements (2)	Total Costs (3, 4)	Accumulated Depreciation (4)	Acquisition Date	Depreciable Life (years)
Office Properties:
Jay Street	Silicon Valley, CA	3	$—	$13,859	$21,974	$35,833	$6,852	$13,859	$28,826	$42,685	$10,779	6/28/2006	1-40
Bala Pointe	Philadelphia, PA	1	—	10,115	27,516	37,631	9,277	10,115	36,793	46,908	13,869	8/28/2006	1-40
1300 Connecticut	Washington, DC	1	52,500	25,177	41,250	66,427	4,058	25,177	45,308	70,485	20,999	3/10/2009	2-40
655 Montgomery	San Francisco, CA	1	—	40,327	73,961	114,288	7,538	32,632	89,194	121,826	17,567	11/7/2013	1-40
1st Avenue Plaza	Denver, CO	2	—	15,713	65,252	80,965	2,195	15,713	67,447	83,160	9,537	8/22/2014	1-40
Rialto	Austin, TX	2	—	5,094	32,652	37,746	692	5,094	33,344	38,438	4,420	1/15/2015	1-40
CityView	Austin, TX	2	—	4,606	65,250	69,856	1,994	4,606	67,244	71,850	6,063	4/24/2015	1-40
Joyce Blvd	Fayetteville, AR	1	—	2,699	8,996	11,695	(1)	2,699	8,995	11,694	3,239	9/28/2007	10-40
Eden Prairie	Minneapolis/St Paul, MN	1	—	3,538	25,865	29,403	112	3,538	25,977	29,515	7,732	10/3/2008	5-40
Austin-Mueller Healthcare	Austin, TX	1	—	2,663	42,315	44,978	5	2,663	42,320	44,983	12,973	12/23/2008	11-40
Campus Road Office Center	Princeton, NJ	1	—	5,302	45,773	51,075	249	5,302	46,022	51,324	13,237	11/3/2009	5-40
Preston Sherry Plaza	Dallas, TX	1	33,000	7,500	22,303	29,803	7,960	7,500	30,263	37,763	11,521	12/16/2009	1-40
Harborside Plaza	Northern New Jersey	1	—	16,800	193,742	210,542	20,487	16,800	214,229	231,029	79,502	6/25/2010	3-40
Sybase Drive	East Bay, CA	1	—	8,400	136,797	145,197	179	8,400	136,976	145,376	64,638	6/25/2010	7-40
Venture Corporate Center	South Florida	3	—	12,047	34,151	46,198	611	12,048	34,761	46,809	4,862	8/6/2015	1-40
Bank of America Tower	South Florida	1	—	5,030	30,917	35,947	(614)	5,030	30,303	35,333	2,278	12/11/2015	1-40
Total Office Properties		23	$85,500	$178,870	$868,714	$1,047,584	$61,594	$171,176	$938,002	$1,109,178	$283,216

				Initial Cost to Company				Gross Amount Carried at December 31, 2016
Property	Market	No. of Buildings	Encumbrances (1)	Land	Buildings and Improvements (2)	Total Costs	Cost Capitalized or Adjustments Subsequent to Acquisition (4)	Land	Buildings and Improvements (2)	Total Costs (3, 4)	Accumulated Depreciation (4)	Acquisition Date	Depreciable Life (years)
Industrial Properties:
Shiloh Road	Dallas, TX	3	$—	$5,162	$30,192	$35,354	$574	$5,165	$30,763	$35,928	$12,174	12/21/2006	6-40
7000 Riverport	Louisville, KY	1	—	1,124	6,821	7,945	1,162	1,124	7,983	9,107	2,853	9/17/2008	1-40
7050 Riverport	Louisville, KY	1	—	672	3,862	4,534	259	672	4,121	4,793	1,718	9/17/2008	5-40
7201 Riverport	Louisville, KY	1	—	1,130	6,614	7,744	716	1,130	7,330	8,460	2,659	9/17/2008	3-40
South Columbia	Central Kentucky	1	—	730	25,092	25,822	5,018	730	30,110	30,840	12,072	6/25/2010	4-40
Total Industrial Properties		7	$—	$8,818	$72,581	$81,399	$7,729	$8,821	$80,307	$89,128	$31,476

				Initial Cost to Company				Gross Amount Carried at December 31, 2016
Property	Market	No. of Buildings	Encumbrances (1)	Land	Buildings and Improvements (2)	Total Costs	Cost Capitalized or Adjustments Subsequent to Acquisition (4)	Land	Buildings and Improvements (2)	Total Costs (3, 4)	Accumulated Depreciation (4)	Acquisition Date	Depreciable Life (years)
Retail Properties:
Bandera Road	San Antonio, TX	1	$—	$8,221	$23,472	$31,693	$379	$8,221	$23,851	$32,072	$8,060	2/1/2007	1-40
Beaver Creek	Raleigh, NC	1	26,200	13,017	31,375	44,392	1,322	13,017	32,697	45,714	10,258	5/11/2007	1-40
Centerton Square	Philadelphia, PA	1	67,800	26,488	76,838	103,326	1,982	26,488	78,820	105,308	26,424	5/11/2007	1-40
CB Square	Jacksonville, FL	1	—	3,768	16,660	20,428	(871)	3,768	15,789	19,557	4,387	6/27/2007	2-40
Braintree	Greater Boston	1	—	9,270	31,266	40,536	878	9,270	32,144	41,414	10,532	8/1/2007	1-40
Holbrook	Greater Boston	1	—	3,828	10,073	13,901	487	3,828	10,560	14,388	4,339	8/1/2007	1-40
Kingston	Greater Boston	1	10,574	8,580	12,494	21,074	2,345	8,580	14,839	23,419	5,180	8/1/2007	1-40
Manomet	Greater Boston	1	—	1,890	6,480	8,370	379	1,890	6,859	8,749	2,420	8/1/2007	2-40
Orleans	Greater Boston	1	—	8,780	23,683	32,463	362	8,780	24,045	32,825	7,735	8/1/2007	1-40
Sandwich	Greater Boston	1	15,825	7,380	25,778	33,158	693	7,380	26,471	33,851	7,941	8/1/2007	1-40
Wareham	Greater Boston	1	24,400	13,130	27,030	40,160	2,205	13,130	29,235	42,365	9,584	8/1/2007	1-40
Abington	Greater Boston	1	—	14,396	594	14,990	—	14,396	594	14,990	594	8/1/2007	—
Hyannis	Greater Boston	1	—	10,405	917	11,322	—	10,405	917	11,322	469	8/1/2007	18-68
Mansfield	Greater Boston	1	—	5,340	16,490	21,830	—	5,340	16,490	21,830	4,764	8/1/2007	16-86
Meriden	Greater Boston	1	—	6,560	22,014	28,574	(1)	6,559	22,014	28,573	6,705	8/1/2007	13-43
Weymouth	Greater Boston	2	16,000	5,170	19,396	24,566	(251)	4,913	19,402	24,315	6,248	8/1/2007	4-40
Whitman 475 Bedford Street	Greater Boston	1	—	3,610	11,682	15,292	—	3,610	11,682	15,292	3,489	8/1/2007	16-56
Brockton Eastway Plaza	Greater Boston	1	—	2,530	2,074	4,604	1,016	2,530	3,090	5,620	1,268	8/1/2007	1-40
Cohasset	Greater Boston	1	—	3,920	7,765	11,685	1,068	3,920	8,833	12,753	2,860	8/1/2007	1-40
Hanover	Greater Boston	1	—	1,490	5,084	6,574	905	1,490	5,989	7,479	1,917	8/1/2007	1-40
Brockton Westgate Plaza	Greater Boston	1	—	3,650	6,507	10,157	273	3,650	6,780	10,430	2,503	8/1/2007	2-40
Harwich	Greater Boston	1	5,035	5,290	8,814	14,104	—	5,290	8,814	14,104	2,521	10/18/2007	21-40

New Bedford	Greater Boston	1	7,221	3,790	11,152	14,942	—	3,790	11,152	14,942	3,054	10/18/2007	22-40
Norwell	Greater Boston	1	4,392	5,850	14,547	20,397	—	5,850	14,547	20,397	4,263	10/18/2007	15-65
Greater DC Retail	Washington, DC	1	70,000	19,779	42,515	62,294	573	19,781	43,086	62,867	15,583	4/6/2009	1-40
Springdale	Greater Boston	1	—	11,866	723	12,589	8	11,866	731	12,597	385	2/18/2011	6-62
Saugus	Greater Boston	1	—	3,783	9,713	13,496	120	3,783	9,833	13,616	4,529	3/17/2011	3-40
Durgin Square	Greater Boston	2	—	7,209	21,055	28,264	1,191	7,209	22,246	29,455	3,604	5/28/2014	1-40
Salt Pond	Greater Boston	2	—	8,759	40,233	48,992	(324)	8,759	39,909	48,668	4,707	11/4/2014	1-40
South Cape	Greater Boston	6	—	9,936	27,552	37,488	(10)	10,307	27,171	37,478	2,928	3/18/2015	1-40
Shenandoah	South Florida	3	10,523	10,501	27,397	37,898	12	10,501	27,409	37,910	2,308	8/6/2015	1-40
Chester Springs	Northern New Jersey	4	—	7,376	51,155	58,531	428	7,376	51,583	58,959	3,879	10/8/2015	1-40
Yale Village	Tulsa, OK	4	—	3,492	30,655	34,147	(109)	3,492	30,546	34,038	1,319	12/9/2015	3-40
Suniland Shopping Center	South Florida	4	—	34,804	33,902	68,706	13	34,804	33,915	68,719	1,462	5/27/2016	1-40
Total Retail Properties		53	$257,970	$293,858	$697,085	$990,943	$15,073	$293,973	$712,043	$1,006,016	$178,219
Grand Total		83	$343,470	$481,546	$1,638,380	$2,119,926	$84,396	$473,970	$1,730,352	$2,204,322	$492,911
_______________________________

(1)	Encumbrances represents mortgage debt principal balances encumbering each property as of December 31, 2016.

(2)	Building and improvements include intangible lease assets.

(3)	As of December 31, 2016, the aggregate cost for federal income tax purposes of investments in real property was approximately $1.7 billion (unaudited).

(4)
Amount is presented net of impairments and other write-offs of tenant-related assets that were recorded at acquisition as part of our purchase price accounting. Such write-offs are the results of lease expirations and terminations.

The following table summarizes activity for real estate and accumulated depreciation for the years ended December 31, 2016, 2015 and 2014 (amounts in thousands).

	For the Year Ended December 31,
	2016	2015	2014
Investments in real estate:
Balance at the beginning of the year	$2,380,174	$2,472,926	$2,570,480
Acquisitions of operating properties	68,706	357,811	158,221
Improvements	30,006	25,557	12,512
Basis of operating properties disposed of	(271,887)	(467,996)	(258,787)
Impairment of real property	(2,677)	(8,124)	(9,500)
Balance at the end of the year (1)	$2,204,322	$2,380,174	$2,472,926
Accumulated depreciation:
Balance at the beginning of the year	$505,957	$523,246	$502,847
Real estate depreciation and amortization expense	80,105	83,114	88,994
Above-market lease assets amortization expenses	5,515	5,216	6,708
Accumulated depreciation and amortization written off (2)	(98,666)	(105,619)	(75,303)
Balance at the end of the year	$492,911	$505,957	$523,246
_______________________________

(1)	Amounts for the year ended December 31, 2014 include approximately $30.1 million of investments in real estate related to properties classified as held for sale.

(2)	Amounts represent accumulated depreciation and amortization written off due to real property dispositions and early lease termination.